Exhibit 10.14
LEASE AGREEMENT

BETWEEN

TODA AMERICA, INC.,
a California corporation
("LANDLORD")

AND

PAGERDUTY,
a Delaware corporation
("TENANT")

600 TOWNSEND STREET
SAN FRANCISCO, CALIFORNIA

TABLE OF CONTENTS
2.    LEASE GRANT    5
3.    POSSESSION.    5
4.    RENT.    6
5.    COMPLIANCE WITH LAWS; USE.    7
6.    ELECTRICITY.    9
7.    BUILDING SERVICES.    11
8.    LEASEHOLD IMPROVEMENTS.    14
9.    REPAIRS AND ALTERATIONS.    14
10.    LANDLORD'S ACCESS.    18
11.    TENANT PARKING.    19
12.    ASSIGNMENT AND SUBLETTING.    20
13.    LIENS.    25
14.    INDEMNITY AND WAIVER OF CLAIMS.    25
15.    INSURANCE.    26
16.    SUBROGATION.    28
17.    CASUALTY DAMAGE.    29
18.    CONDEMNATION.    31
19.    DEFAULTS.    31
20.    REMEDIES    32
21.    LIMITATION OF LIABILITY.    35
22.    TRANSFER OF LANDLORD'S INTEREST.    36
23.    RESERVED.    36
24.    HOLDING OVER.    36
25.    SUBORDINATION TO MORTGAGES AND OTHER DOCUMENTS; ESTOPPEL CERTIFICATE.    37
26.    LETTER OF CREDIT.    39
27.    NOTICES.    42
28.    SURRENDER OF PREMISES.    43
29.    OPTION TO RENEW.    43
30.    CONFIDENTIALITY.    46
31.    SIGNAGE RIGHTS.    47
32.    FINANCIAL STATEMENTS    47
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33.    MISCELLANEOUS.    48

EXHIBIT A    FLOOR PLAN OF PREMISES
EXHIBIT B    OPERATING EXPENSES AND PROPERTY TAXES
EXHIBIT C    BUILDING RULES AND REGULATIONS
EXHIBIT D    RESERVED
EXHIBIT E    TENANT ESTOPPEL CERTIFICATE
EXHIBIT F    LETTER OF CREDIT FORM
EXHIBIT G    DEFINITIONS
EXHIBIT H    WORK LEITER
EXHIBIT I    COMMENCEMENT DATE LETTER

LEASE AGREEMENT
THIS LEASE AGREEMENT (the "Lease") is made and entered into as of this 17 day of September, 2015 (the "Effective Date"), by and between TODA AMERICA, INC., a California corporation ("Landlord") and PAGERDUTY, a Delaware corporation ("Tenant").
1.Basic Lease Information.
1.01"Building" shall mean the building located at 600 Townsend Street, San Francisco, California and commonly known as 600 Townsend. "Rentable Square Footage of the Building" is stipulated by Landlord and Tenant to be 203,768 square feet.
1.02"Premises" shall mean a portion of the Building consisting of the second (2nd) floor of the Building and known as Suite 200, as substantially shown on Exhibit A to this Lease. The "Rentable Square Footage of the Premises" is deemed to be approximately 42,118 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises as described herein are correct and will not be subject to remeasurement during the Initial Term.
"Commencement Date" shall mean the earlier to occur of (a) November 1, 2015, or (b) the first date that Tenant commences business operations in the Premises (with the parties agreeing that fixturing and/or cabling activities and moving-in activities shall not constitute business operations for this purpose).
1.03"Target Delivery Date" shall mean November 1, 2015.
1.04"Rent Commencement Date" shall mean, with respect to Base Rent, the date that is seven (7) months after the Commencement Date.
1.05"Expiration Date" shall mean the last day of the calendar month in which the seventh (7th) anniversary of the day immediately preceding the Commencement Date occurs.
1.06"Term" shall mean the period commencing on the Commencement Date and ending on the Expiration Date, unless terminated early in accordance with this Lease. If this Lease shall grant to Tenant one or more Extension Options, the portion of the Term ending on the Expiration Date specified above shall also be referred to herein as the "Initial Term", and if one or more Extension Options shall be duly exercised by Tenant, the "Term" shall refer to the Initial Term and each such applicable Extension Term, unless terminated early in accordance with this Lease.
1.07"Permitted Use'' shall mean general, administrative and executive office use consistent with a first-class office building.
1.08"Base Rent":

Lease Year	Annual Base Rate Per Square Ft	Annual Base Rent	Monthly Base Rent
1*	$62.00	$2,611,316.00	$217,609.67
2	$63.86	$2,689,655.48	$224,137.96

3	$65.78	$2,770,522.04	$230,816.84
4	$67.75	$2,853,494.50	$237,791.21
s	$69.78	$2,938,994.04	$244,916.17
6	$71.87	$3,027,020.66	$252,251.72
7	$74.03	$3,117,995.54	$259,832.96
*Subject to abatement in accordance with the terms of Section 4.01, below.
1.09"Tenant's Pro Rata Share" shall be computed by dividing the Rentable Square Footage of the Premises by the Rentable Square Footage of the Building and, as of the date of this Lease, shall be 20.7%.
1.10"Full L C Amount": $2,394,709, subject to reduction in accordance with Section 26, below.
1.11"Base Year": Calendar year 2016.
1.12"Broker": JLL, representing Tenant, and CBRE, Inc., representing Landlord.
1.13Addresses for Notices

To: Tenant Prior to the Commencement Date: 501 Second Street, Suite 100 San Francisco, California 94107 Attn: Corporate Controller	With a copy to: Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 Attn: Jonathan M. Kennedy/ Kathleen K. Bryski
After Commencement Date: At the Premises Attn: Corporate Controller
To: Landlord c/o Bay West Group 2 Henry Adams St. Suite 450 San Francisco, CA 94103 Attn: Tim Treadway	With a copy to: Paul Hastings LLP 55 Second St., 24th Floor San Francisco, CA 94105 Attn: Graham Babbitt

1.14Address for Payments: All payments payable to Landlord under this Lease shall be sent to the following address or to such other address as Landlord may designate, or by wire transfer as indicated below.
c/o Bay West Group 2
Henry Adams St. Suite 450
San Francisco, CA 94103
Attn: Tim Treadway
If by Wire Transfer:

MUFG Union Bank, N.A.
ABA# 122000496
Account Name: Toda America, Inc.
Account# 0320201810
All capitalized terms used without definition in the text of this Lease are as defined in this Article 1 (Basic Lease Information) or in the Definitions set forth in Exhibit G to this Lease.
2.Lease Grant
The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated as Common Areas, subject to the terms, conditions, and provisions set forth in this Lease.
3.Possession.
3.01Subject to Landlord's obligation to perform the Landlord Work, the Premises are accepted by Tenant in "As Is" condition and configuration without any representations or warranties by Landlord. Except as otherwise set forth in this Lease, Tenant acknowledges and agrees that (a) Landlord has not made any representation or warranty with respect to (i) the condition of the Premises, the Building or the Project or (ii) the suitability or fitness of any of the same for the conduct of Tenant's Permitted Use, its business or for any other purpose and (b) the purpose of Exhibit A is to show the approximate location of the Premises in the Building, only, and that such Exhibit A is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, or the elements thereof, or of the accessways to the Premises, the Building or the Project, or any portion thereof. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Project and the Building were at such time in good and sanitary order. Landlord shall endeavor to deliver possession of the Premises to Tenant in the condition required (in connection with such delivery) under this Lease and the Work Letter (the "Delivery Condition") prior to or on the Target Delivery Date; provided, however, that in the event that such delivery is delayed for any reason or the Delivery Date otherwise does not occur on or before the Target Delivery Date, this Lease shall not be void or voidable (or terminable by Tenant), the Term of this Lease shall not be extended, and Landlord shall not be liable to Tenant for any loss or damage resulting from such delay or from the failure of the delivery of possession of the Premises to occur on any particular date.
3.02Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a Commencement Date Letter substantially in the form attached as Exhibit I. Tenant's failure to execute and return the Commencement Letter shall in no way
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affect the Commencement Date, Rent Commencement Date or Expiration Date under this Lease.
4.Rent.
4.01Subject to the provisions of this Lease, commencing on the Commencement Date, Tenant agrees to pay during the Term of this Lease as Base Rent ("Base Rent") for the Premises the sums shown for such periods shown in Section 1.09. Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as "Rent"). "Additional Rent'' means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Base Rent shall be payable in equal monthly installments as set forth in Section 1.09 in advance on or before the first day of each and every calendar month during the Term without notice or demand. All other items of Rent shall be due and payable by Tenant on or before the date 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by wire transfer pursuant to an account designated by Landlord upon request or by other means acceptable to Landlord. Rent for any partial month during the Term shall be prorated. Notwithstanding anything herein to the contrary and provided that a Default has not occurred under this Lease, Tenant's obligation to pay Base Rent for months one (I) through seven (7) of the Initial Term (the "Abatement Period") shall be abated (the "Abated Monthly Base Rent''). Should a Default occur at any time prior to the expiration of the Abatement Period, then Tenant's right to any future abatement of any Base Rent pursuant to this Section 4.01 shall automatically terminate and shall be of no further force and effect.
4.02If any installment of Rent or any other sum due from Tenant under this Lease shall not be received by Landlord when due, Tenant shall pay Landlord an administration fee equal to five percent (5%) of such past due Rent; provided, however, that Tenant shall be entitled to notice of nonpayment and a five (5) day cure period prior to the imposition of such administration fee with respect to the first (1st) occasion during the Term that an installment of Rent is not timely paid. In addition, past due Rent shall accrue interest at 18% per annum but not more than the maximum amount permitted by applicable Law (the "Default Rate"). Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.
4.03Notwithstanding anything to the contrary contained herein, upon execution and delivery of this Lease, Tenant shall pay to Landlord the installment of Base Rent representing the first full calendar month of the Term after the Rent Commencement Date; such prepaid Base Rent will be applied to the Base Rent payable hereunder immediately following the expiration of the Abatement Period.
4.04Tenant shall pay Tenant's Pro Rata Share of excess Property Taxes and excess Operating Expenses in accordance with Exhibit B of this Lease. Without limitation on any other obligations of Tenant which survive the expiration or sooner termination of the Term, the obligations of Tenant to pay and/or Landlord to reconcile and reimburse, if applicable, the Additional Rent provided for in Exhibit B shall survive the expiration or sooner termination of the Term.
4.05In addition to the Base Rent and all other forms of Additional Rent payable by Tenant hereunder, Tenant shall reimburse Landlord within fifteen (15) days of written demand as Additional Rent for any and all taxes, impositions or similar fees or charges (other than any of the same actually included by Landlord in Property Taxes with respect to the Expense Year in question) payable by or imposed or assessed upon Landlord upon or with respect to (or measured by or otherwise attributable to the cost or value of): (a) any fixtures, equipment or other personal property located or installed in or about the Premises by or on behalf of Tenant; (b) any Leasehold Improvements made in or to the Premises by or for Tenant (without regard to ownership of such improvements) if and to the extent the original cost, replacement cost or value thereof (as determined in good faith by Landlord in accordance with Institutional Owner Practices) exceeds Fifty Dollars ($50.00) per Rentable Square Foot contained in the Premises; (c) the Rent payable hereunder, including, without limitation, any gross receipts tax, sales taxes, use taxes, license fee or excise tax levied by any governmental authority; (d) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including without limitation any applicable possessory interest taxes); or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
5.Compliance with Laws; Use.
5.01The Premises shall be used for the Permitted Use and for purposes reasonably incidental thereto consistent with a first class office project, and Tenant shall not use the Premises, or permit the Premises to be used, for any other use whatsoever. Subject to Landlord's prior written approval of plans therefore, Tenant shall have the right to use a portion of the Premises for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a kitchen/pantry facility (which in no event may include gas stoves or other gas appliances) for Tenant's employees and guests only (in no event shall such kitchen/pantry facility be open to or serve the general public), including the installation of one or more dishwashers on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such kitchen/pantry facility uses (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire suppression systems), copies of which shall be delivered to Landlord prior to Tenant's installation of any alterations in the Premises in connection with such kitchen/pantry facility uses; and (ii) in no event may such kitchen/cooking facility require any alterations to the Base Building. Tenant will additionally have the right to devote a reasonable portion of the Premises towards the operation of a fitness/wellness center for Tenant's employees (including, at Tenant's option, shower and/or locker facilities) subject to such reasonable rules and regulations regarding such operations as Landlord may implement for such fitness center. The uses prohibited under this Lease include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use or in-house training of Tenant's employees; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow the average occupancy density of use of the total Premises to exceed a density of five (5) occupants per thousand Rentable Square Feet (5/1,000) contained in the Premises (the "Standard Density"). Tenant may, however, occupy the Premises at a density greater than the Standard Density (but not greater than seven (7) occupants per thousand Rentable Square Feet (7/1,000)), provided that such occupancy density is in compliance with applicable Law; Tenant acknowledges that the Building Systems are not designed to service space occupied at a density greater than the Standard Density, and, as a consequence, if and to the extent that Tenant desires additional HVAC services or electrical infrastructure to service any portion of the Premises as a result of Tenant's occupancy of any portion of the Premises at a density greater than the Standard Density, Tenant will bear the actual cost of providing such additional HVAC service or electrical infrastructure as well as the cost of any additional wear and tear on, or maintenance of, the Building or Building Systems as a result of occupancy beyond the Standard Density at any time. During the Tenn on each anniversary of the Effective Date, upon written request by Landlord, Tenant shall deliver to Landlord a certification stating the then-current and average density of the Premises during the preceding year. Additionally, Tenant's employees will be allowed to bring bicycles into the Premises provided that only the Building's freight elevator is used for such purpose (Landlord will not charge any fee for such freight elevator usage). The indemnification provisions of this Lease shall apply to any claims relating to kitchen, pantry, fitness/wellness center, shower and locker room facilities.
5.02Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct Tenant's Permitted Use. Tenant shall, at its sole cost and expense, comply with all Laws applicable to (a) the operation of Tenant's business in the Premises and (b) the use, condition, configuration, improvement and occupancy of the Premises. Notwithstanding the foregoing, Landlord (rather than Tenant) shall be responsible for complying with all such requirements relating to the Building structure, Building Systems and Common Areas, except to the extent such compliance is triggered by (a) Tenant's particular use of the Premises as opposed to office use, (b) Tenant's construction of Alterations in the Premises that are not office improvements or receives regarding an alleged violation of Law applicable to the foregoing. Should any federal, state or local governmental agency having jurisdiction with respect to the establishment, regulation or enforcement of occupational, health or safety standards for employers, employees or tenants impose on Landlord or on Tenant at any time now or in the future any requirement or Law relating in any manner to the Premises or occupancy thereof, Tenant shall, at its sole cost and expense, comply promptly (or at Landlord's election, bear the cost of such compliance as effected by Landlord} with such requirement or Law.
5.03Tenant shall, at its sole cost and expense, promptly comply with all other Laws that relate to the Premises. Tenant shall also, at its sole cost and expense, promptly comply with all Laws relating to the Base Building, but only to the extent such obligations are triggered by (a} Tenant's use of the Premises (other than for general office use) or (b) Alterations or improvements in the Premises performed or requested by Tenant. "Base Building" shall mean the structural portions of the Building, the public restrooms, elevators, exit stairwells (and other Common Areas), and the Building mechanical, electrical life safety, HVAC and plumbing systems and equipment serving the Building (the "Building Systems'').
5.04Tenant shall, at its sole cost and expense, comply with (a) all recorded covenants, conditions and restrictions ("CC&RS's") now or hereafter affecting the Project, (b) any special use permit, zoning variance, conditional use permit or planned development permit applicable to the Project, and any other zoning or governmental land use Law applicable to the Premises or the Project, and (c) the Building Rules and Regulations attached as Exhibit C and such other rules and regulations adopted by Landlord in good faith from time to time, including rules and regulations for the performance of Alterations. Landlord shall not enforce such Building Rules and Regulations in a manner that discriminates against Tenant. In the event of any conflict between the provisions of this Lease and the provisions of any such rules and regulations, the terms and conditions of this Lease shall control. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or allow the Premises to be used for any unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Project.
6.Electricity.
6.01Landlord will provide at all times, electric current as required for Building standard lighting and fractional horsepower office machines and adequate electrical wiring and facilities for connection to the lighting fixtures and incidental use equipment of Tenant sufficient to provide five (5) watts per usable square foot of the Premises ("Standard Electrical Capacity"); provided, however, that notwithstanding any provision of this Lease to the contrary the total connected electrical load for all of the incidental use equipment located in the Premises shall in no case exceed the Standard Electrical Capacity with the electricity so furnished for incidental use equipment to be at a nominal one hundred twenty (120) volts and with no electrical circuit for the supply of such equipment to require a current capacity exceeding twenty (20) amperes, and the total connected electrical load for Tenant's lighting fixtures within the Premises shall in no case exceed the Standard Electrical Capacity, and the electricity so furnished for Tenant's lighting to be at a nominal one hundred twenty (120) volts. Without Landlord's consent, Tenant shall not install, or permit the installation, in the Premises of any computers, word processors, electronic data processing equipment or other type of equipment or machines which will increase Tenant's use of electric current in excess of the Standard Electrical Capacity (any such excess, "Excess Electrical Requirements"). If Tenant shall require or utilize Excess Electrical Requirements, Landlord, at its election in its sole and absolute discretion (a) may refuse to grant its consent or (b) may condition its consent upon Tenant's payment in advance of Landlord's total direct and indirect cost (including, without limitation, a reasonable administration fee) of designing, installing, maintaining and providing any additional facilities reasonably determined by Landlord to be required to satisfy such Excess Electrical Requirements (or otherwise related to the additional wear on Building Systems associated therewith). If Tenant's actual electricity consumption for any portion of the Premises, as determined in good faith by Landlord pursuant to such measurement method or methods as Landlord shall employ from time to time (including, without limitation, the use of submeters and/or pulse meters, electrical surveys and/or engineer's estimates) constitutes Excess Electrical Requirements, Tenant shall pay to Landlord, as Additional Rent in addition to those costs otherwise payable by Tenant pursuant to Exhibit B, the sum of (i) Landlord's actual direct and indirect costs of supplying such Excess Electrical Requirements, including, without limitation, all taxes thereon, and the reasonably calculated cost of additional wear on Building Systems resulting from such excess consumption, (ii) all of Landlord's costs of monitoring and measuring such excess consumption and (iii) Landlord's reasonable administration fee. If Tenant's Excess Electrical Requirements will materially affect the temperature level in the Premises or in the Building, Landlord's consent may be conditioned upon Tenant's payment of all direct and indirect costs of installation and operation of any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including, but not limited to, the cost of modifications to the Building Systems and increased wear and tear on existing HVAC equipment. Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reason, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements. Tenant covenants that at all times its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building or the Project, provided that such feeders, risers or electrical installations are sufficient to provide the Standard Electrical Capacity. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non Building standard lighting fixtures within the Premises, which work will, at Tenant's option, be contracted for by Landlord for Tenant's account.
6.02Currently, the cost of providing electricity for Tenant's consumption within the Premises (and electricity for consumption within the premises of each other tenant in the Building generally) is included within Operating Expenses. For Tenant alone and/or for one or more (or all) of the tenants in the Building, Landlord shall have the option of installing sub meters at Landlord's expense to measure Tenant's consumption of electrical energy within the Premises (and/or to measure the consumption of electrical energy within the premises of some or all of the other tenants in the Building) and to charge individual tenants on the basis of their individual electricity consumption within their Premises, as so metered, or to elect for Tenant to pay directly to the utility company for such services. If Landlord exercises such option with respect to the measurement (and imposition of direct charges for) consumption of electrical energy within the Premises (or for such portion of such consumption that Landlord reasonably determines to so submeter) (in either case, "Submetered Premises Electricity Consumption"), at the election of Landlord, for such periods as Landlord shall determine in good faith (i) Tenant accompanied by reasonable back-up documentation) from time to time, but no more frequently than monthly, for the consumption of electrical energy at the then applicable utility rate for such Submetered Premises Electricity Consumption within the Premises (plus applicable taxes, assessments and charges) plus Landlord's commercially reasonable charge for overhead and supervision of such process, and (ii) there shall be deleted from the calculation of Operating Expenses, all charges for electricity consumption within the premises of all tenants in the Building (to the extent such consumption is submetered in the Premises). In the event of Landlord's election to utilize such direct metering and direct charges, thereafter, Landlord shall have the right, in its sole discretion, to terminate the practice of such direct consumption charges. Landlord's rights under this Section 6.02 shall be in addition, and without prejudice, to Landlord's rights to measure Excess Electrical Requirements under Section 6.01. Notwithstanding the foregoing, the Premises is currently separately submetered for electricity and Tenant shall pay all electricity charges directly to PG&E; and, accordingly, for so long as Landlord so elects for Tenant to pay all electricity charges directly to PG&E, Operating Expenses will not include the cost of electricity consumption within the Premises (other than costs related to Excess Electrical Requirements as provided in Section 6.01) or any other tenant's premises and, should Landlord subsequently elect to terminate the practice of such direct consumption charge to the Premises, Operating Expenses will be adjusted to include such electrical charges and Base Year Operating Expenses will be similarly adjusted to include electricity charges to the Premises for the Base Year, calculated in accordance with Exhibit B.
7.Building Services.
7.01As long as Tenant is not in Default under this Lease, as part of Operating Expenses for the Premises and subject to the provisions of this Lease, Landlord agrees to furnish or cause to be furnished during the Term the following utilities and services, subject to the conditions and standards set forth herein:
A.City water from the regular Building outlets for use in the Base Building lavatories and pantry to be drawn from the public lavatory in the core of the floor or floors on which the Premises is located; if Tenant elects to install a kitchen in the Premises, Landlord agrees to provide water service to such kitchen, provided that (i) Tenant shall be responsible for the cost (subject to the application of the Tenant Improvement Allowance) of extending any water supply infrastructure from the connection to the second (2nd) floor to said kitchen and (ii) any such water consumed at such kitchen shall be separately metered, measured or calculated and Tenant shall be responsible for the actual cost of consumption of such water (plus Landlord's cost incurred in the calculation of such consumption);
B.heat, ventilation and air conditioning in season during Building Service Hours, except for the date of observation of New Year's Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord's good faith discretion, other state and nationally recognized holidays selected by Landlord which are consistent with institutional Owner Practices (collectively, the "Holidays") in accordance with the terms and conditions set forth in Section 7.03 below, although Tenant shall have the right to receive HVAC service during hours other than Building Service Hours ("After Hours HVAC") by paying Landlord's then prevailing charges (reflecting Landlord's good faith estimate of Landlord's actual direct and indirect cost of providing such After Hours HVAC to an individual floor or zone including, without limitation, the cost of utility service, accelerated wear and tear and depreciation of Building Systems, labor required for processing Tenant After Hours HVAC requests and operating the Building HVAC system, together with a reasonable administration fee) for supplying such After Hours HVAC (collectively, the "After Hours
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HVAC Rate") within thirty {30) days of receipt of a reasonably detailed bill therefor, and providing Landlord's property management office with prior written or electronic mail notice {which at a minimum shall be 24 hours written notice for weekday use and written notice prior to 8 a.m. on Friday for weekend use) of Tenant's desired After Hours HVAC use and upon such additional reasonable conditions as shall be determined by Landlord from time to time. As of the Effective Date, Landlord's After Hours HVAC rate is $50.00 per hour. Tenant shall be responsible for and shall pay to Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment) incurred by Landlord because of the failure of the HVAC system to perform its function due to arrangement of partitioning in the Premises or changes or alterations thereto or from any use by Tenant of heat-generating machinery or equipment other than normal office equipment, including small photocopying machines and personal computers not linked to a central mainframe at the Premises; (c) passenger and freight elevator service in accordance with the terms and conditions set forth in Section 7.02 below; (d) electricity in accordance with the terms and conditions of Article 6;
C.access to the Building and Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, at the election of Landlord in its sole discretion, sign-in procedures and/or presentation of identification cards; provided, however, that Landlord shall at all times provide a security system(s) and procedures for the Building which are consistent with other Class "A" projects in the South of Market Area, including but not limited to a security desk manned by building security or property management personnel on a 24/7 basis. Tenant recognizes to the extent Landlord provides the same, any access control or security services provided by Landlord at the Project are for the protection of Landlord's property and under no circumstances shall Landlord be responsible for, and in any case, Tenant waives any and all claims and rights with respect to the provision of access control services, security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project. Tenant may, at its sole cost and expense, install its own security system ("Tenant's Security System") in the Premises; provided, however, that (i) Tenant's Security System shall be compatible with the Building Systems (ii) the plans and specifications for Tenant's Security System shall be subject to Landlord's prior written approval, and (iii) the installation of Tenant's Security System shall otherwise be subject to the terms and conditions of Section 9 of this Lease and/or the Work Letter;
D.window-washing services to the Common Areas and exterior of the Premises windows only; and
E.such other services as Landlord in good faith determines are necessary or appropriate for the Property.
Any amounts which Tenant is required to pay to Landlord pursuant to this Section 7.01 shall be payable within ten (IO) days following written demand by Landlord accompanied by reasonably detailed backup documentation and shall constitute Additional Rent. From time to time during the Term, Landlord shall have the right to modify the services provided to Tenant hereunder; provided that such modified services are consistent with Institutional Owner Practices.
Except as provided otherwise herein (including, without limitation, with respect to the After Hours HVAC Rate and in any instance in which an express cost (or cost formula) is provided in this Lease), Tenant shall reimburse Landlord for Landlord's Actual Costs of providing any utilities and/or services to Tenant in excess of those utilities and/or services which

Landlord is obligated to provide to Tenant under the terms of this Lease. For purposes of this Lease, "Actual Costs" shall mean the incremental, out-of-pocket costs paid to third parties without a markup for administration, profit, overhead or depreciation.
Landlord shall not provide janitorial services to the Premises. Such services shall be provided by and paid for by Tenant, using a janitorial contractor selected by Tenant, and reasonably approved by Landlord.
7.02Landlord shall provide non-exclusive, non-attended automatic passenger elevator service to the floor of the Premises of the Building during Business Service Hours on Business Days in a manner consistent with Institutional Owner Practices, with at least one elevator being subject to call at all other times. In addition, Landlord shall make available to Tenant at least one freight elevator serving the Premises upon Tenant's prior request, on a non-exclusive "first come, first serve" basis with other Building tenants, on all Business Days during Business Service Hours. Overtime freight elevator service shall be scheduled in advance with Landlord according to the Building Rules and Regulations, subject to labor restrictions at the Building and applicable union contract requirements if applicable.
7.03Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, the "Mechanical Areas"), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord's access thereto or the moving of Landlord's equipment to and from the Mechanical Areas. Tenant shall not enter the Mechanical Areas or tamper with, adjust, or otherwise affect the Mechanical Areas or install any supplementary or auxiliary HVAC equipment to serve the Premises without Landlord's prior consent in each instance, which Landlord may grant, condition or withhold in its sole and absolute discretion. Landlord shall not be responsible if the normal operation of the Building System providing HVAC to the Premises (the "HVAC System") shall fail to provide (or shall provide less) cooled or heated air, as the case may be, by reason of (a) any machinery or equipment installed by or on behalf of Tenant, which shall have an electrical load in excess of the average electrical load set forth in this Lease (or as specified by Landlord), or (b) any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant. Tenant at all times shall reasonably cooperate with Landlord and shall abide by the Building Rules and Regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
7.04Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in Section 7.01 (or elsewhere under this Lease) when such failure is caused by accident. breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause, and, in such event, Tenant shall not be entitled to any damages (or any other remedy) nor shall any failure or interruption abate or suspend Tenant's obligation to pay Base Rent and/or Additional Rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. In the event any governmental or quasi-governmental authority or public utility promulgates or revises any Law or issues mandatory controls or voluntary guidelines relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any action to comply with such Law, mandatory control or voluntary guideline as Landlord shall determine in good faith is appropriate under the circumstances (and is consistent with Institutional Owner Practices) without affecting Tenant's obligations hereunder, or giving rise to any right or remedy of Tenant hereunder. Landlord makes no representation with respect to the adequacy or fitness of the Building's

HVAC system to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment.
8.Leasehold Improvements.
All improvements in and to the Premises, including any Alterations (collectively, "Leasehold Improvements") shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, in compliance with all applicable Laws, shall remove any Cable and close up any slab penetrations in the Premises. In addition, Landlord, by written notice to Tenant at least thirty (30) days prior to the Expiration Date, may notify Tenant that all or any portion of such Alterations constitute a Required Removable (defined below) which Tenant will be required, at Tenant's expense, to remove at the Expiration Date (or upon sooner termination of this Lease); notwithstanding the foregoing, if Tenant, in its request for consent to any Alterations, expressly requests that Landlord notify Tenant concurrently with its consent (if consent is granted) as to whether the Alterations in question will be Required Removables, Landlord will, concurrently with Landlord's consent to such Alteration (if such consent is granted) notify Tenant as to whether such Alterations (or any portion thereof) constitute a Required Removable which must be removed as described above at the end of the term, failing which Landlord will be deemed to have waived its right to require removal of such Alteration(s). As used herein, "Required Removables" means any Alterations that, in Landlord's good faith judgment. are of a nature which would likely be unusable (or not desire to be used) by most subsequent full floor tenants. Whether or not stated at the time Landlord gives consent to any Alterations, Required Removables shall always include, without limitation, Cable, internal stairways, fountains, fish tanks, raised computer floors, raised floors, personal baths, restrooms and/or showers, supplemental HYAC units and equipment, vaults, rolling file systems, kitchen, gym or fitness facilities and equipment. locker or shower facilities and structural alterations and modifications. Required Removables shall be removed by Tenant prior to the Expiration Date (or any earlier date of termination of this Lease). At least fifteen (15) days prior to commencing the removal of any Cable or Required Removables or the closing of any slab penetrations, Tenant shall notify Landlord of its intention to remove such Cable or Required drawings describing the proposed removal, and if Landlord notifies Tenant within such fifteen (15) day period, Tenant shall not remove such Cable and/or Required Removables and/or close such slab penetrations, and the Cable and/or Required Removables not so removed shall become the property of Landlord upon the Expiration Date or sooner termination of the Tenn. Tenant shall repair all damage to the Premises, the Leasehold Improvements and/or the Project caused by any such installation or removal by Tenant of any Cable or Required Removables.
9.Repairs and Alterations.
9.01Subject to Landlord's obligations under Section 9.02, Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair and shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the non-structural portions of the Premises, and keep the Premises and all Leasehold Improvement therein in good condition and repair, reasonable wear and tear excepted. Tenant's repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related equipment that is installed by or for the benefit of Tenant (collectively, "Cable"); (f) supplemental air conditioning units, kitchens, hot water heaters. plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. Tenant shall reimburse Landlord for the actual cost of repairing damage to the Building caused by the acts of Tenant, Tenant Parties and their respective contractors, invitees and vendors. If Tenant fails to commence and diligently proceed with any repairs to the Premises which are required hereunder for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may, upon notice to Tenant, make the repairs, and Tenant shall pay the Landlord's good faith cost of the repairs. Further, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Project, the Building or the Premises caused by (i) activities of Tenant or any Tenant Party in the Project, the Building or the Premises; (ii) the performance or existence of any Alterations made by Tenant or any Tenant Party in or to the Premises; (iii) the installation, use, operation or movement of Tenant's property in or about the Project, the Building or the Premises; or (iv) any act or omission by Tenant or any Tenant Party or any other person permitted in or invited to the Premises or the Project by Tenant or any Tenant Party. Without Landlord's prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations, and Tenant shall not modify or alter any improvements or components of the Building or the Project outside of the Premises.
9.02Subject to Force Majeure, Landlord shall, consistent with Institutional Owner Practices keep the Common Areas of the Building and the Project, and the Building structure in a clean and neat condition. Subject to Force Majeure and Section 9.01, Landlord shall make all necessary repairs, within a reasonable period following receipt of written notice of the need therefor from Tenant, to the exterior walls and windows of the Building, and to public corridors and other public areas of the Project not constituting a portion of any tenant's premises and shall use commercially reasonable efforts to keep all Building Systems used by Tenant in common with other tenants in reasonable condition and repair, reasonable wear and tear excepted. Notwithstanding any provision of this Lease to the contrary, Tenant shall be solely responsible for the repair and maintenance of, and all damage to, the Building or the Project (or any component thereof) resulting from the design and operation of all Leasehold Improvements which are not in compliance with the Specifications in or serving the Premises installed by or at the request of Tenant (regardless of whether installed by Landlord, its agents or contractors or third party contractors). There shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury to, or damage suffered by Tenant, including without limitation, any inconvenience to, or interference with, Tenant's business or operations arising from the making of, or failure to make, any maintenance or repairs, alterations or improvements in or to any portion of the Premises or the Building. Tenant waives the right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code, and under all other similar laws, statutes or ordinances now or hereafter in effect. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.
9.03Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Cosmetic Alteration"), although not less than fifteen (15) days prior written notice to Landlord shall be required: (a) is of a cosmetic nature such as painting (but excluding wallpaper), hanging pictures and installing carpeting;
A.is not visible from the exterior of the Premises or Building (or from any Common Area); (c) will not affect the Base Building; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; (e) the costs thereof do not exceed $10,000.00, in the aggregate within any twelve (12) month period; and (f) does not require a building permit or other governmental permit or approval. Cosmetic Alterations shall be subject to all the other provisions of this Article 9. Landlord shall not unreasonably withhold its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the Building Systems, (ii) with respect to all Building Systems (including fire and life safety systems), are performed only by Landlord's designated contractors (provided such contractors charge commercially reasonable rates for their services) or with respect to mechanical, engineering, electrical plumbing and HVAC by contractors approved by Landlord to perform such Alterations, (iii) affect only the Premises and are not visible from outside of the Premises or the Building (or from any Common Arca), (iv) do not affect the certificate of occupancy issued for the Building or the Premises, (v) are reasonably consistent with the design, construction and equipment of the Building, and (vi) do not adversely affect (other than to a de minimis extent) any Building System or service furnished by Landlord in connection with the operation of the Building.
9.04Except for Cosmetic Alterations, prior to starting any Alterations, Tenant shall furnish to Landlord for Landlord's prior written approval (a) plans and specifications, (b) names of contractors reasonably acceptable to Landlord (provided that, as described above, Landlord may designate specific contractors with respect to Base Building), (c) required permits and approvals, (d) evidence of contractors and subcontractors insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured, and (e) any security for performance in amounts reasonably required by Landlord.
9.05Alterations shall be constructed in a good and workmanlike manner using shall not require Landlord's approval), and (a) shall comply with all applicable Laws (including without limitation Title 24 of the California Administrative Code), (b) shall be compatible (as determined in good faith by Landlord) with the Building and the Building Systems; (c) shall not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (d) shall not be visible from the exterior of the Building or from any Common Areas; (e) shall not affect the integrity of the structural portions of the Building; (f) shall be performed in compliance with the plans and specifications approved by Landlord; and (g) shall not disturb any Hazardous Materials existing on the Premises or in the Bui1ding. In addition, Landlord may impose as a condition to its consent to any Alterations such additional requirements as Landlord in its good faith discretion deems necessary or desirable including without limitation: (i) Landlord's prior written approval, not to be unreasonably withheld, of the time or times when the Alterations are to be performed; (ii) Landlord's prior written approval, not to be unreasonably withheld, of the contractors and subcontractors performing work in connection with the Alterations; (iii) Tenant's receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (iv) Tenant's written notice of whether the Alterations include the handling, generation, storage, treatment, use, disposal, release, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials by Tenant upon, about, above or beneath the Premises or any portion of the Building or the Project; (v) Tenant's delivery to Landlord of such bonds and insurance as Landlord shall customarily require, and (vi) Tenant's (and Tenant's contractor's} compliance with such construction rules and regulations and building standards as Landlord may, consistent with Institutional Owner Practices, promulgate from time to time. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs and expenses incurred by Landlord or by any third-party on behalf of Landlord in connection with Landlord’s review of any plans and specifications submitted by Tenant for any Alterations. All direct and indirect costs incurred by Landlord relating to any modifications, alterations or improvements of the Project or the Building, whether outside or inside of the Premises, required by any Governmental Authority or by Law as a condition or as the result of any Alteration requested or effected by Tenant shall be paid to

Landlord by Tenant, within fifteen (15) days from Landlord's written demand accompanied by reasonable back-up documentation, and in connection therewith, Landlord may elect to perform such modifications, alterations or improvements (at Tenant's sole cost and expense) or require such performance directly by Tenant. In addition, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any Alterations (except for Cosmetic Alterations or any initial Alterations by Tenant to prepare the Premises for Tenant's occupancy) equal to the following percentages of the so-called "hard" cost of the Alterations: three percent (3%) of such costs to the extent such cost is up to, but does not exceed, $100,000.00, two percent (2%) of such costs to the extent such cost exceeds $100,000.00 but does not exceed $500,000.00, and one percent (I%} of such cost to the extent such cost exceed $500,000.00. Upon completion, except for any Cosmetic Alterations, Tenant shall furnish to Landlord completion affidavits and full and final waivers of lien, and certificates of final approval for such Alterations required by any Governmental Authority. All Alterations and the requirements of all carriers of insurance on the Premises and the Building, the Board of Underwriters, Fire Rating Bureau, or similar organization. All work shall be performed by Tenant at Tenant's sole cost and expense and shall be prosecuted to completion in a diligent, first class manner and so as not to (x) obstruct access to the Premises or any portion thereof, (y) obstruct the business of Landlord or other tenants in the Building or (z} interfere with any other tenants or occupants of the Building. Upon completion of any Alterations, Tenant agrees to cause a timely Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with the provisions of Section 8181 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office, within thirty (30) days following completion of the Alterations, a reproducible copy of the "as built" drawings of the Alterations together with a CAD file of the "as built" documents of the Alterations (in the then-current version of AutoCAD). Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's good faith judgment, would disturb labor harmony with the workforce or trades engaging in performing other work, labor or services in or about the Project or the Common Areas. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).
9.06Landlord shall use reasonable efforts to respond to any request by Tenant for Landlord's consent to Alterations within twenty (20) Business Days, which request by Tenant must be accompanied by plans and specifications in accordance with the provisions of Section 9.04. If Landlord fails to respond to Tenant's request for approval to proposed Alterations within twenty (20) Business Days after Landlord's receipt of such plans (and within twenty (20) Business Days following any resubmissions thereof following Landlord's initial review), and if Tenant, within seven (7) Business Days thereafter, provides Landlord with written notice which again requests Landlord's approval and which shall set forth in bold type at the top of such notice: "If Landlord shall fail to respond to this notice within seven (7) Business Days after receipt, Landlord shall be deemed to have approved the Alterations which are the subject of this request," and if Landlord fails to respond within such seven (7) Business Day period, then Landlord's failure to respond to the proposed Alterations shall be deemed to be an approval by Landlord of the proposed Alterations. Landlord's approval (or deemed approval) of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law. Any changes to Tenant's plans and specifications for an Alteration must also be submitted to Landlord for its approval.
10.Landlord's Access.
10.01Landlord may enter the Premises at all reasonable times, upon one (1) day's prior notice to Tenant (except in the case in an emergency, in which case, no notice shall be required) to: inspect the same; exhibit the same to prospective purchasers, lenders or (during the last twelve (12) months of the Term) tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply services to be provided by Landlord to Tenant under this Lease; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible (provided further however that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever unless Tenant agrees to bear any increased cost to Landlord associated with the performance of such work on such basis). Tenant shall have the right to require that Landlord be accompanied by a representative of Tenant during any such entry provided that entry, and Landlord shall have the right to enter without a representative of Tenant if Tenant fails to make such a representative available; the foregoing provisions will not apply in the event of emergency. Landlord shall use commercially reasonable efforts to ensure that the performance of any such work of repairs or alterations shall not unreasonably interfere with Tenant's use of the Premises for Tenant's business purposes. To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then after making any such installation or repair: (x) Landlord will not have reduced Tenant's usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; (y) Landlord shall box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) Landlord shall repair all damage caused by the same and restore such area(s) of the Premises to the condition existing immediately prior to such work. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant's business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry; provided, however, that nothing contained herein shall be construed to waive any liability of Landlord for personal injury and/or property damage resulting from Landlord's (or Landlord's employees', agents'; or contractors') gross negligence or willful misconduct. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant's Secured Areas), and Landlord shall have the right to use any and all means by which Landlord may, in good faith, deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant's duties under this Lease. If in an emergency Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall be payable by Tenant to Landlord as Additional Rent.
10.02Landlord has the right at any time to (a) change the name, number or designation by which the Building is commonly known, or (b) alter the Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and/or Property without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deny Tenant reasonable access to or use of the Premises. Without limiting the generality of the foregoing, Landlord shall have the right to erect and maintain sidewalk bridges and/or scaffolding on or about the Premises and/or the Building. Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises during the making of such changes or alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

10.03Tenant may, by written notice to Landlord, designate portions of the Premises "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord and Landlord's agents may not enter such Secured Areas, except (a) in the event of an emergency or (b), to perform an inspection, or perform any of Landlord's duties or work required hereunder, in which case Landlord shall provide Tenant with reasonable notice of the specific date and time of entry (except in the case of an emergency).
11.Tenant Parking.
Tenant shall be entitled to lease, and Landlord hereby covenants to provide if Tenant so elects, up to ten (10) unreserved parking passes, which parking passes shall pertain to the Building Parking Facilities at the then-current Building standard rate. The current Building standard rate as of the Effective Date is $230.00 per month per parking pass. Tenant shall also have non-exclusive access to unreserved bicycle parking spaces located in the Building Parking Facilities. Notwithstanding the foregoing, Tenant shall additionally be responsible for the full amount of any taxes imposed by any Governmental Authority in connection with the renting (or use) of such parking passes by Tenant or the use of the Building Parking Facilities by Tenant. Tenant's continued right to use such parking passes is conditioned upon (a) Tenant and each Tenant Parking User abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities, including any sticker or other identification system established by Landlord, (b) Tenant's use of commercially reasonable efforts to cause Tenant's Parking Users to comply with such rules and regulations and (c) Tenant not being in Default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Building Parking Facilities at any time (provided that Tenant shall retain its parking allocation as described above) and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Building Parking Facilities for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes, if any, provided to Tenant pursuant to this Article 11 are provided to Tenant solely for use by Tenant's own personnel, employees, agents and contractors (collectively, "Tenant's Parking Users"), and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval (other than pursuant to a sublease of the Premises or assignment of this Lease effected in accordance with the provisions of Article 12). Tenant acknowledges and agrees that all use of the Building Parking Facilities will be at Tenant and the Tenant Parking Users' sole risk and Landlord shall have no liability under any circumstances for any theft or damage to vehicles or bicycles parked in the Building Parking Facilities.
12.Assignment and Subletting.
12.01Restriction. Subject to the provisions of this Article 12, without the prior written consent of Landlord, Tenant shall not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant's employees (each a

''Transfer" and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a "Transferee"). Any Transfer in violation of the provisions of this Article this Lease, the term "Transfer" shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or a transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. Notwithstanding anything contained in this Article 12 to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement (or other Transfer) for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement (or other Transfer) shall be absolutely void. As used herein "Control" means, with respect to any party, the direct or indirect power to direct the ordinary management and policies of such party, whether through the ownership of voting securities, by contract or otherwise. In addition, the initial public offering of Tenant's stock over the New York Stock Exchange, the American Stock Exchange or NASDAQ, or a transfer of less than 50% of Tenant's stock within a twelve (12) month period by virtue of a private placement with a venture capital firm wherein such venture capital firm receives stock in Tenant, will not be deemed a Transfer requiring Landlord's consent.
l2.02 Notice to Landlord. If Tenant desires to Transfer this Lease or any interest herein, then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a "Transfer Notice"} for Landlord's consent, which notice shall include:
A.A statement containing: (a) the name and address of the proposed Transferee; (b} current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord (by notice delivered to Tenant within fifteen (15) business days following delivery of the foregoing financial information} to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) the nature of such Transferee's business and proposed use of the Premises; (d) the proposed effective date of the proposed Transfer; (e) a description of the portion of the Premises subject to the proposed Transfer (the "Subject Space"); (f) all of the principal terms of the proposed Transfer (including a calculation of the Transfer Profits); and (g) such other information and materials as Landlord may in good faith (by notice delivered to Tenant within fifteen (15) business days of Tenant's delivery to Landlord of the initial financial materials described in clause (b) above, and the other materials described in clauses (a), (c), (d), (e) and {f)) request (provided, that if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional materials).
B.Four (4) originals of the proposed assignment or sublease or other Transfer on a form approved by Landlord and four (4) originals of the Landlord's standard form of "Consent to Sublease" or "Assignment and Assumption of Lease and Consent" executed by Tenant and the proposed Transferee.
C.If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 12.
D.Landlord agrees to respond to Tenant's request for consent to a proposed Transfer within twenty (20) days following Tenant's submission to Landlord of all items described in Section 12.02.A-C above as well as any additional information that may have been requested by Landlord in accordance with Section 12.02.A. If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 12 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN SEVEN (7) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE." If Landlord fails to deliver notice of Landlord's consent to, or the withholding of Landlord's consent, to the proposed assignment or sublease within such seven (7) business day period, Landlord shall be deemed to have approved the Transfer in question.
12.02Landlord's Recapture Right. At any time within twenty (20) business days after Landlord's receipt of all (but not less than all) of the information and documents described in Section 12.02 (except in the event of a Business Transfer) Landlord may, at its option, in the exercise of its sole and absolute discretion, by written notice to Tenant, elect to terminate this Lease ("Recapture") as to the portion of the Premises subject to the proposed Transfer, with a proportionate adjustment in the Rent payable hereunder if this Lease is terminated as to less than all of the Premises. Notwithstanding the foregoing, Landlord shall not have the right to Recapture until Tenant, by means of one or more Transfers (including a Business Transfer), has proposed to sublease or Transfer 20% in the aggregate of the Rentable Square Footage of the Premises.
12.03Landlord's Consent; Standards.
A.Subject to the provisions of Section 12.03, Landlord's consent to any proposed Transfer shall not be unreasonably withheld; provided, however, that in addition to any other grounds available hereunder or under applicable Law for properly withholding consent to such proposed Transfer, Landlord's consent with respect thereto shall be deemed reasonably withheld if in Landlord's good faith judgment: (a) the proposed Transferee does not have the financial strength (taking into account all of the proposed Transferee's other actual or potential obligations and liabilities) to perform its obligations with respect to the proposed Transfer (or otherwise does not satisfy Landlord's standards for financial standing with respect to tenants under direct leases of comparable economic scope); (b) the business and operations of the proposed Transferee are not of comparable quality to the business and operations being conducted by direct tenants of Landlord in the Project; (c) the proposed Transferee intends to use any part of the Subject Space for a purpose not permitted under this Lease; (d) either the proposed Transferee, or any person which directly or indirectly controls, is controlled by, or is under common control with, the proposed Transferee leases or occupies space in the Project or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Project, and Landlord anticipates having available space in the Project to accommodate such proposed Transferee's occupancy needs; (e) the proposed Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project; (t) the use of the Premises or the Project by the proposed Transferee would, in Landlord's judgment, significantly increase the pedestrian traffic in and out of the Project, would generate increased loitering in Common Areas, would increase security risk, or would require any alterations to the Building or the Project to comply with applicable Laws; (g} the proposed Transfer would result in more than three subleases per each full floor of the Premises being in effect at any one time during the Term; (h) any ground lessor or mortgagee whose consent to such Transfer is required fails to consent thereto; (i) at the time Tenant delivers the Transfer Notice, there is then in effect an uncured Default by Tenant under the Lease; G) the terms of the proposed Transfer will allow the proposed Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar rights held by Tenant (or will allow the proposed Transferee to occupy space leased by Tenant pursuant to any such right); (k} the proposed Transfer would cause Landlord to be in violation of another lease for space in the Building or the Project or agreement to which Landlord is a party, or would give an occupant of the Building or the Project a right to cancel or modify its lease; (l) [OMITTED]; (m) the Transfer occurs during the period from the Commencement Date until the date that at least ninety-five percent (95%) of the rentable square feet in the Project is leased, and the rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety-five percent (95%) of the rent being quoted by Landlord at the time of such Transfer for comparable space in the Project for a comparable term, calculated using a present value analysis or (n) the proposed Transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government.
B.Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent or otherwise acted in a manner not permitted under this Article 12, then the sole remedy of Tenant and such proposed Transferee if such claim is determined by a court of competent jurisdiction to be successful shall be a declaratory judgment and an injunction for the relief sought together with (a) a recovery of attorneys• fees and costs pursuant to Section 33.06 and (b) any direct monetary damages or other monetary relief (but not, in any event, any form of consequential or incidental damages). Tenant and each proposed Transferee hereby waive to the maximum extent permitted by Law any and all other remedies, including, without limitation, any right at law or in equity to terminate this Lease with respect to any such claim. Tenant shall indemnify, defend, protect and hold harmless Landlord from any and all Claims, Damages and Costs involving or asserted by any third party or parties {including, without limitation, Tenant's proposed Transferee and any broker representing Tenant and/or such proposed Transferee) claiming they were damaged by Landlord's wrongful withholding or delaying of Landlord's consent to such proposed Transfer or other breach of this Article 12. Tenant acknowledges that Tenant's rights under this Article 12 satisfy the conditions set forth in Section 1951.4 of the California Civil Code with respect to the availability to Landlord of certain remedies for a default by Tenant under this Lease.
12.04Transfer Profits. Subject to the prov1s1ons of this Article 12, if Landlord consents to any Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Profits. ''Transfer Profits" means all rent, additional rent or other consideration paid to Tenant by or on behalf of such Transferee in connection with the Transfer in excess of the monthly Base Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer (on a per square foot of Rentable Square Footage in the Premises basis if less than all of the Premises is transferred (unless all or a portion of the Subject Space is subject to different Rent and Additional Rent terms, in which case, to the extent applicable, such different terms shall be applicable)), after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any attorneys' fees incurred by Tenant in connection with the Transfer, (v) any lease takeover costs incurred by Tenant in connection with the Transfer, (vi) any costs of advertising the space which is the subject of the Transfer, and (vii) any review and processing fees paid to Landlord in connection with such Transfer (collectively, the "Transfer Costs"). "Transfer Profits" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for tangible assets (as opposed to Intellectual property), fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Profits calculated under this Section 12.05), the Rent paid during each annual period for the Subject Space, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but no limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term. Tenant shall provide Landlord with a detailed statement setting forth the calculation of any Transfer Profits Tenant either has or will derive from such Transfer. In addition, Landlord or its representative shall have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer profits. If such inspection reveals that the amount of Transfer Profits paid to Landlord was incorrect, then within ten (10) days of Tenant's receipt of the results of such audit, Tenant shall pay Landlord the deficiency and the cost of Landlord's audit.
12.05Landlord's Costs. With respect to each Transfer proposed to be consummated by Tenant, whether or not Landlord shall grant consent, Tenant shall pay all of Landlord's review and processing fees, and costs, as well as any good faith professional, attorneys', accountants', engineers' or other consultants' fees (collectively, "Review Expenses") incurred by Landlord relating to such proposed Transfer within thirty (30) days after written request to do so by Landlord.
12.06Continuing Liability of Tenant. Notwithstanding the consummation or attempted consummation of any Transfer (including any Business Transfer) under this Article 12, Tenant shall remain as fully and primarily liable for the payment of Rent and for the Transfer had not occurred; provided, however, that any act or omission of any Transferee, other than Landlord, that violates the provisions of this Lease shall be deemed a violation of this Lease by Tenant. If any Transferee defaults beyond applicable cure and grace periods in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting its remedies against such Transferee. Landlord may consent to subsequent Transfers of this Lease with Transferees of Tenant, upon notice to Tenant, but without obtaining its or their consent thereto, and such action shall not relieve Tenant of its liability under this Lease.
12.07Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article 12, to any further Transfer. In the event of a Transfer, Landlord may collect rent from the Transferee without waiving any rights hereunder and collection of the rent from a person other than Tenant shall not be deemed a waiver of any of Landlord's rights under this Article 12, an acceptance of Transferee as Tenant, or a release of Tenant from the performance of Tenant's obligations under this Lease.
12.08Business Transfer. Notwithstanding any other provision of this Article 12, Tenant may (a) assign Tenant's interest in this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant's assets or equity of Tenant, or (b) sublet all or a portion of the Premises to an Affiliate, without the consent of Landlord, provided that all of the following conditions are satisfied (each a "Business Transfer"): (i) Tenant must not be in Default; {ii) Tenant must give Landlord written notice at least fifteen (J 5) Business Days before such Business Transfer (iii) in the case of a transaction described in clause (a) above; the Credit Requirement must be satisfied; and (iv) such Business Transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease.

Tenant's notice to Landlord shall include information and documentation evidencing the Business Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assumption agreement. "Affiliate" shall mean an entity Controlled by, Controlling or under common Control with Tenant. The "Credit Requirement" shall be deemed satisfied if, as of the date immediately preceding the date of the Transfer, the net worth (as determined in accordance with GAAP) of the transferee is not less than the net worth of Tenant as of the date of this Lease or the date of such Transfer, whichever is greater.
13.Liens.
Tenant shall pay when due all costs for work performed in and materials supplied to, the Premises. Tenant shall keep Landlord, the Premises and the Building free from all liens, claims of liens, stop notices and violation notices {and other encumbrances) relating to the Alterations or any other work performed for, materials furnished to, or obligations incurred by, Tenant and Tenant shall indemnify, defend and hold harmless Landlord, each Landlord Party, the Premises and the Building from and against any and all Claims, Damages and Costs arising out of or related to any such liens, claims of lien or notices (or other encumbrances). Tenant shall give Landlord not less than ten (I 0) Business Days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non responsibility. During the progress of such work, Tenant shall, upon Landlord's request, furnish Landlord with sworn contractor's statements and lien waivers covering all work theretofore performed. Tenant shall satisfy in full or otherwise discharge or bond over all liens, stop notices or other claims or encumbrances affecting the Premises or the Building within ten (I 0) business days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove or bond over such lien, claim or encumbrance within such ten (10) business day period, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Default Rate, shall be deemed to be Additional Rent due and payable by Tenant within thirty (30) days following Landlord's written demand.
14.Indemnity and Waiver of Claims.
14.01Except to the extent expressly provided to the contrary herein, Tenant hereby waives all claims and causes of action against Landlord, its members, managers, partners, advisors, Affiliates, mortgagees and ground lessors and each of their respective officers, managers, members directors, employees, contractors, agents, successors and assigns (collectively, "Landlord Parties") for any damage to persons or property (including, without limitation, loss of profits and intangible property) in any way relating to Tenant's use and occupancy of the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, contractors or employees. Tenant shall indemnify, defend, protect, and hold harmless Landlord and each of the Landlord Parties, from and against any and all claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including but not limited to reasonable attorneys' fees, court costs on appeal costs) (collectively, "Claims, Damages and Costs") which arise out of, are occasioned by or which are in any way attributable to or related to (a) any cause in or on the Premises during the Term, any construction period or any holdover period (to the extent covered by Tenant's insurance policies required pursuant to the provisions of Section 15.01 or otherwise covered under any customary COL Insurance policy), (b) any negligent acts or omissions or willful misconduct of Tenant or any person claiming by, through or under Tenant, its partners, and the respective officers agents, servants or employees of Tenant or any such person (collectively, "Tenant Parties"), in or on or about the Premises, the Common Areas, the Building or the Project, during the Term, any construction period or any holdover period, or any other period of Tenant's occupancy of the Premises; provided, however, that, except as set forth below, the terms of the foregoing indemnity shall not apply to the extent such Claims, Damages and Costs arise from the grossly negligent acts or willful misconduct of the Landlord Parties in connection with the Landlord Parties' activities in, on or about the Project, including the Premises. Notwithstanding and in addition to the foregoing, because Tenant must carry insurance pursuant to Section 15.01, to cover its Tenant's Personal Property and all office furniture, trade fixtures, office equipment and merchandise within the Premises and the Leasehold Improvements and Alterations within the Premises, Tenant hereby agrees to protect, defend, indemnify and hold Landlord and the Landlord Parties harmless from any Claims, Damages and Costs with respect to any such property within the Premises, to the extent such Claims, Damages and Costs are covered by the type of insurance required to be carried by Tenant pursuant to Section 15.01, even if resulting from the negligence or willful misconduct of Landlord or the Landlord Parties.
14.02The provisions of this Article 14 shall survive the expiration or sooner termination occurring prior to such expiration or termination. Notwithstanding any provision to the contrary contained in this Article 14 or in Article 15, below, nothing contained in this Article 14 shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.
15.Insurance.
15.01Tenant's Insurance. Commencing as of the Delivery Date (or any prior date on which Tenant or Tenant's Contractors, agents or vendors have access to the Premises), Tenant shall maintain the following insurance ("Tenant's Insurance"): (a) Commercial General Liability Insurance ("CGL Insurance") applicable to the use and occupancy of the Premises providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00 per occurrence and $5,000,000.00 in the aggregate (such limits may be achieved by a combination of primary and umbrella coverages); (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant's business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises ("Tenant's Property") and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers' Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant's Insurance shall be authorized to do business in California and have an A.M. Best rating of not less than A-VII. All Commercial General Liability Insurance policies shall be written to apply to all bodily injury (including death), property damage and personal injury losses, shall include blanket contractual liability, broad form property damage, independent contractor's coverage, completed operations, products liability; cross liability and severance of interest clauses, and shall designate as additional insureds (collectively, the "Landlord Additional Insureds"} Landlord (or its successors and assignees), the managing agent for the Building (or any successor) and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear and shall be primary and noncontributory to any insurance which may be carried by Landlord. In addition, Landlord (and at Landlord's option any Holder of a Security Document) shall be named as a loss payee with respect to Property Insurance on the Leasehold Improvements. All policies of Tenant's Insurance shall contain endorsements that the insurer(s} shall give Landlord at least 30 days' advance written notice of any cancellation, termination, material change or lapse of insurance. However, Landlord acknowledges that, as of the Effective Date, many insurers are unwilling to provide third parties (such as Landlord) notice of cancellation, termination, material change and/or lapse of coverage; Tenant will use good faith efforts to obtain such a commitment from its insurers but if Tenant is unable to obtain such commitment from any of its insurers, Landlord agrees that Tenant's obligations pursuant to the provisions of the immediately preceding sentence shall instead be to (i) promptly provide Landlord with notice of Tenant's receipt of any such notice of cancellation, termination, material change or lapse from Tenant's insurer, and (ii) provide Landlord with certificates of insurance evidencing replacement policies of insurance not less than ten (I 0) business days prior to any cancellation; termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant's Insurance and the Additional Insured Endorsement CG 20 11 11 85 or its equivalent is required to be provided as soon as it is available. Tenant shall have the right to provide the insurance required by this Article 15 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and the Landlord as required by this Lease without regard to claims made under such policies with respect to other persons.
15.02Insurance Requirements. In the event Tenant fails to provide any insurance required to be provided by it under this Article 15, and such failure shall continue for three (3) days after notice to Tenant of such failure, Landlord shall have the right, in its sole discretion, to procure and maintain such insurance which Tenant has so failed to provide, and the cost thereof shall be deemed Additional Rent due and payable by Tenant hereunder. Tenant may not self insure against any risks required to be covered by insurance provided by Tenant hereunder. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article 15 is adequate to protect Tenant against Tenant's undertaking under the provisions of this Lease or otherwise, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises, the Building or the Project. Tenant shall not do or permit to be done any act or things upon or about the Premises, the Building or the Project, which will (a) result in the assertion of any defense by the insurer to any claim under, (b) invalidate, or (c) be in conflict with, the insurance policies of Landlord or Tenant covering the Project, the Building or the Premises or fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building or the Project to an amount higher than it otherwise would be (unless Tenant agrees in writing to pay the increased cost thereof); and Tenant shall neither do nor permit to be done any act or thing upon or about the Premises or the Building or the Project which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property. If, as a result of any act or omission by or on the part of Tenant or violation of this Lease, whether or not Landlord has consented to the same, the rate of "All Risk" or other type of insurance maintained by Landlord on or with respect to the Building and fixtures and property therein, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord's insurance premiums so caused within fifteen (15) days after delivery of written demand therefor by Landlord. Tenant shall carry and maintain during the entire Term, at Tenant's sole cost and expense, such increased amounts of the insurance required to be carried by Tenant pursuant to this Article 15 and such other types of insurance coverage and in such amounts covering the Premises and Tenant's operations therein, as may be non-discriminatorily requested by Landlord in a manner consistent with Institutional Owner Practices; provided, however, that Landlord shall not be permitted to increase the scope or amount of insurance to be carried by Tenant hereunder more than once during any three (3) year period and any new requirements imposed by Landlord shall (i) be required by Landlord's first priority lender (provided that the same is consistent with Institutional Owner Practices) or (ii) be consistent with respect to the insurance required of comparably sized tenants under Institutional Owner Practices.

15.03Landlord's Insurance. At all times during the term of this Lease, Landlord will carry and maintain "All Risk" property insurance covering the Building and its equipment coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time determine in good faith, and in any case shall be consistent with Institutional Owner Practices (which shall include rental interruption insurance in commercially reasonable amounts, the costs of which may be included in the calculation of Operating Expenses). Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Project. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be required to carry earthquake insurance, flood insurance, or terrorism insurance.
15.04Waiver of Consequential Damages. Notwithstanding any prov1s1on to the contrary contained in this Lease, at no time and under no circumstances shall either Landlord or Tenant be responsible or liable to the other for any lost profits, lost economic opportunities or any other form of consequential or punitive damages {collectively, "Consequential Damages") as the result of any actual or alleged breach by either Landlord or Tenant of its obligations under this Lease; provided, however, that notwithstanding the above, this Section 15.04 shall not limit or otherwise affect (a) either party's liability with respect to claims of fraud, willful misconduct, or bad faith; (b} Tenant's liability for consequential damages resulting from a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease; or (c) Tenant's liability for consequential damages for Tenant's violation of {or breaches with respect to) Tenant's obligations under Article 5 and Section 9.07.
16.Subrogation.
Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective property insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant's Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried} covered by insurance. For the purposes of this waiver, any deductible with respect to a party's insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.
17.Casualty Damage.
17.01Repair of the Premises. Tenant shall notify Landlord in writing (a "Damage Notice") of any casualty event, damage or condition to which this Article 17 is or may be applicable ("Casualty"} promptly following the date Tenant becomes aware of the same. Landlord shall, within a reasonable time after the discovery by Landlord of any damage to the Project resulting from any Casualty event, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 17, begin to repair and restore (collectively, "Restore" and "Restoration") the damage to the Project and the Premises resulting from such Casualty and shall proceed with reasonable diligence to restore the Project and Premises to substantially the same condition as existed immediately before such Casualty, except for modifications required by applicable Laws or covenants, conditions and restrictions, and modifications to the Building or the Project deemed desirable in good faith by Landlord; provided, however, that Landlord shall not be required to repair or replace any of the Leasehold Improvements, Alterations, furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the Building, or the Premises. Tenant shall, at its sole cost and expense promptly and diligently restore the Leasehold Improvements in the Premises. The Leasehold Improvements as so restored shall not be required to have the same value or configuration as the earlier Leasehold Improvements, provided that upon completion of such restoration of the Leasehold Improvements, such Leasehold Improvements shall have a layout, quality and level of finish and improvement consistent with a the tenant improvements of new tenants in a first class office project. Such restoration of the Leasehold Improvements by Tenant shall be subject to, and comply with the requirements of Article 9. Landlord shall have no liability for any inconvenience or annoyance to Tenant or injury to Tenant's business as a result of any Casualty, or Landlord's Restoration activities hereunder, regardless of the cause therefor. Base Rent, and Additional Rent payable under Section 4.04, shall abate if and to the extent a Casualty damages the Premises or the Common Areas or the Building Systems in the Project required and essential for access or services thereto for the purposes required hereunder and as a result thereof all or any material portion of the Premises are rendered unfit for occupancy, and are not occupied by Tenant, for the period of time commencing on the date Tenant vacates the portion of the Premises affected on account thereof and continuing until the date the Restoration to be performed by Landlord hereunder with respect to the Premises (and/or required Common Areas) is substantially complete, as determined by Landlord's architect and Tenant has been given sufficient time to rebuild such portion of its Leasehold Improvements it is required to rebuild and to install its property, furniture, and fixtures to the extent the same have been damaged or removed as a result of the Casualty in question; provided, however, that such abatement shall be limited to the proceeds of rental interruption insurance proceeds with respect to the Premises and such Casualty collected by Landlord. Notwithstanding anything to contrary contained in this Lease, in the event of any termination of this Lease pursuant to this Article 17, Tenant shall assign and deliver to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 14.01 coverage damage to Tenant's Leasehold Improvements.
17.02Exceptions to Landlord's Obligations. Notwithstanding anything to the contrary contained in this Article 17, Landlord shall have no obligation to repair the Premises and shall have the right to terminate this Lease in any case where (a) any portion of the Premises or any material portion of the Project is materially damaged and (b) (i) Landlord estimates in good faith that the Restoration of such damage under Section 17.01 cannot reasonably be completed (without the payment of overtime) within two hundred ten (210) days of Landlord's actual discovery of such damage, (ii) the Holder of any Security Document requires the application of any insurance proceeds with respect to such Casualty to be applied to the outstanding balance of the obligation secured by such Security Document, (iii) the cost of such Restoration less Landlord's deductible payment is not fully covered by insurance proceeds available to Landlord and/or payments received by Landlord from tenants, (iv) Tenant shall be entitled to an abatement of rent under this Article 17 for any period of time in excess of thirty-three percent (33%) of the remainder of the Term, or (v) such Casualty occurs (or Landlord discovers the damage relating thereto) at any time within the last eighteen (18) months of the then applicable Term thereof) or access thereto or Landlord's ability to provide services thereto sufficient to allow the Premises to be operated for the permitted use hereunder and the repair of such damage is anticipated to take in excess of one hundred twenty (120) days. Such right of termination shall be exercisable by Landlord by delivery of written notice to Tenant at any time following the Casualty until ninety (90) days following the delivery of the Damage Notice and shall be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days thereafter).
17.03Termination. If the Premises are damaged by fire or other casualty and are rendered not reasonably usable for Tenant's business purposes thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if, pursuant to Landlord's Repair Notice, the restoration will not be substantially completed within nine (9) months following the date of such damage, Tenant shall have the right to terminate this Lease by giving written notice (the "Termination Notice") to Landlord not later than thirty (30) days following receipt of Landlord's Repair Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the damage as if such date were the Expiration Date, and Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises within three (3) months after the expiration of the estimated period of time set forth in Landlord's Repair Notice, which period shall be extended to the extent of any delays caused by Tenant, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended.
17.04Waiver. Landlord and Tenant agree that the provisions of this Article 17 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Premises, the Building or the Project, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect (including, without limitation, Sections I 932(2) and 1933(4) of the California Civil Code, as amended from time to time).
18.Condemnation.
In the event the whole or a material portion of the Premises, the Building or the Project shall be permanently taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof (collectively, a "Taking"), this Lease shall automatically terminate as of the Taking Date (defined in this Article 18, below). In the event of a Taking of such portion of the Project, the Building or the Premises as shall, in the opinion of Landlord, substantially interfere with Landlord's operation thereof, Landlord may terminate this Lease upon thirty (30) days' written notice to Tenant given at any time within sixty (60) days following the date of such Taking with such termination to be effective as of the Taking Date. For purposes of this Lease, the "Taking Date" shall be the earlier of (a) the date of transfer of title resulting from such Taking or (b) the date of transfer of possession resulting from such Taking.
In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, with reasonable diligence, proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant's Personal Property and Leasehold Improvements not in compliance with the Specifications} to a complete, functioning unit, to the extent of the condemnation award specifically allocable to such Restoration received by Landlord. In such case, the Annual Base Rent shall be reduced proportionately based on the portion of the Premises so taken.
Subject to the provisions hereof, in the event of any Taking, the entire award for such Taking shall belong to Landlord, except that Tenant shall be entitled to independently pursue any separate award awardable to Tenant relating to (i) the loss of, or damage to, Tenant's Personal Property and (ii) Tenant's relocation costs directly associated with the Taking. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any and all compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any claim, estate or interest of Tenant.
No temporary Taking of the Premises shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary taking shall belong to Tenant to the extent that the award applies to any time period during the Term of this Lease and to Landlord to the extent that the award applies to any time period outside the Term.
This Article 18 shall be Tenant's sole and exclusive remedy in the event of a Taking. Each party hereby waives the provisions of Sections 1265.130 and 1265. I50 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.
19.Defaults.
19.01Default by Tenant. In addition to any other default specifically described in this Lease, each of the following occurrences shall be a "Default'': (a} Tenant's failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice of Default to Tenant ("Monetary Default''); (b} Tenant's failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant provided, however, if Tenant's failure to comply cannot reasonably be cured within twenty (20) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within twenty (20) days and thereafter diligently pursues the cure to completion; (c) a Tenant Insolvency Event occurs; (d) Tenant's interest in this Lease shall be Transferred to any third party, whether by operation of Law or otherwise, except as expressly permitted under Article 11, the leasehold estate is taken by process or operation of Law; (d) Tenant does not take possession of or abandons or vacates all or any portion of the Premises; (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property, (g) if Landlord applies or retains any portion of the Security Deposit, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit, if applicable, within five (5) Business Days after notice by Landlord to Tenant stating the amount applied or retained, (h) a Letter of Credit Default, or (i) if Landlord provides Tenant with notice of Tenant's failure to comply with the same provision of this Lease on two (2) separate occasions during any twelve (12) month period, Tenant's subsequent violation of such provision shall, at Landlord's option, be an incurable Default by Tenant. All notices sent under this Section 19.01 shall be in lieu of, and not in addition to, any notice required under Section I I61 of the California Code of Civil Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of any unlawful detainer or other legal proceeding.
19.02Default by Landlord. Landlord's failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease (a "Landlord Default") only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that shall be reasonably necessary to cure the failure in question) after Landlord receives written notice from Tenant specifying the default, which notice shall describe in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s) in question; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then no Landlord Default shall be deemed to occur if Landlord shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Subject to the remaining provisions of this Lease, following the occurrence of any such Landlord Default, Tenant shall have the right to pursue any remedy available under Law for such Landlord Default; provided, however, that in no case shall Tenant have any right to terminate this Lease on account of any such Landlord Default.
20.Remedies. Upon the occurrence of a Tenant Default, Landlord shall have the right to pursue any one or more of the following remedies:
20.01Landlord's Right To Terminate Upon Tenant Default. Landlord shall have the right to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord's election to terminate this Lease, in which event Landlord shall be entitled to receive from Tenant: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
As used in this Section 20.01, "worth at the time of award" shall be computed by allowing interest at the then highest lawful contract rate of interest. As used in Section 20.0l(iii) above, "worth at the time of award" shall be computed by discounting such amount at the Discounting Rate. As used herein, the term "Discounting Rate,, means the lesser of (a) the "prime rate" or "reference rate" announced from time to time by Bank of America, N.T. & S.A. (or such reasonable comparable national banking institution as is selected by Landlord in the event Bank of America, N.T. & S.A. ceases to publish a prime rate or reference rate) (the "Reference Rate"), plus one percent (I%), or (b) the maximum rate permitted by Law.
20.02Landlord's Right To Continue Lease Upon Tenant Default. In the event of a Default of this Lease and abandonment of the Premises by Tenant, if Landlord does not elect to terminate this Lease as provided in Section 20.01 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Without limiting the foregoing, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). To the fullest extent permitted by Law, the proceeds of any reletting shall be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord shall maintain and operate the Premises, the costs thereof) and receivers' fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord's interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant shall not be entitled to receive any portion of such revenue. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section 20.02 shall be construed as an election to terminate this Lease unless a written notice of such election shall be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord, Landlord may, at any time after such reletting, elect to terminate this Lease for any such default. Upon the occurrence of a Default by Tenant, if the Premises or any portion thereof are sublet, Landlord, in addition and without prejudice to any other remedies herein provided or provided by Law, may, at its option, collect directly from the sublessee all rentals becoming due to the Tenant and apply such rentals against other sums due hereunder to Landlord.
20.03Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue in excess of the notice and cure period allowed under Section 19.01 (except that there shall be no notice and cure period with respect to emergencies, and for purposes of this Section 20.03, such notice and cure period shall be five (5) business days with respect to failures by Tenant to perform Tenant's obligations with respect to compliance with Laws), then, in addition to and without prejudice to any other right or remedy of Landlord (including, without limitation, any right or remedy provided under Article 9), Landlord may, but shall not be obligated to, cure the same at the expense of Tenant (i) immediately and without notice in the case (a) of emergency, (b) where such default unreasonably interferes with any other tenant in the Project, or (c) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord and (ii) in any other case if such default continues for paid by Landlord and all incidental costs, together with interest thereon at the Default Rate from the date of such payment, shall be payable to Landlord as Additional Rent within ten {l 0) days following demand therefor by Landlord, and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.
20.04Late Payments of Rent. Following the occurrence of three instances of payment of Rent more than ten {l 0) days late in any twelve month period, Landlord may, without prejudice to any other rights or remedies available to it, upon written notice to Tenant, (i) require that all remaining monthly installments of Base Rent shall be payable three months in advance; and in addition or in the alternative at Landlord's election, (ii) require that Tenant increase the amount of the Security Deposit (if any) or Letter of Credit by an amount equal to one month's Base Rent.
20.05Default Under Other Leases. If the term of any lease, other than this Lease, heretofore or hereafter made by Tenant for any space in the Building shall be terminated or terminable after the making of this Lease because of any Default by Tenant under such other lease, such fact shall empower Landlord, at Landlord's sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 20.0 I.
20.06Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 20, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

20.07Efforts to Relet. For the purposes of this Article 20, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.
20.08Waiver of Right of Redemption. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease. Notwithstanding any provision of this Lease to the contrary, the expiration or termination of this Lease and/or the termination of Tenant's rights to possession of the Premises shall not discharge, relieve or release Tenant from any obligation or liability whatsoever under any indemnity provision of this Lease.
20.09Non-Waiver. Nothing in this Article 20 shall be deemed to affect Landlord's or Tenant's rights to indemnification for liability or liabilities arising prior to termination of this Lease for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to the Premises to any employee of Landlord or to Landlord's agent or any employee thereof shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. No payment of Rent by Tenant after a Landlord default shall be deemed a waiver by Tenant of such Landlord default.
20.10Cumulative Remedies. The specific remedies to which Landlord may resort under the provisions of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, subject to applicable Law, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.
21.Limitation of Liability.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, OR IN ANY EXHIBITS, RIDERS OR ADDENDA HERETO ATTACHED (COLLECTIVELY THE "LEASE DOCUMENTS"), IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES HERETO THAT: (A) THE RECOURSE OF TENANT OR ITS SUCCESSORS OR ASSIGNS AGAINST LANDLORD (AND THE LIABILITY OF LANDLORD TO TENANT, ITS SUCCESSORS AND ASSIGNS) WITH RESPECT TO (I) ANY ACTUAL OR ALLEGED BREACH OR BREACHES BY OR ON THE PART OF LANDLORD OF ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING OR AGREEMENT CONTAINED IN ANY OF THE LEASE DOCUMENTS AND/OR (II) ANY MATTER RELATING TO TENANT'S OCCUPANCY OF THE

PREMISES {COLLECTIVELY, "LANDLORD'S LEASE UNDERTAKINGS") SHALL BE LIMITED TO SOLELY AN AMOUNT EQUAL TO THE LESSER OF {X) LANDLORD'S INTEREST IN THE BUILDING AND ALL AVAILABLE INSURANCE PROCEEDS AND {Y) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE BUILDING IF THE BUILDING WERE ENCUMBERED BY INDEPENDENT SECURED FINANCING EQUAL TO EIGHTY PERCENT (80%) OF THE VALUE OF THE BUILDING AND ALL AVAILABLE INSURANCE PROCEEDS; (B) TENANT SHALL HAVE NO RECOURSE AGAINST ANY OTHER ASSETS OF LANDLORD, ANY LANDLORD PARTY OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR SHAREHOLDERS; AND (C) EXCEPT TO THE EXTENT OF LANDLORD'S INTEREST IN THE BUILDING, NO PERSONAL LIABILITY OR PERSONAL RESPONSIBILITY OF ANY SORT WITH RESPECT TO ANY OF LANDLORD'S LEASE UNDERTAKINGS OR ANY ASSERTED OR ENFORCEABLE AGAINST, LANDLORD, OR ANY OF THE LANDLORD PARTIES OR AGAINST ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, MANAGERS OR EMPLOYEES.
22.Transfer of Landlord's Interest.
Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer to a bona fide transferee in good faith who agrees to assume the obligations of Landlord under this Lease to be performed after the date of such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord thereafter, Tenant shall attorn to such transferee. Any such transfer shall be as to all of Landlord's rights hereunder.
23.Reserved.
24.Holding Over.
If Tenant holds possession of the Premises after the expiration or termination of the Tenn of this Lease, by lapse of time or otherwise, with or without the express or implied consent of Landlord, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. For the initial three (3) months of any such holdover period, Tenant shal1 pay to Landlord a monthly Base Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease, plus 100% of all applicable Additional Rent, and thereafter Tenant shall pay to Landlord a monthly Base Rent in an amount equal to two hundred percent (200%) of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease, plus 100% of all applicable Additional Rent. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord's rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, (a) Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover, and (b) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs and expenses, including, without limitation, all lost profits and other consequential damages, attorneys' fees, consultants' fees and court costs incurred or suffered by or asserted against Landlord by reason of Tenant's failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease; provided, however, that Landlord agrees to use commercially reasonable efforts to mitigate any and all such damages.
25.Subordination to Mortgages and Other Documents; Estoppel Certificate.
25.01Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subordinate to the interests of (a) all present and future ground leases and master leases of all or any part of the Project; (b) all present and future mortgages and deeds of trust encumbering all or any part of the Project; (c) all past and future advances made under any such mortgages or deeds of trust; and (d) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust (collectively, "Security Documents") which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Subject to Section 25.02, below, such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Tenant acknowledges and agrees that Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord's estate or interest in the Building by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Furthermore, Tenant shall within ten ( l 0) business days of demand therefor, execute (or make good faith comments to) any instruments or other documents which may be required by Landlord or the holder ("Holder") of any Security Document and specifically shall execute (or make good faith comments to), acknowledge and deliver within ten (10) business days of demand therefor a subordination of lease or subordination of deed of trust, in commercially reasonable form if required by the Holder of the Security Document requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder. Such instruments may contain, among other things, provisions to the effect that such lessor, mortgagee or beneficiary (hereafter, for the purposes of this Section 25.01, a "Successor Landlord") shall (i) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such Successor Landlord's succession to Landlord's interest under this Lease; (ii) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord's succession to Landlord's interest under this Lease; (iii) not be liable for the return of any security deposit under this Lease unless the same shall have actually been deposited with such Successor Landlord; and (iv) be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default. Landlord is hereby irrevocably appointed and authorized as agent and attorney-in-fact of Tenant to execute and deliver all such subordination instruments in the event that Tenant fails to execute and deliver said instruments within ten (IO) days after notice from Landlord requesting execution and delivery thereof. Landlord shall use commercially reasonable efforts to obtain an "SNDA Agreement" in favor of Tenant with respect to any future Holder of a Security Document. An SNDA Agreement shall mean an agreement between Tenant and the Holder of a Security Document which provides that so long as Tenant is paying the Rent due hereunder and is not otherwise in Default hereunder, its right to possession of the Premises shall remain in effect.
25.02Attornment. In the event any proceedings are brought for the foreclosure of any Security Document or deed in lieu thereof (or if any ground lease is terminated), Tenant agrees to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the landlord under this Lease. Tenant shall, within ten (I 0) business days of demand therefor, execute (or make good faith comments to) any instruments or other documents which may be required by Landlord or the Holder of any such Security Document (on any such Holder's commercially reasonable form for such document (or in any other commercially reasonable form)) to evidence the attornment described in this Section 25.02.
25.03Mortgage and Ground Lessor Protection. Tenant agrees to give each Holder of any Security Document, by certified mail or overnight courier, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter, a "Notified Party"). Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then within such additional time as may be necessary if Landlord has commenced such cure within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot reasonably be cured or corrected within that time but such Notified Party has informed Tenant within such thirty (30) day period of such Notified Party's intent to attempt to cure such default, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).
25.04CC&Rs. Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the "CC&Rs") which Landlord, in Landlord's discretion, reasonably deems necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&R.s. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a "Recognition of Covenants, Conditions and Restrictions" in a commercially reasonable form agreeing to and acknowledging the CC&Rs.
25.05Estoppel Certificates. Tenant agrees at any time and from time to time upon not less than ten (10) business days' prior written notice from Landlord, execute (or make good faith comments to), acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been reasonably requested by Landlord or any current or prospective purchaser, Holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) the dates to which the Annual Base Rent, Rent and other charges hereunder have been paid, if any, and (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit E is hereby approved by Tenant for use pursuant to this Section 25.05; however, at Landlord's option, Landlord shall have the right to use other forms for such purpose. Tenant's failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. In the event that such certificate is being given to any Holder or ground lessor, such statement may contain any other provisions customarily required by such Holder or ground lessor including, without limitation, an agreement on the part of Tenant to furnish to such Holder or ground lessor, as applicable, written notice of any Landlord default and a reasonable opportunity for such Holder or ground lessor to cure such default prior to Tenant being able to terminate this Lease. In addition, Landlord is hereby irrevocably appointed and authorized as agent and attorney-in-fact of Tenant to execute and deliver such statement in the event that Tenant fails to execute (or make good faith comments to) and deliver such statement within ten (10) business days after notice from Landlord requesting execution and delivery thereof. Any statement delivered pursuant to this Section 25.05 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.
26.Letter of Credit.
26.01Intentionally Omitted.
26.02Letter of Credit.
A.On or before the Effective Date, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit (the "Letter of Credit'') in the amount specified in Section 1.10 (the "Full L-C Amount"), which Letter of Credit (a) shall be in the form of Exhibit F attached hereto (or contain variations only if approved by Landlord), (b) shall be issued by a regional or other money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco, California office which will negotiate a Letter of Credit or alternatively which accepts draw requests via facsimile or overnight courier, and whose deposits are insured by the FDIC) reasonably approved by Landlord (the "Issuing Bank"), and (c) shall not be secured by cash deposited by Tenant with the Issuing Bank or by a pledge by Tenant to the Issuing Bank of cash or other collateral belonging to Tenant. Landlord hereby approves Silicon Valley Bank as the Issuing Bank. The amount of the Letter of Credit (the "L-C Amount") shall be the Full L-C Amount.
B.Tenant shall pay all expenses, points and/or fees incurred in obtaining, modifying, renewing or reissuing the Letter of Credit pursuant to the provisions of this Section 26.02. The Letter of Credit shall be maintained in effect by Tenant for the Full L-C Amount until the date which is ninety (90) days following the expiration of the Tenn of this Lease.
C.The Letter of Credit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, and the parties hereto acknowledge and agree that the Letter of Credit does not constitute and shall not, in any event, be deemed to constitute a security deposit. Tenant authorizes Landlord to take any actions necessary to perfect Landlord's security interest in the Letter of Credit including, without limitation, to duly execute on behalf of Tenant (and for the benefit of Landlord or any of Landlord's assigns) a financing statement describing the Letter of Credit as collateral (the "Financing Statement") and to file or cause to be filed the Financing Statement with all appropriate authorities so as to perfect Landlord's security interest in the Letter of Credit. Tenant agrees to (and Tenant shall) execute any Financing Statements and/or any further documents and to take any further actions reasonably requested by Landlord to evidence, perfect or maintain Landlord's first priority security interest in the Letter of Credit. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. The use, app1ication or retention of the Letter of Credit, or any portion thereof, by Landlord shall not affect or prejudice any other right or remedy of Landlord provided by this Lease at law or in equity, it being intended that Landlord shall not be required to proceed against (or exhaust) the Letter of Credit as a condition of the exercise of any other remedy, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any penalty or charge assessed by the Issuing Bank for any draw under the Letter of Credit or any other matter relating to the Letter of Credit shall be borne by Tenant.
D.If (a) Tenant commits a Default with respect to any provisions of this Lease, including but not limited to, the provisions relating to the payment of Rent, (b) Tenant fails to renew the Letter of Credit at least thirty (30) days before its expiration, or (c) the Issuing Bank repudiates the Letter of Credit or otherwise fails to comply with any of the requirements of this Section 26.02 (an "Issuing Bank Failure") Landlord may, but shall not be required to, draw upon all or any portion of the Letter of Credit to the extent necessary (i) to cover the payment of any Rent or any other sum in default, (ii) to cover the payment of any other amount which Landlord ma)( spend or become obligated to spend by reason of Tenant's default, (iii) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default, and/or (iv) in the case where Tenant fails to renew the Letter of Credit at least thirty (30) days prior to its expiration or there is an Issuing Bank Failure, for the entire L C Amount. If any portion of the Letter of Credit is drawn upon by Landlord hereunder, Tenant shall, within ten (10) days after written demand therefor, either (A) reinstate the Letter of Credit to the amount then required under this Lease, or (B) provide Landlord with a new Letter of Credit in form and substance which is consistent with the provisions of this Section 26.02. Any amount of the Letter of Credit which is properly drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant pending reinstatement of the Letter of Credit to its full amount or delivery a new Letter of Credit in a form consistent with the provisions of this Section 26.02 (and promptly following any such reinstatement of the Letter of Credit or delivery of a new Letter of Credit, Landlord shall return such cash to Tenant and/or exchange the current Letter of Credit therefor). Tenant shall be responsible to maintain the Letter of Credit as issued by a financially responsible Issuing Bank at all times. In the event that, for any reason, the Letter of Credit shall be or become invalid or shall not conform to the requirements of this Section 26.02, or in the event the Issuing Bank shall be rendered insolvent (a "Reissuance Event"), Tenant shall, within ten (10) days of Landlord's written demand to do so, cause a Letter of Credit conforming to the requirements of this Section 26.02 to be issued to Landlord by an Issuing Bank then conforming with the requirements of this Section 26.02. Tenant hereby waives the provisions of California Civil Code Section 1950.7 and all other provisions of Law now or hereafter in force, which might be construed so as to (x) restrict the amount or types of claims that a landlord may make upon or (y) impose upon a landlord (or its successors) any obligation with respect to the handling or return of a letter of credit that is held by a landlord as security for the faithful performance by a tenant of all of the terms, covenants and conditions to be kept and performed by a tenant under a lease.
E.Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and/or the Premises in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to freely transfer or assign the Letter of Credit to its transferee (either an owner or mortgagee of the Building) on one or more occasions provided that any such transferee agrees in writing to assume the obligations of Landlord hereunder with respect to the Letter of Credit and the proceeds of any draw upon the

Letter of Credit, and in the event of such transfer, at Landlord's request, Tenant shall, at Tenant's expense, take all such action to have the Letter of Credit reissued in the name of Landlord's transferee and/or Landlord's mortgagee, and in the case of such transfer, shall look solely to such transferee or mortgagee for the return of the Letter of Credit. From time to time as and if the Holder of any Security Document relating to the Project changes, or as other circumstances reasonably warrant, at Landlord's request Tenant shall cause the Issuing Bank to reissue the Letter of Credit and/or permit transfer or assignment, on one or more occasion, of the Letter of Credit as requested by Landlord and/or the Holder of a Security Document in the Project. In the event any lender or any Holder of a Security Document shall desire to be named as a co beneficiary (with Landlord) of the Letter of Credit, Tenant shall reasonably cooperate with Landlord's efforts to achieve such result.
F.A "Letter of Credit Default" means any of the following, if not cured within ten ( I 0) business days of Landlord's delivery of notice of such event to Tenant:
(1)failure of Tenant to deliver the Letter of Credit within the time period specified in Section 26.02(A), above;
(2)days prior to expiration;
(3)failure of Tenant to renew the Letter of Credit at least twenty (20)
(4)an Issuing Bank Failure; any Reissuance Event; and
(5)Tenant's failure to provide a substitute or additional Letter of Credit when and if required under Section 26.02(B).
26.03As a material inducement to Landlord to enter into this Lease, Tenant hereby acknowledges and agrees that the Letter of Credit and the proceeds thereof (including, without limitation, any cash Security Deposit created by the draw down of all or any portion of the Letter of Credit) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (a) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any Law in connection with a bankruptcy, or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to Title 11 U.S.C. §502(b)(6) as if no Letter of Credit existed, and (c) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.
26.04Provided that Tenant (a) has not been in Default under this Lease at any time during the Term and (b) tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing L-C conforming in all respects to the requirements of this Section 26, in the amount of the applicable Full L-C Amount prior to the applicable date set forth below, the Full L-C Amount shall be reduced in accordance with the following schedule:

Date	Full L-C Amount

Commencement Date	$2,394,709.00

Fourth Anniversary of Commencement Date	$I, 197,350.00.00
Sixth Anniversary of Commencement Date	$718,410.00

27.Notices.
Except as otherwise expressly provided in this Lease, any consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and may be served (a) by personal service, (b) by a reputable overnight courier service, which provides evidence of delivery, or (c) by certified mail, postage pre-paid, addressed to the Landlord at the address for Landlord set forth herein, and to Tenant at the address for Tenant set forth herein, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shalt be deemed to have been served, (i) on the date on which it personally delivered, (ii) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, or (iii) if sent via certified mail, on the date of delivery (provided, however, that in the case of notices sent pursuant to clause (i) or clause (iii), the date of delivery is a weekend or holiday, then such notice shall be deemed given on the next-succeeding business day. Notwithstanding any provision of this Lease to the contrary, in the case where California statutory law requires that any notice, notice to quit or pay rent, summons or complaint (or any other form of writing required in connection with the assertion of rights against Tenant, the enforcement of Tenant's obligations under this Lease or the termination of Tenant's rights hereunder) (collectively, "Statutory Written Notices or Complaints") must be delivered or served in a particular form, delivered to or served on Tenant through delivery to or service on a particular representative of Tenant, or delivered or served in a particular manner (or by a particular method), for purposes of determining compliance with such applicable statutory requirements, the time, manner or method of delivery of all such Statutory Written Notices or Complaints delivered to or served on all of the Tenant addressees for notices listed below (other than the timing, manner and/or method of delivery of the Statutory Written Notice or Complaint to the first address listed below) shall be disregarded (so long as copies of such Statutory Written Notices or Complaints are delivered to the other Tenant addressees in accordance with the first sentence of this Article 27 within three (3) business days of delivery to the first addressee listed below), and if the timing, manner and, method of delivery and form of the Statutory Written Notice or Complaint delivered to the first addressee listed below shall satisfy the applicable statutory requirements, then such statutory requirements shall be deemed satisfied with respect to the timing, manner, and method of delivery and form with respect to all Tenant addressees as of the date of delivery to the first addressee listed in Section 1.14.
28.Surrender of Premises.
Except as provided in Section 8 and in this Article 28, upon expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as when received at the inception of this Lease, subject to ordinary wear and tear. All Tenant

Improvements and Alterations shall become a part of the Premises and shall become the property of Landlord upon the expiration or earlier termination of this Lease, unless Landlord shall, in accordance with Article 9, require Tenant to remove any Required Removables, in which event Tenant shall, prior to the date of such expiration or termination, remove the Required Removables designated by Landlord to be so removed and shall promptly restore, patch and repair any resulting damage, all at Tenant's sole expense. In the event of any failure of Tenant to perform its obligations under this Article 28, in addition to (and without prejudice to) any and all other remedies of Landlord, Landlord may use, apply or retain all or any part of the Security Deposit or Letter of Credit with respect to such failure. All business and trade fixtures, machinery and equipment, furniture, movable partitions, wallcoverings, telecommunications equipment, data cabling and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises, or the Project shall be and remain the property of Tenant, and upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Project caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of this Lease, Tenant shall be deemed to have abandoned the same, in which case Landlord may store the same at Tenant's expense (and Tenant shall pay Landlord the cost thereof upon demand), or appropriate the same for itself, and/or sell the same in its discretion, with no liability to Tenant. Failure by Tenant to strictly comply with the provisions of this Article 28 shall constitute a failure of Tenant to validly surrender the Premises.
29.Option to Renew.
29.01Grant of Option. Tenant shall have one (I) option (the "Extension Option") to extend the Term of this Lease as to the entire Premises then subject to this Lease for an additional term of five (5) years (the "Extension Term"), subject to and upon the terms and conditions contained in this Article 29. The Extension Term shall commence upon the day immediately following the Expiration Date and shall end at 5 p.m. Pacific Standard Time on the fifth (5th) anniversary of the Expiration Date. The Extension Term shall be upon the same terms to timely exercise the Extension Option, the Extension Option (and any other rights to extend or renew the Term) shall lapse and Tenant shall have no further right to extend the Term of the Lease, (b) there shall be no further options to extend the Term pursuant to this Article 29 or otherwise following the Extension Term, (c) Tenant shall not be entitled to any credit against Rent or any other rent concession or rent allowance or abatement of Rent, except as specifically provided in Section 29.04 below, and (d) the Base Rent for the Extension Term shall be as provided in Section 29.03. The Extension Option and all of the rights contained in this Article 29 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not by any assignee, sublessee or other Transferee of Tenant's interest in this Lease other than an assignee pursuant to a Business Transfer), and then only if Tenant then occupies the entirety of the Premises (and any attempted exercise of an Extension Option under any other circumstances shall, at the election of Landlord, be null and void and of no force or effect).
29.02Exercise. The Extension Option may be exercised only by Tenant giving written notice of exercise (an "Extension Notice") to Landlord on or before the date that is not more than fifteen (15) and not less than twelve (12) months prior to the then scheduled Expiration Date. If Tenant does not timely deliver to Landlord the Extension Notice for the Extension Option pursuant to the provisions of this Article 29 within the time period set forth above, time being of the essence, then Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable Expiration Date shall terminate.

29.03Annual Base Rent. The Base Rent payable for the Premises during an Extension Term (the ''Extension Term Base Rent") shall be equal to (a) the amount of rentable square feet contained within the Premises then subject to this Lease, multiplied by (b) the FMRR (defined below) of the Premises as of the first day (an "Adjustment Date") of such Extension Term, as determined in accordance with this Article 29.
29.04Definition of FMRR. The "FMRR" of the Premises for a particular Extension Tenn shall be equal to the rent per rentable square foot that Landlord has agreed to accept, or if there has not been a reasonable number of current comparable transactions in the Building, that landlords of the Comparable Buildings have agreed to accept, and sophisticated nonaffiliated tenants of the Building or Comparable Buildings have agreed to pay, in current arms-length, nonequity (i.e., not being offered equity in the building), transactions for comparable space (in terms of condition, floor location, view and floor height) of a comparable size (in terms of rentable square feet), for a term equal to the Extension Term and commencing as of the first day of the Extension Term, which rent per rentable square foot shall take into account and make adjustment for the existence, timing and amount of any increases in rent following term commencement in the comparison transactions, and shall at all times take into consideration and make adjustment for all other material differences in all terms, conditions or factors (applicable to the transaction in question hereunder or applicable to one or more of the comparison transactions used to determine the FMRR) that a sophisticated tenant or sophisticated landlord would believe would have a material impact on a "fair market rental" determination; provided, however, that (a) the rent for all comparison transactions shall be adjusted to reflect payment of operating expenses and real estate taxes in the same manner as the same are payable hereunder, (b) the presence, amount or absence of brokerage commissions in either the subject transaction or the comparison transactions shall be disregarded, (c) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any "construction period") shall be disregarded, and (d) if any tenant improvements or allowance provided for in comparable transactions shall be taken into account, the value to Tenant of any existing improvements in the Premises shall also be accounted for in the calculation of the FMRR. If in determining the FMRR for a subject transaction hereunder, it is determined that free rent or cash allowances (collectively, "Concessions'') should be granted, Landlord may, at Landlord's sole option, elect all or any portion of the following: (i) to grant some or all of the Concessions to Tenant as free rent or as an improvement allowance, or (ii) to adjust the monthly installments of the Extension Term Base Rent to be an effective rental rate which takes into consideration and deducts from monthly rent the amortized amount of the total dollar value of such Concessions, amortized on a straight line basis over the Extension Term (in which case the Concessions so amortized shall not be granted to Tenant). As used herein, "Comparable Buildings" shall mean comparable Class "A" office buildings in the South of Market submarket of San Francisco, California at the time the Extension Term commences.
29.05Procedure for Determining the FMRR. For purposes of determining the FMRR, the following procedure shall apply:
A.If Tenant has timely delivered the Extension Notice with respect to the Extension Option, Landlord shall within thirty (30) days after its receipt of the Extension Notice, deliver to Tenant a written notice (a "Market Rent Notice") of Landlord's determination of what Landlord then believes the FMRR (and Extension Term Base Rent) would be during the Extension Tenn. Within ten (10) business days after Tenant's receipt of a Market Rent Notice, Tenant shall deliver to Landlord written notice (a "Market Rent Response Notice") electing either (i) to accept the FMRR (and Extension Term Base Rent) set forth in the Market Rent Notice, in which case the FMRR (and Extension Term Base Rent) shall be as set forth in the Market Rent Notice, or (ii) to not accept Landlord's determination of the FMRR (and Extension Term Base Rent), in which case Landlord and Tenant shall endeavor to agree upon the

FMRR (and Extension Term Base Rent) on or before the date that is ten (10) business days after Landlord's receipt of Tenant's Market Rent Response Notice (the "Outside Agreement Date"). If Tenant fails to deliver Tenant's Market Rent Response Notice within ten (IO) days after its receipt of a Market Rent Notice (or fails in its Market Response Notice to expressly reject Landlord's determination of the FMRR (and Extension Tenn Base Rent) set forth in a Market Rent Notice), Tenant shall conclusively be deemed to have accepted Landlord's determination of the FMRR (and Extension Term Base Rent) set forth in the Market Rent Notice. If Landlord and Tenant are unable to agree upon the FMRR (and Extension Term Base Rent) by the Outside Agreement Date, then the FMRR shall be determined by arbitration pursuant to this Section 29.05.
B.If Landlord and Tenant shall fail to agree upon the FMRR (and Extension Term Base Rent) on or before the Outside Agreement Date, then, within ten (10) days thereafter, each of Landlord and Tenant shall submit to the other its determination of the FMRR (and Extension Term Base Rent} and such determinations shall be submitted to arbitration (as Tenant's and Landlord's ''submitted FMRR," respectively) in accordance with the following:
C.Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the San Francisco, California area. The determination of the arbitrators shall be limited solely to the issue as to whether Landlord's or Tenant's submitted FMRR is the closest to the actual FMRR, as determined by the arbitrators, taking into account the requirements of this Article 29. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator appointed by the other shall solely render a decision as to the FMRR, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.
D.The two arbitrators so appointed shall within ten (IO) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same standard as described in Section 29.05(c), above (with respect to appointment of the initial two arbitrators).
E.The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted FMRR and shall notify Landlord and Tenant thereof.
F.The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant, shall be in writing and shall be non-appealable, and counterpart copies thereof shall be delivered to Landlord and Tenant. A judgment or order based upon such award may be entered in any court of competent jurisdiction. In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease.
G.If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be promptly submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Article 29.
H.The cost of arbitration shall be paid by Landlord and Tenant equally.

29.06Conditions to Exercise of Each Extension Option. Notwithstanding any provision of this Article 29 to the contrary, at the election of Landlord, any attempted exercise by Tenant of an Extension Option shall be invalid and ineffective if, on the date of such attempted exercise, Tenant is in default under this Lease, and any exercise of such Extension Option shall be deemed null and void and of no force and effect, at the election of Landlord, if (i) on the commencement of the Extension Term, Tenant is in default under this Lease, or (ii) Tenant has previously been in default under this Lease more than once.
30.Confidentiality. Tenant agrees that (a) the terms and provisions of this Lease are confidential and constitute proprietary information of Landlord and (b) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of Landlord. The foregoing will not preclude Tenant from disclosing terms and provisions of this Lease (i) to a proposed subtenant or assignee, (ii) to Tenant's counsel, real estate advisors, accountants, lenders and/or potential investors or (iii) as may be mandated by an order of a court or other governmental body having jurisdiction after giving reasonable notice to Landlord with adequate time for such other party to seek a protective order or the rules of the United States Securities and Exchange Commission.
31.Signage Rights.
A.Except to the extent expressly provided in this Article 31, Tenant shall not,
B.place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Project or in any area of the Building, Premises or Project which is visible from the exterior of the Building or outside of the Premises or (b) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.
C.Subject to compliance with applicable Laws and such Building signage criteria as Landlord shall apply from time to time and subject to receipt of Landlord's prior written consent, in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall desire. For avoidance of doubt, such signage may include Tenant's name and/or logo. Landlord shall, at its expense, provide a proportionate share of Tenant identification on the main directory located in the Building lobby. Any changes to Tenant's identification on such directory requested by Tenant shall be made by Landlord at Tenant's sole expense. All signage in the Premises described in this Section 31(B) shall be treated as Tenant's personal property under the provisions of Article 8 with respect to Tenant's obligation at the expiration or early termination of this Lease.
32.Financial Statements. At any time during the Term and upon Landlord's execution of a commercially reasonable nondisclosure agreement and the execution of such agreement by any third party potential lender or purchaser to whom Landlord intends to disclose the specific information described herein, Tenant shall, upon ten (10) business days' prior notice from Landlord, provide Landlord with then current financial statements and financial statements for each of the two (2) years prior to the then current calendar year for Tenant; provided, however, (i) if the financial statements of Tenant are not available to the general public, except in the case where Landlord is requesting such financial statements for delivery to an existing or prospective lender (a "Requesting Lender") (A) in connection with a new loan (a "Project

Loan") (or modification or extension of an existing loan) secured in whole or in part by some form of mortgage, deed of trust or other security interest in the Project (or some interest therein) or (B) under circumstances where the failure to so deliver such financial statements would (or could, with notice, the passage of time, or both) constitute a default under any document relating to a Project Loan, Tenant shall not be required to provide those financial statements which are not available to the general public; provided, further, however, that notwithstanding the foregoing, in the circumstances described in either exception (A) or (B) of the foregoing proviso, Tenant shall be required to provide the financial statements of Tenant in the form required hereunder only to the Requesting Lender (but not to Landlord). Such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be audited by an independent certified public accountant.
33.Miscellaneous.
33.01This Lease shall be interpreted and enforced in accordance with the Laws of the State of California.
33.02Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the State of California, County of San Francisco, City of San Francisco.
33.03If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected.
33.04If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.
33.05Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website http//www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.
33.06Subject to the provisions of Exhibit B, if either Landlord or Tenant institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease (including, without limitation, any arbitration proceeding), the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, actual attorneys' fees.
33.07To the fullest extent permitted by law, Landlord and Tenant each expressly waive any right to trial by jury in any proceeding based upon a claim arising out of or in connection with this Lease in which Landlord and Tenant are adverse parties. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord's acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The filing of a cross complaint by one against the other is sufficient to make the parties "adverse."

33.08Neither Landlord nor Tenant shall incur any liability to the other with respect to, and shall not be responsible for any failure to perform, any of their obligations hereunder (other than Tenant's obligations to pay Rent hereunder) if such failure is caused by any reason beyond the control of Landlord or Tenant, as applicable, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, a "Force Majeure"). The amount of time for either Landlord or Tenant to perform any of its obligations hereunder shall be extended on a day for day basis for each day that Landlord or Tenant, as applicable, is delayed in performing such obligation by reason or any Force Majeure occurrence, whether similar to or different from the foregoing types of occurrences. In the event that either party hereto is delayed in the performance of any of its obligations hereunder by Force Majeure, such party shall promptly notify the other party of such delay, and the nature of the Force Majeure in question.
33.09Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind or inure to the benefit of Landlord and Tenant and their respective successors and assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 12.
33.10Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being, deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (a) to change the name or street address of the Building and/or the Project; (b) to install, affix and maintain all signs on the exterior and/or interior of the Building and/or the Project; (c) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises and, notwithstanding the provisions of Article 8, the design, arrangement, style, color and general appearance of the portion of the Premises which is visible from the exterior, and contents thereof, including, without limitation, furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and removals thereto, shall, at all times have the appearance of premises having the same type of exposure and used for substantially the same purposes that are generally prevailing in the premises of first class office buildings in the area; (d) to display the Premises and/or the Building and/or the Project to mortgagees, prospective mortgagees, prospective purchasers and ground lessors at reasonable hours upon reasonable advance notice to Tenant; (e) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building and/or the Project, provided no such change shall materially adversely affect access to, or materially adversely affect the provision of essential services to, the Premises; (f) to grant any party the exclusive right to conduct any business or render any service in the Building or in the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (g) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant's employees and business invitees; (h) to prohibit the placement of video or other electronic games in the Premises; (i) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such rules and regulations as Landlord prescribes for security purposes; G) to install, operate and maintain surveillance systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Project; (k) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building and/or the Project (subject to the provisions of Section I 0.I); and (I) to retain at all times master keys or pass keys to the Premises.
33.11Landlord has delivered a copy of this Lease to Tenant for Tenant's review only and the delivery of it does not constitute an offer to Tenant or an option.

33.12Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers other than Broker claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to Broker in accordance with the terms of a separate written commission agreement to be entered into by and between Landlord and Broker.
33.13Provided that Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Term of this Lease, subject to all of the terms and conditions contained in this Lease, from and against all persons holding an interest in the Project from and through Landlord.
33.14This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease.
33.15The Common Areas shall be subject to the exclusive management and control of Landlord, and Tenant shall comply with all Rules and Regulations from time to time pertaining to the Common Areas. Landlord shall have the right from time to time as determined in Landlord's good faith discretion, to designate, modify, eliminate, add to, change, relocate and/or limit (or limit the use of) the particular areas or portions of the Project designated as Common Areas, so long as such changes do not (a) prevent Tenant from accessing the Premises or the Parking Facilities, (b) materially and substantially increase Tenant's obligations, (c) decrease in any material manner the level of utility services or elevator service required to be provided to the Premises without Tenant's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall also have the right to close all or any portion of the Common Areas as may, in the reasonable discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person.
33.16This Lease constitutes the entire agreement relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. This Lease supersedes all prior agreements and understandings between Landlord and Tenant related to the Premises, including all lease proposals, letters of intent and other documents, and alone expresses the agreement of the parties. Neither party is relying upon any warranty, statement or representation not contained in this Lease.
33.17This Lease shall not be may be amended, changed or modified in any way unless by a written agreement signed by an authorized representative of Landlord and Tenant Neither party shall have waived or released any of its rights hereunder unless in writing and executed by such party.
33.18Tenant's Dogs.
A.In General. Subject to the provisions of this Section 33.18, Tenant shall be permitted to bring non-aggressive, fully domesticated fully-vaccinated, dogs into the Premises (which dogs are owned by Tenant or an officer or employee of Tenant) ("Tenant's Dogs"). Tenant's Dogs must be on a leash while in any area of the Project outside of the Premises. Within three (3) business days following Tenant's receipt of Landlord's request, Tenant shall provide Landlord with reasonably satisfactory evidence showing that all current vaccinations have been received by Tenant's Dogs. Tenant's Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). While in the Building, Tenant's Dogs must be taken directly to/from the Premises and Tenant shall use the Building's freight elevator to bring Tenant's Dogs to/from the Premises. Tenant shall not permit any objectionable dog related odors to emanate from the Premises, and in no event shall Tenant's Dogs be at the Project overnight. All bodily waste generated by Tenant's Dogs in or about the Project shall be promptly removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized. No Tenant's Dog shall be permitted to enter the Project if such Tenant's Dog previously exhibited dangerously aggressive behavior. Notwithstanding any provision to the contrary contained in this Lease, Landlord shall have the unilateral right at any time to rescind Tenant's right to have Tenant's Dogs in the Premises, if in Landlord's reasonable judgment, Tenant's Dogs are found to be a substantial nuisance to the Project (for purposes hereof, Tenant's Dogs may found to be a "substantial nuisance" if Tenant's Dogs defecate in the Common Areas, .damages or destroys property in the Project or exhibits threatening behavior). The right to bring Tenant's Dogs into the Premises pursuant to this Section 33.18 is personal to Pagerduty, Inc., a Delaware corporation (the "Original Tenant'') and any assignee pursuant to a Business Transfer. If the Original Tenant Transfers the Lease (other than pursuant to a Business Transfer) or sublets all or any portion of the Premises, the right to bring Tenant's Dogs into such Transferred portion of the Premises shall terminate and be of no further force and effect.
B.Costs and Expenses. Tenant shall pay to Landlord, within fifteen (15) business days after demand, all costs incurred by Landlord in connection with Tenant's Dogs presence in the Building, Premises or Project, including, but not limited to, janitorial, waste disposal, landscaping and repair. If Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of the Tenant's Dogs in the Premises, the Building or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises heating, air conditioning and ventilation system, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense.
[No Further Text on this Page; Signature Page Follows]

Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:
TODA AMERICA, INC.,
a California corporation
By:     /s/ Hiroki Yanagi

Name:     Hiroki Yanagi

Title:    Treasurer and Secretary
TENANT:
PAGERDUTY,
a Delaware corporation
By:     /s/ Charles A. Ferer

Name:     Charles A. Ferer

Title:    CFO

EXHIBIT A

FLOOR PLAN OF PREMISES
The floor plan that follows is intended to solely identify the general location of the Premises. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
l

EXHIBIT B

OPERATING EXPENSES AND PROPERTY TAXES
1.Payment of Tenant's Pro Rata Share of Operating Expenses and Property Taxes.
1.1Subject to the provisions of this Lease, commencing on the expiration of the Base Year, in addition to paying Base Rent pursuant to Section 4 of this Lease, with respect to each Expense Year (defined below), Tenant shall also pay, as Additional Rent, Tenant's Pro Rata Share of the positive excess, if any, of Operating Expenses (defined below), for the Building allocable hereunder to such Expense Year over Operating Expenses for the Project allocable hereunder to the Base Year. Subject to the provisions of this Lease, commencing on the expiration of the Base Year, in addition to paying Base Rent pursuant to Section 4 of this Lease, with respect to each Expense Year, Tenant shall also pay, as Additional Rent, Tenant's Pro Rata Share of the of the positive excess, if any, of the Property Taxes (defined below) for the Building allocable hereunder to the Base Year.
1.2Definitions.
1.2.1"Base Year" shall mean the calendar year specified in Item 1.I 2 of the Basic Lease Information. "Expense Year" shall mean each calendar year in which any portion of the Term of this Lease falls, through and including the calendar year in which the Term of this Lease expires.
1.2.2"Property Taxes" shall mean, subject to the exclusions set forth herein, all real property taxes, assessments, fees, charges, or impositions and other similar governmental or quasi-governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer of any and every type, kind, category or nature, whether direct or indirect, general or special, ordinary or extraordinary and all taxes, assessments, fees, charges or similar impositions imposed in lieu of, or substitution (partially or totally) for, the same including, without limitation, all taxes, assessments, levies, charges or impositions (a) on any interest of Landlord or any mortgagee of Landlord in the Project, the Building, the Premises or in this Lease, or on the occupancy or use of space in the Project, the Building or the Premises; (b) on the gross or net rentals or income from the Project, Building and/or the Premises, including, without limitation, any gross income tax, excise tax, sales tax or gross receipts tax levied by any federal, state or local governmental entity with respect to the receipt of Rent; (c) on any transit taxes or charges, Metrorail assessments, business or license fees or taxes, annual or periodic license or use fees, park and/or school fees, arts charges, parks charges, housing fund charges; (d) imposed for street, refuse, police, sidewalks, fire protection and/or similar services and/or maintenance, whether previously provided without charge or for a different charge, whether provided by governmental agencies or private parties, and whether charged directly or indirectly through a funding mechanism designed to enhance or augment benefits and/or services provided by governmental or quasi-governmental agencies; (e) on any possessory interest in the Premises, Building or Project or any portion thereof charged or levied in lieu of real estate or real property taxes; and (f) any costs or expenses incurred or expended by Landlord acting consistently with Institutional Owner Practices in investigating, calculating, protesting, appealing or otherwise attempting to reduce or minimize any such taxes and/or assessments. Notwithstanding anything to the contrary herein, there shall be excluded from Property Taxes (i) any assessments incurred by Landlord on a voluntary basis, (ii) all income taxes (including both state and federal income taxes), capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord's gross income or profits unless the same is specifically included within the definition of Property Taxes above or otherwise shall be imposed in lieu of any form of real estate taxes or other ad valorem taxes, (iii) penalties incurred as a result of Landlord's failure to timely pay any taxes, (iv) any taxes directly payable by Tenant or any other tenant in the Premises under the applicable provisions in their respective leases, and (v) any taxes based upon the value of improvements in other tenants' premises as allocated to such other tenants on the assessment and assessed for real property tax purposes at a valuation higher than Fifty Dollars ($50.00) per rentable square foot. If any Property Tax can be paid by Landlord in installments, then, for the purpose of calculating Tenant's obligation to pay Property Taxes, any such Property Tax shall be deemed to be paid by Landlord in the maximum number of installments, regardless of the manner in which Landlord actually pays such Property Taxes. If Landlord receives a refund of Property Taxes, or a credit against its future Property Taxes, for any calendar year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Pro Rata Share of the refund, net of any reasonable expenses incurred by Landlord in achieving such refund; provided, however, if this Lease shall have expired or is otherwise terminated, Landlord shall refund in cash any such refund or credit due to Tenant within thirty (30) days after Landlord's receipt of such refund or its receipt of such credit against future Taxes, less any amounts otherwise due to Landlord under this Lease at the time of or as a result of such expiration or termination. Landlord's obligation to so refund to Tenant any such refund or credit of Property Taxes shall survive such expiration or termination.
1.2.3"Operating Expenses" shall mean (subject to the provisions of Section 1.2.4 of this Exhibit 8) all costs, fees, amounts, disbursements and expenses of every kind and nature paid or incurred by Landlord acting consistently with Institutional Owner Practices with respect to any Expense Year in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Building and/or the Project (or any portion thereof) in a first class manner, including, without limitation, any amounts paid or incurred with respect to:
(a)Premiums for property, casualty, liability, rent interruption, earthquake, terrorism, flood or other types of insurance carried by Landlord from time to time, and all amounts actually paid by Landlord with respect to the Project or any portion thereof to cover deductibles (or other shortfalls in coverage) under any such insurance; provided, however, that if and to the extent that Landlord incurs a deductible payment under any policy of earthquake coverage which is in excess of $10,000.00, any such excess deductible payment shall be amortized as if the same were a Capital Item with a useful life of the lesser of (i) seven (7) years, and (ii) the remaining Term of the Lease (but in no event less than three (3) years).
(b)Salaries, wages and other amounts paid or payable for personnel (including, without limitation, the Project manager, superintendent, operation and maintenance staff, the parking facilities manager (if the same exists and is employed directly by the Owner), concierge (if any) and other employees of Landlord) involved in the maintenance and operation of the Building and/or the Project, including contributions and premiums towards fringe benefits, unemployment taxes and insurance, social security taxes, disability and worker's compensation insurance, pension plan contributions and similar premiums and contributions which may be levied on such salaries, wages, compensation and benefits and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building or the Project.
(c)Cleaning expenses, including without limitation, window cleaning, and garbage and refuse removal.
(d)Landscaping and hardscape expenses, including without limitation, irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees and hardscape.
(e)The cost of providing all utility costs, including without limitation, fuel, gas, electricity, water, sewer, telephone, steam and other utility services (collectively, the "Utility Services") to the extent the same are not paid directly by Tenant to Landlord or the utility provider (as described in the Lease, if and to the extent that Tenant is required to directly pay, either to Landlord or the utility provider for any such Utility Services, Operating Expenses will not include the cost of the provision of such Utility Service to the premises of other tenants);

(f)The cost of maintaining, operating, restoring, renovating, managing, repairing and replacing components of equipment or machinery, including, without limitation, heating, refrigeration, ventilation, electrical, plumbing, mechanical, elevator, escalator, sprinklers, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts with respect thereto.
(g)The costs of access control and/or security for, and supervision of, the Building and/or the Project.
(h)Rental, supplies and other costs with respect to the operation of the management office for the Project and all Project management storage areas.
(i)All cost and fees for licenses, certificates, permits and inspections, and the cost incurred in connection with the implementation of a transportation system management program or similar program.
(j)The cost of replacement, repair, acqms1t1on, installation and modification of (A) materials, tools, supplies and equipment purchased by Landlord which are used in the maintenance, operation and repair of the Project and (B) any other form of improvements, additions, repairs, or replacements to the Project or to the systems, equipment or machinery operated or used in connection with the Project; provided, however, that with respect to those items described in clauses (A) and (B) above which constitute a capital item, addition, repair or improvement (collectively "Capital Items") under sound accounting and property management principles consistently applied, in each case the cost of each such Capital Item shall be amortized (with interest at the Interest Rate over the useful life (the "Useful Life") of such Capital Item, as determined by Landlord in accordance with sound accounting and property management principles consistently applied; provided further, however, that with respect to the Capital Items described in clause (B) above only, such items shall be included in Operating Expenses only if the implementation or installation of such items is intended to reduce Operating Expenses or to effect other economies in the operation or maintenance of the Project (a "Cost Savings Device") in a manner consistent with Institutional Owner Practices or is required under any Law becoming effective after the Effective Date (or first enforced after the Effective Date); provided, however, that the cost of each Cost Savings Device shall be amortized (with interest at the Interest Rate) over the lesser of (x) the Useful Life of such Capital Item or (y) the Pay Back Period (defined below') associated with such Cost Savings Device. The "Pay Back Period" shall be the period of time within which the projected aggregate annual savings in Operating Expenses resulting from the installation of a particular Cost Savings Device will equal the cost of the Cost Savings Device; as determined by Landlord in accordance with sound accounting principles consistently applied and Institutional Owner Practices. For purposes of this Lease, the "Interest Rate" shall mean the floating commercial loan rate announced from time to time by such national recognized money- center bank as Landlord shall in good faith select, as its prime or reference rate, plus 2% per annum.
(k)Attorneys', accountants' and consultants' fees and expenses in connection with the management, operation, administration, maintenance, restoration and repair of the Project (consistent with Institutional Owner Practices), including, but not limited to, such expenses that relate to seeking or obtaining reductions in or refunds of Property Taxes, or components thereof, or the costs of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses.
(l)Fees for the administration and management of the Project in an amount equal to three percent (3%) of the gross revenues of the Project (which shall be grossed up by Landlord to reflect one hundred percent (100%) occupancy of the entire Project on an annual basis), without regard to whether actual fees so paid are greater or less than such amount.

(m)Sales, use and excise taxes on goods and services purchased by Landlord for the management, maintenance, administration, repair, replacement, or operation of the Project.
(n)Fees for local civic organizations and dues for professional trade
(o)Payments under any declarations, covenants, conditions and restrictions or instruments pertaining to the Project or any easement, license or operating agreement or similar instrument which affects the Project or any portion thereof.
(p)Costs and expenses of investigating, testing, documenting, monitoring, responding to, abating and remediating Hazardous Materials other than abatement and remediation costs with respect to Hazardous Materials actually known by Landlord (on the Effective Date) to require abatement and/or remediation under applicable Laws as of the Effective Date; provided, however, that any such costs and expenses incurred in connection with the abatement and remediation of Hazardous Materials not known to Landlord to require abatement and/or remediation under applicable Laws as of the Effective Date shall be amortized under Section 1.2.30) of this Exhibit B with the amortization period being stipulated for such costs incurred for abatement or remediation purposes as ten ( I 0) years.
(q)The costs of providing insurance and any access control services provided with respect to the Parking Facilities.
(r)The cost of maintenance and replacements of curbs, walkways and security barriers.
(s)The cost of contesting any governmental enactments which may affect Operating Expenses.
(t)Any costs, fees, amounts, disbursements and expenses incurred in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Building or the Project in a first class manner which are generally included within Operating Expenses under Institutional Owner Practices.
1.2.4Notwithstanding any provision of this Lease to the contrary, for purposes of this Lease, the following costs and expenses shall be excluded from Operating Expenses:
(a)expenses relating to leasing space in the Project {including any costs relating to the design and construction of tenant improvements in the Premises or in the premises of other tenants, leasing and brokerage commissions, and leasing-related advertising expenses);
(b)legal fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and other tenants of the Project;
(c)Capital items unless and to the extent specifically permitted by Section 1.2.3 of this Exhibit B;
(d)Property Taxes;
(e)amounts received by Landlord on account of proceeds of insurance to the extent the proceeds are reimbursement for expenses which were previously included in Operating Expenses;
(f)except to the extent specifically provided in Section 1.2.3 of this Exhibit B, depreciation or payments of principal and interest on any mortgages upon the Project;

(g)payments of ground rent pursuant to any ground lease covering the Project or any portion thereof;
(h)subject to the provisions of this Exhibit B, the amount which Landlord charges directly to tenants for charges by Landlord for HVAC chilled water, hot and cold domestic water, sewer and other utilities, any cleaning services or any other services (other than parking services) which are provided to any other tenant or occupant of the Building or the Project at no charge; (i) premises in the Building; the cost of janitorial services provided to any other tenants'
(i)any cost expressly excluded from Operating Expenses under an express provision contained in this Lease.
(j){k) any marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees and expenses incurred in connection with the original development, subsequent improvement, or original leasing, financing or sale of the Project;
(k)any costs for which (and to the extent) the Landlord is (x) entitled to be reimbursed by any tenant or occupant of the Project or (y) is actually reimbursed by its insurance carrier or any tenant's insurance carrier;
(l)any bad debt loss, or any reserves for bad debts or rent loss, or similar losses;
(m)any costs associated with the operation of the business of the partnership or entity which constitutes the Landlord (or of which Landlord is a direct or indirect subsidiary, parent or Affiliate), as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except to the extent the same are directly attributable to the actions of the Tenant and such actions are in violation of this Lease), costs of selling, syndicating. financing, mortgaging or hypothecating any interest in the Project or any portion thereof, and costs incurred in connection with any disputes between Landlord and its partners and/or Landlord Affiliates, between Landlord and its employees, between Landlord and any other owner or interest holder in the Project, between constituent partners of Landlord, and/or between Landlord and Project management or its employees;
(n)any wages, benefits or related expenses of any employee who does not devote substantially all of his or her employed time to the management, operation or maintenance of the Project unless such wages, benefits and expenses are equitably prorated in accordance with Institutional Owner Practices; provided however, that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of Project manager;
(o)any costs, including, without limitation, permit, license and inspection costs, incurred with respect to the installation of improvements for the exclusive use or benefit of a tenant or tenants in the Project;
(p)any rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, which if purchased, the cost of which would be excluded from Operating Expenses as a capital cost, except for reasonable amounts of equipment not affixed to the Project which is used in providing any janitorial or similar services (if any) and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(q)any costs of electric power or other services to the premises of each tenant for which such tenant is directly paying to the relevant utility;

(r)any costs or expenses to the extent arising from the gross negligence or willful misconduct of Landlord;
(s)costs incurred (i) to comply with Laws relating to the removal of Hazardous Materials which were in existence in the Building or in the Project on the Effective Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then (as of the Effective Date) had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions under which they then existed in the Buildings, would have then required the removal or remediation of such Hazardous Materials; (ii) to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials are brought into the Project after the Effective Date by Landlord or Landlord's agents, employees or contractors and are of such a nature that, at that time, a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials in the state and under the conditions under which they then existed in the Buildings or in the Project, would have then required the removal or remediation of such Hazardous Materials;
(t)any costs or expenses incurred in removing and storing the property of former tenants or occupants of the Project;
(u)any advertising expenditures;
(v)any costs or expenses reimbursed to Landlord under any warranty, rebate, guarantee or service contract (which shall not prohibit Landlord from passing through the costs of any such service contract if otherwise includable in Operating Expenses);
(w)except as specifically permitted under Section 1.2.3 of this Exhibit B, costs of capital repairs, replacements and alterations, capital additions, capital improvements and equipment, as determined in accordance with sound real estate accounting principles, consistently applied; and
(x)except as set forth in Section 1.2.3 of this Exhibit B, any payments paid to Landlord (or any member, manager, partner or other constituents thereof) or to subsidiaries or Affiliates thereof for goods or services (including utility services) in the Project to the extent the same exceeds the cost of such good or services if rendered on a competitive basis by qualified, first-class unaffiliated third parties.
1.3Calculation Method and Adjustments.
1.3.1The variable components of Operating Expenses ("Variable Expenses") for all or any portion of any Expense Year (including the Base Year) during which actual occupancy of all of the Building is less than ninety-five percent (95%) of the Rentable Square Footage of the Building (as if all tenants are paying full rent, as contrasted with free rent, half rent and the like, such that those Variable Expense which are dependent on the amount of rent payable are fully grossed up) shall be adjusted by Landlord on a basis, consistent with Institutional Owner Practices applying sound accounting and property management principles (and the provisions of this Lease) to reflect ninety-five percent (95%) occupancy of the Rentable Square Footage of the Building during such period (as if all tenants are paying full rent, as contrasted with free rent, half rent and the like, such that those Variable Expenses which are dependent on the amount of rent payable are fully grossed up); provided, however, notwithstanding the foregoing, Landlord may "gross up" Variable Expenses under this Section 1.3 based upon 100% occupancy and level of service in the Building so long as such percentage is used consistently for each year of the term. If during all or any part of any Expense Year Including the Base Year), Landlord does not provide any particular item of benefit, work or service (the cost of which is a Variable Expense) to portions of the Project due to the fact that such item of benefit, work or service is not required or desired by the tenant of such space, or such tenant is itself obtaining and providing such item of benefit, work or service, or for any other reason, then for purposes of computing Variable Expenses for such Expense Year (including the Base Year), Operating Expenses shall be increased on a basis consistent with Institutional Owner Practices by an amount equal to the additional Variable Expenses which would have been paid or incurred by Landlord during such period if it had furnished such item of benefit, work or service to such portions of the Project throughout such period.
1.3.2Subject to the provisions of this Section 1.3, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses or Property Taxes shall be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles consistently applied and- on a basis which is consistent with Institutional Owner Practices. Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants or occupants of the Project (for example, retail tenants and office tenants) to reflect Landlord's good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. Subject to the provisions of this Section 1.3, from time to time Landlord shall have the right to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord's treatment of the same for purposes of the calculation of Operating Expenses is generally consistent with Institutional Owner Practices. All assessments and premiums of Operating Expenses or Property Taxes which can be paid by Landlord in periodic installments shall be paid by Landlord in the maximum number of periodic installments permitted by Law; provided, however, that if the then prevailing Institutional Owner Practice is to pay such assessments or premiums on a different basis, Landlord may utilize such different basis of payment. Subject to applicable Laws, Landlord shall solely determine all decisions with respect to the method and manner by which all Utility Services shall be billed and provided in the Building, which determinations shall be made by Landlord in good faith and on a basis consistent with Institutional Owner Practices (including the right to allocate utility expenses based upon studies which allocate utility usages among the tenants or occupants of the Building based upon the estimated use by the respective tenants). Landlord shall have the right to exclude from Base Year Operating Expenses the cost of items of service, work or benefits (i) not provided following the Base Year, (ii) incurred due to circumstances not applicable following the Base Year or due to market-wide labor-rate increases in Operating Expenses due to extraordinary circumstances, including, without limitation, boycotts, embargoes and strikes, and utility rate increases due to extraordinary circumstances, and (iii) amortized costs relating to capital improvements.
1.4Payment Procedure; Estimates. During each Expense Year Landlord may elect to give Tenant written notice (the "Estimated Statement") of its estimate of Tenant's Pro Rata Share of excess Operating Expenses and excess Property Taxes for that Expense Year. On or before the first day of each calendar month during such Expense Year. Tenant shall pay to Landlord one-twelfth (1112th) of such estimated amounts; provided, However, that, not more often than twice per year, Landlord may, by written notice to Tenant, revise its estimate for such Expense Year, and all subsequent payments under this Section 1.4 by Tenant for such Expense Year shall be based upon such revised estimate, Landlord shall use commercially reasonable efforts to deliver to Tenant within one hundred fifty (150) days after the close of each Expense Year or as soon thereafter as is practicable, a statement of that year's Property Taxes and Operating Expenses, and Tenant's Pro Rata Share of actual excess Property Taxes and actual excess Operating Expenses payable for such Expense Year as determined by Landlord in accordance with the provisions of this Lease (the "Landlord's Statement") and such Landlord's Statement shall be binding upon Landlord and Tenant, except as provided in Section 1.5 below. If the amount of Tenant's Pro Rata Share of actual Property Taxes and Operating Expenses for any Expense Year is more than the estimated payments with respect to such Expense Year made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days following receipt of Landlord's Statement. If the amount of Tenant's Pro Rata Share of actual Property Taxes and Operating Expenses for any Expense Year is less than the estimated payments for such Expense Year made by Tenant, any excess shall be credited against Rent next payable by Tenant under this Lease or, if the Term of this Lease has expired, any excess shall be paid to Tenant within thirty (30) days of Landlord's delivery of Landlord's Statement, No delay in providing any Landlord's Statement described in this Section 1.4 shall act as a waiver of Landlord's right to receive payment from Tenant under this Exhibit B above with respect to Tenant's Pro Rata Share of Property Taxes and/or Operating Expenses for the period covered thereby. If this Lease shall commence on a day other than the first day of a calendar year or terminate on a day other than the end of a calendar year, the amount of Tenant's Pro Rata Share of actual Property Taxes and actual Operating Expenses payable under this Exhibit B that is applicable to the calendar year in which such commencement or termination occurs shall be prorated on the basis that the number of days from the Commencement Date to December 31 of such calendar year or the number of days from January 1 of such calendar year to the termination date, as applicable, bears to the number 365. The expiration or early termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Exhibit B to be performed after such expiration or early termination.
1.5Review of Landlord's Statement.
1.5.1Provided that an uncured Default by Tenant does not then exist, and provided further that Tenant strictly complies with the requirements of this Section 1.5, Tenant shall have the right to reasonably review and photocopy (at Tenant's expense) Landlord's supporting books and records for any portion of the Property Taxes or Operating Expenses (collectively, "Expense Records") for a particular Expense Year covered by a Landlord's Statement, in accordance with the following procedure:
1.5.2If Tenant shall desire to review any portion of the Expense Records with respect to an Expense Year covered by a Landlord's Statement, Tenant shall, within one hundred twenty (120) days after any such Landlord's Statement is delivered to Tenant, deliver a written notice (a "Review Notice") to Landlord stating that Tenant is electing to conduct a review of Landlord's Statement and the Expense Records (and as a condition of commencement of any review of Landlord's Expense Records, Landlord may require Tenant and Tenant's Accountant to execute and deliver to Landlord, a commercially reasonable confidentiality agreement ("Landlord's Confidentiality Agreement"). As a condition of its right to deliver a Review Notice for a particular Landlord's Statement, Tenant shall simultaneously pay to Landlord all amounts remaining due from Tenant to Landlord as specified in the Landlord's Statement.. Except as expressly set forth in Section 1.5.3 below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease (including without limitation, Tenant’s obligation to make all payments of Base Rent and all payments of Additional Rent pending the completion of, and regardless of the results of, any review of Expense Records under this Section 1.5). The right of Tenant to review the Expense Records covered by, and dispute particular amounts billed under, a Landlord's Statement under this Section 1.5 may only be exercised once for each Expense Year covered by any Landlord's Statement, and if Tenant fails to deliver a Review Notice within the one hundred twenty (120) day period described above (or fails to commence its review of the applicable Expense Records within thirty (30) days following delivery of any such Dispute Notice or otherwise fails to complete such review within forty-five (45) days of commencement thereof) or fails to meet any of the other above conditions of exercise of such rights set forth in this Section 1.5, each and all of Tenant's rights (under, this Section 1.5 or otherwise) to review the Expense Records for the period covered by such Landlord's Statement, to dispute any amount billed to Tenant pursuant to (or otherwise described in) such Landlord's Statement, or to otherwise make any claim with respect to the calculation of Operating Expenses or Property Taxes relating to the Expense Year in question shall automatically be deemed waived by Tenant.
1.5.3Tenant acknowledges that Landlord maintains its Expense Records for the Project at Landlord's manager's corporate offices and Tenant agrees that any review of Expense Records under this Section 1.5 shall be at the sole expense of Tenant and shall be conducted by independent certified public accountants of national or regional standing selected by Tenant (''Tenant's Accountant"), who shall not be compensated on a contingency fee or any similar basis relating to the results of such review. Tenant acknowledges and agrees that any Expense Records of Landlord reviewed under this Section 1.5 (and the information contained therein) constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant's Accountant, to any person or entity other than the Tenant's Accountant performing the review, Tenant's attorneys and consultants, and the principals of Tenant who receive the results of the review (and as a condition of commencement of any review of Landlord's Expense Records, Landlord may require Tenant's Accountant to execute and deliver to Landlord, Landlord's Confidentiality Agreement).

1.5.4If Tenant contends that an error exists with respect to any Landlord's Statement covered by a Review Notice and Landlord disagrees with Tenant's contention that such error exists with respect to such Landlord's Statement (and the Operating Expenses and/or Property Taxes described therein) in dispute, Landlord shall have the right to cause another review of that portion of Landlord's Statement (and the Operating Expenses and Property Taxes stated therein) to be made by a firm of independent certified public accountants of national standing selected by Landlord ("Landlord's Accountant"). In connection' therewith, Landlord's Accountant and Tenant's Accountant shall consult one another in good faith to resolve any differences in their respective findings. In the event following such consultation, Landlord and Tenant shall continue to not agree as to any material issue, either party may submit all such disputes to binding arbitration. The exercise of Tenant's rights under this Section 1.5 shall be Tenant's sole and exclusive remedy for any claim by Tenant relating to any claimed overcharge for Operating Expenses and/or Property Taxes. In the event that it is determined in any such arbitration that total Operating Expenses and Property Taxes for the period covered by the Landlord's Statement in question have been overstated by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable cost of Tenant's Accountant and the amount of any overpayment by Tenant of estimated Operating Expenses and/or Property Taxes for the period in question shall be credited against Tenant's obligations to pay Additional Rent next coming due; in all other cases, Tenant shall be liable for (and shall reimburse Landlord on demand for) Landlord's Accountant's actual fees and expenses, and Tenant shall also bear all of Tenant's Accountant's fees and expenses. In the event that it is determined that Tenant's Pro Rata Share of total Operating Expenses and Property Taxes for the period covered by the Landlord's Statement in question are less than the amount actually paid therefor for such period by Tenant, the amount of any such overpayment by Tenant for the period in question shall be credited against Tenant's obligation to pay Rent next coming due (or if this Lease shall have previously expired or terminated, shall be paid in cash by Landlord to Tenant within thirty (30) days of the determination in question); in the event that it is determined that Tenant's Pro Rata Share of total Operating Expenses and Property Taxes for the period in question is more than the amount paid by Tenant for such period, Tenant shall promptly (within thirty (30) days of such determination) pay the amount of the underpayment to Landlord.

EXHIBIT C

BUILDING RULES AND REGULATIONS
The following Building Rules and Regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following Building Rules and Regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.
1.Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Building or Property.
2.Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.
3.Except to the extent expressly provided in this Section 3, Tenant shall not, (a) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or in any area of the Building or Premises which is visible from the exterior of the Building or outside of the Premises or (b) place or install (or permit to be placed or installed by any Tenant) in or about any portion of the Premises any window covering (except if behind Building standard window coverings) or any other material visible from the exterior of the Building or from outside of the Premises; provided, however, that any signs, advertisements, logos, identifying materials, pictures or names that are located wholly within the Premises (and which Tenant is otherwise entitled to construct or install in the Premises), shall not be prohibited by this Section 3 because such signs, advertisements, logos, identifying materials, pictures or names are visible through glass doors (or through open doors) from the Common Areas of any floor.
Subject to compliance with applicable Laws and such good faith Building signage criteria as Landlord shall apply from time to time and subject to receipt of Landlord's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall desire. Notwithstanding Landlord's Building signage criteria, Tenant shall be entitled to use its font and logo in connection with any signage located on any full floor leased by Tenant.
If other tenants occupy space on a floor of the Building on which a portion of the Premises is located, Tenant shall have the nonexclusive right to cause Landlord to provide identifying signage for Tenant in the elevator lobby on such floor, at Tenant's sole cost and expense, and such signage shall be comparable to that used by Landlord for other similar, multi-tenant floors in the Project, and shall be consistent with the locational and other standards (consistent with Institutional Owner Practices) for multi-tenant floor tenant signage in the Project (the "Landlord's Multi-Tenant Floor Signage Standards"), as the same may exist and/or be modified from time to time by Landlord.
All signage described in this Section 3 shall be treated as Tenant's personal property under the provisions of the Lease with respect to Tenant's obligation at the expiration or early termination of this Lease.
4.Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.
5.Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant's cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.
6.All contractors, contractor's representatives and installation technicians performing work in the Building shall be subject to Landlord's prior approval and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.
7.Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord's prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld, conditioned or delayed. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.
8.Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant's Property shall be repaired at Tenant's sole expense.
9.Corridor doors, when not in use, shall be kept closed.
10.Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord's sole opinion, constitute a nuisance.

11.Except as expressly allowed under the Lease, no animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.
12.No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 960I et seq. or any other applicable Environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.
13.Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.
14.Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Building ("Labor Disruption"). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.
15.Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that is not typical office equipment and that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord's prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building provided that Tenant's proportionate share is sufficient for typical office use.
16.Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees and invitees.
17.Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.
18.Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures.

19.Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord's sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.
20.Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non smoking building.
21.Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.
22.Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.
23.The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT D

RESERVED

EXHIBIT E

TENANT ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Lease Agreement (as amended, the "Lease") made and entered into as of ________,. 20_ by and between ________, a ________ as Landlord, and the undersigned as Tenant, for Premises on the ________ floor(s) of the office building located at 600 Townsend Street, San Francisco, California 94103, certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on     ,. and the Term expires on ________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.    Base Rent became payable on ________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6.    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord or Landlord's mortgagee.
7.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ________. The current monthly installment of Base Rent is $________.
8.    All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and to Tenant's knowledge Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
9.    Except for the required pre-payment of Base Rent mandated by Section 4.03 of the Lease, no rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10.    As of the date hereof, there are no existing defenses or offsets, or claims or any basis for a claim, that the undersigned has against Landlord.
11.    If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12.    There are no actions pending or threatened against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
14.    All improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

EXHIBIT F

LETTER OF CREDIT FORM
[Name of Financial Institution]
Irrevocable Standby
Letter of Credit
No. ______________________
Issuance Date:     _____________
Expiration Date: ____________
Applicant: ________________
________________, 20__
, 20
Re:    Applicant:                 _
Letter of Credit No.
Effective Date:        , 20__
Expiration Date:     ,20_
Gentlemen:
We hereby issue in the favor of each of [INSERT NAME OF LANDLORD] (the "Beneficiary") our Irrevocable Transferable Letter of Credit No. __________ for the account of [INSERT NAME OF TENAN11, for the sum of U.S.$(_________] (the "Letter of Credit''}, which sum is available against the Beneficiary's sight draft(s) drawn on us and accompanied by a statement signed by Beneficiary which statement shall read as follows:
"We hereby certify that the Beneficiary is entitled to draw upon this Letter of Credit in the amount of the draft submitted herewith pursuant to that certain Office Lease between [INSERT NAME OF LANDLORD], as landlord, and_._     .,a     ,as tenant, as the same may have been amended or assigned."
It is a condition of this Letter of Credit that it will be automatically extended for periods of one year from the present or any future expiration date. In the event we do not extend this Letter of Credit, we shall notify you in writing by certified mail, return receipt requested, at least seventy five (75) days prior to the then present expiration date.

In the event that we notify you that we elect not to extend this Letter of Credit, and you do not receive a replacement Letter of Credit from Applicant as of the date that is thirty (30) days prior to the date of expiration of this Letter of Credit, you may draw hereunder by means of your draft executed by Beneficiary without presentation of the foregoing statement or any additional documentation.
This Letter of Credit is transferable on one or more occasions. Transfer of this Letter of Credit is subject to our receipt of your instructions acceptable to us in the form attached hereto as Exhibit "A", accompanied by the original Letter of Credit and amendment(s), if any, and payment of our usual transfer fees. Partial drawings are authorized under this Letter of Credit. However, we will not make any payment under this Letter of Credit to any person who is listed on any OFAC List or prohibited under the OFAC Programs. "OFAC" means the U.S. Treasury Department's Office of Foreign Assets Control. "OFAC List" means any list maintained, from time to time, by OFAC, which lists countries, territories, Persons and other entities, the engagement of transactions with whom is prohibited by OFAC and/or by Executive Order 13224 (Sept. 24, 2001) "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism", which lists can be found on the OFAC website at <http://www.ustreas.gov/ofac>. "OFAC Programs" means the programs administered by OFAC, which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any OFAC List.
We hereby agree that drafts drawn in accordance with the terms stipulated herein will be duly honored upon presentation and delivery of documents as specified if presented to:    [Bank] ,    [Address]    , on or before         ,or any automatically extended expiration date. Unless [Bank]    receives payment instructions signed by Beneficiary to the contrary, payment for drawing under this Letter of Credit will be effected by means of a cashier check to be issued in the name of (lNSERT NAME OF LANDLORD].
Except so far as is otherwise stated, this irrevocable Letter of Credit is subject to the Uniform Custom and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication Number 500 (the "UCP"). As to matters not covered by UCP, this Letter of Credit shall be subject to an governed by the laws of the state of California.
Very truly yours,
[BANK]
By:_________________________ _________
Name:______________________
Its:_________________________

EXHIBIT G

DEFINITIONS
"Additional Rent" shall have the meaning set forth in Section 4.01.
"Adjustment Date" shall have the meaning set forth in Section 29.03.
"Affiliate" shall have the meaning set forth in Section 12.09.
"After-Hours HVAC" shall have the meaning set forth in Section 7.0l(b).
"After-Hours HVAC Rate" shall have the meaning set forth in Section 7.0l(b).
"Alterations" shall have the meaning set forth in Section 9.03.
"Base Building" shall have the meaning set forth in Section 5.03.
"Base Rent" shall have the meaning set forth in Section 1.09.
"Broker" shall have the meaning set forth in Section 1.13.
"Building" shall have the meaning set forth in Section 1.01.
"Building Improvements" shall have the meaning set forth in Section 21.01.
"Building Service Hours" means 8:00 A.M. to 6:00 P.M. on Business Days.
"Business Day(s)" means Monday through Friday of each week, exclusive of Holidays.
"Business Transfer" shall have the meaning set forth in Section 12.09.
"Cable" shall have the meaning set forth in Section 9.01.
"Capital Item" shall have the meaning set forth in Section 1.2.30) of Exhibit B.
"Casualty" shall have the meaning set forth in Section 17.01.
"CC&Rs" shall have the meeting set forth in Section 25.04.
"Claims, Damages and Costs" shall have the meaning set forth in Article 14.

"Commencement Date" shall have the meaning set forth in Section 1.03.
"Commencement Date Delay" shall have the meaning set forth in Exhibit H.
"Common Areas" means the portions of the Project now designated as such by Landlord (with such good faith modifications thereto as Landlord shall hereafter make from time to time), including without limitation, the Building lobby, plaza and sidewalk areas, the Parking Facilities, and the areas on individual floors in the Building devoted to common corridors, fire vestibules, elevators, multi-tenant lobbies, electric and telephone closets, restrooms, mechanical rooms and other similar facilities.
"Comparable Buildings" shall have the meaning set forth in Section 29.04.
"Construction Period" shall have the meaning set forth in Section 1.03.
"Cosmetic Alteration" shall have the meaning set forth in Section 9.03.
"Cost Saving Device" shall have the meaning set forth in Section 1.2.3G) of Exhibit B.
"Credit Requirement" shall have the meaning set forth in Section 12.09.
"Damage Notice" shall have the meaning set forth in Section 17.01.
"Default" shall have the meaning set forth in Section 19.01.
"Default Rate" shall have the meaning set forth in Section 4.02.
"Delivery Condition" shall have the meaning set forth in Section 3.01.
"Delivery Date" shall have the meaning set forth in Section 1.2 of the Work Letter.
"Discounting Rate" shall have the meaning set forth in Section 20.01.
"Dispute Notice" shall have the meaning set forth in Section 1.5 of Exhibit 8.
"Environmental Law'' means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment or Hazardous Materials.
"Estimated Statement" shall have the meaning set forth in Section 1.4 of Exhibit B.
"Excess Electrical Requirements" shall have the meaning set forth in Section 6.01.
"Expense Records" shall have the meaning set forth in Section 1.5 of Exhibit 8.
"Expense Year" shall have the meaning set forth in Section 1.2.1 of Exhibit B.
"Expiration Date" shall have the meaning set forth in Section 1.06.
"Extension Notice" shall have the meaning set forth in Section 29.02.
"Extension Term" shall have the meaning set forth in Section 29.01.
"Extension Term Base Rent'' shall have the meaning set forth in Section 29.03.
"Financing Statement'' shall have the meaning set forth in Section 26.02(C}.
"Force Majeure" shall have the meaning set forth in Section 33.08.
"FMRR" shall have the meaning set forth in Section 29.04.
"Full L-C Amount" shall have the meaning set forth in Section 26.02.
"GAAP" means Generally Accepted Accounting Principles.
"Governmental Authority(ies)" means the United States of America, the City, County or State of California or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any landmarks preservation agency {or other entity designated or accepted for such purpose by any Governmental Authority or landmarks preservation commission), now existing or hereafter created, having jurisdiction over the Property or any portion thereof.
"Hazardous Materials" means (a) petroleum products, natural or synthetic gas, asbestos in any form, including asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (b) any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials",

"extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other substance exposure which is regulated by any governmental authority.
"Holder" shall have the meaning set forth in Section 25.01.
"Holiday(s)" shall have the meaning set forth in Section 7.0l(b).
"HVAC" means heating, ventilation and air conditioning.
"HVAC System" shall have the meaning set forth in Section 7.03.
"Interest Rate" shall have the meaning set forth in Section I.2.3G) of Exhibit B.
"Institutional Owner Practices" shall mean practices which are consistent with the range of practices of institutional owners of first class office projects in San Francisco.
"Issuing Bank" shall have the meaning set forth in Section 26.02(8).
"Issuing Bank Default" shall have the meaning set forth in Section 26.02(0).
"Labor Disruption" shall have the meaning set forth in Paragraph 14 of Exhibit C.
"Landlord" shall have the meaning set forth in the Recital.
"Landlord Additional Insureds" shall have the meaning set forth in Section 15.01.
"Landlord Default" shall have the meaning set forth in Section 19.02.
"Landlord's Accountant" shall have the meaning set forth in Section 1.5.4 of Exhibit B.
"Landlord's Confidentiality Agreement'' shall have the meaning set forth in Section 1.5 of Exhibit B.
"Landlord's Lease Undertakings" shall have the meaning set forth in Article 21.
"Landlord Parties" shall have the meaning set forth in Article 14.
"Landlord Statement" shall have the meaning set forth in Section I .4 of Exhibit B.

"Law(s)" means all present and future statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including, without limitation, the Americans with Disabilities Act.
"L-C Amount" shall have the meaning set forth in Section 26.02(A).
"Lease" shall have the meaning set forth in the Recital.
"Lease Documents" shall have the meaning set forth in Article 21.
"Leasehold Improvements" shall have the meaning set forth in Article 8.
"Letter of Credit'' shall have the meaning set forth in Section 26.02.
"Letter of Credit Default'' shall have the meaning set forth in Section 26.02(F).
"Market Rent Notice" shall have the meaning set forth in Section 29.05.
"Mechanical Areas" shall have the meaning set forth in Section 7.03.
"Monetary Default" shall have the meaning set forth in Section 19.0 I.
"Notified Party" shall have the meaning set forth in Section 25.03.
"Operating Expenses" shall have the meaning set forth in Section 1.2.3 of Exhibit B.
"Outside Agreement Date" shall have the meaning set forth in Section 29.05.
"Parking Facilities" means the parking area serving the Building.
"PayBack Period" shall have the meaning set forth in Section 1.2.30) of Exhibit B.
"Permitted Use" shall have the meaning set forth in Section 1.08.
"Premises" shall have the meaning set forth in Section 1.02.
"Project Loan" shall have the meaning set forth in Article 32.
"Property" or "Project" means the Building and the parcel(s} of land on which it is located and, at Landlord's discretion, the Parking Facilities and other improvements, if any, serving the Building and the parcel(s}of land on which they are located.

"Property Taxes" shall have the meaning set forth in Section 1.2.2 of Exhibit B.
"Reference Rate" shall have the meaning set forth in Section 20.01.
"Reissuance Event'' shall have the meaning set forth in Section 26.02(D).
"Rent" shall have the meaning set forth in Section 4.0 l.
"Rent Commencement Date'' shall have the meaning set forth in Section 1.05.
"Rentable Square Footage of the Building" shall have the meaning set forth in Section 1.01.
"Rentable Square Footage of the Premises" shall have the meaning set forth in Section 1.02.
"Requesting Lender" shall have the meaning set forth in Article 32. "Required Removables" shall have the meaning set forth in Article 8. "Restore" shall have the meaning set forth in Section 17.01. "Restoration" shall have the meaning set forth in Section 17.01.
"Review Expenses" shall have the meaning set forth in Section 12.06.
"Security Deposit" shall have the meaning set forth in Section I.11.
"Security Document" shall have the meaning set forth in Section 25.01.
"Statutory Written Notices or Complaints" shall have the meaning set forth in Article 27.
"Subject Space" shall have the meaning set forth in Section 12.02(A}.
"Submetered Premises Electricity Consumption" shall have the meaning set forth in Section 6.02.
"Substantial Completion" means, as to any construction performed by any party in the Premises, including any Alterations, or any Landlord Work, if any, "Substantial Completion" or "Substantially Completed" or "Substantially Complete" means that such work has been completed in accordance with (a) the provisions of this Lease applicable thereto, (b} the plans and specifications for such work, and (c) all applicable Laws, except for details of construction, decoration and mechanical adjustments, if any, the noncompletion of which and the work of completion of which do not materially interfere with Tenant's use of or access to the Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.
"Taking" shall have the meaning set forth in Article 18.
"Taking Date" shall have the meaning set forth in Article 18.
"Target Delivery Date" shall have the meaning set forth in Section 1.04.
"Tenant" shall have the meaning set forth in the Recital.
"Tenant Insolvency Event" shall mean any instance whereby (a) Tenant shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, file a petition commencing a voluntary case under any chapter of the Bankruptcy Code, be adjudicated an insolvent, file a petition seeking reorganization, composition, liquidation, dissolution or a similar arrangement under the Bankruptcy Code or under any similar statute or law, or file an answer admitting the material allegations of a petition filed against it, consent to such a petition or acquiesce in the appointment of a trustee, receiver or similar official for it or a substantial portion of their assets, or take any action looking to its dissolution or liquidation, (b) a case, proceeding or other action shall be instituted against Tenant relating to any of the matters (or matters similar thereto) described in clause (a) above which either results in an adjudication or other order or judgment having a similar effect or remains undismissed and unvacated for sixty (60) days for more, or (c) there is the appointment of a receiver, trustee, or custodian to take possession of all or any material portion of the assets of Tenant, the formation of any committee of Tenant's creditors or any class thereof for the purpose of investigation the financial affairs of Tenant or enforcing creditors' rights.
"Tenant's Accountant" shall have the meaning set forth in Section 1.5.3 of Exhibit B.
"Tenant's Insurance" shall have the meaning set forth in Section 15.01.
"Tenant's Parking Users" shall have the meaning set forth in Article 11.
"Tenant Party" means collectively the partners, and their respective officers, agents, servants or employees of Tenant.

"Tenant's Pro Rata Share" shall have the meaning set forth in Section 1.10.
''Tenant's Property" shall have the meaning set forth in Section 15.01.
"Term" shall have the meaning set forth in Section 1.07.
"Transfer" shall have the meaning set forth in Section 12.01.
"Transferee" shall have the meaning set forth in Section 12.01.
"Transfer Costs" shall have the meaning set forth in Section 12.05.
"Transfer Notices” shall have the meaning set forth in Section 12.02. '
'Transfer Profits" shall have the meaning set forth in Section 12.05.
"Useful Life" shall have the meaning set forth in Section 1.2.30) of Exhibit B.
"Utility Services" shall have the meaning set forth in Section l.2.3{e) of Exhibit B.
"Variable Expenses" shall have the meaning set forth in Section 1.3.1 of Exhibit 8.
"Work Letter" shall have the meaning set forth in Section 9.02.

EXHIBIT H

WORK LETTER
This Work Letter ("Work Letter") sets forth the terms, covenants and conditions relating to the construction of Tenant's initial improvements in the Premises (the "Tenant Improvements"). All references in this Work Letter to Articles or Sections of "this Lease" or "the Lease" shall mean the relevant portions of Articles l through 33 of the Lease Agreement to which this Work Letter is attached as Exhibit H, and all references in this Work Letter to Sections of this "Work Letter" shall mean the relevant portions of Sections 1 through 6 of this Work Letter. Except as defined to the contrary, all terms used in initial capitals in this Work Letter without definition herein shall have the same definitions provided for those terms in the Lease.
ARTICLE 1

DELIVERY OF THE PREMISES AND PERFORMANCE OF THE LANDLORD'S WORK
1.1Delivery of the Premises. Subject to Sections 1.2 and 1.3, below, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord in its presently existing, "as is" condition.
1.2Landlord's Work. With respect to the Premises, Landlord has constructed, or will cause to be constructed, prior to the date on which Landlord shall actually tender delivery of possession of the Premises to Tenant ("Delivery" and such date, the "Delivery Date"), at Landlord's sole cost and expense, the Landlord's Work (as defined in Schedule 1. Attached hereto); provided, however, that notwithstanding any provision to the contrary set forth in this Work Letter (or in the Lease), with the exception of the Material Landlord's Work (defined below), Landlord shall not be required to complete construction of any item or portion of the Landlord's Work prior to the Commencement Date. For purposes of this Work Letter, "Material Landlord's Work" shall mean and shall include any material component of Landlord's Work, which if prosecuted by Landlord following Landlord's delivery of possession to Tenant of the Premises, will actually cause a delay in the Substantial Completion (defined in Section 5.3 below) of the Tenant Improvements. Tenant acknowledges and agrees that, subject to Landlord's obligation to complete the Material Landlord's Work before tendering delivery of possession of the Premises to Tenant, following the Delivery Date, Landlord, and/or Landlord's contractors, agents and employees shall be permitted to have access to the Premises for the purpose of prosecuting and completing any Landlord's Work. Following the Delivery Date, Tenant and Tenant's contractors, vendors, representatives and employees will be entitled to access the Premises for the purpose of constructing the Tenant Improvements.
1.3Compliance With Law. At the time of Delivery, the Building Systems serving the Premises shall be in compliance with all Applicable Laws and building codes, life-fire safety codes, physical disability codes, and other applicable laws (collectively, "Codes") applicable with respect thereto, to the extent that such compliance is required (or would be required) to comply with Codes in effect (and as enforced) as of the Effective Date. For a period of one (I) month following Delivery, Landlord will be responsible for the cost of performing all work which is necessary as a result of the foregoing statement being incorrect, following written notice from Tenant, and if Tenant does not provide such notice within one (1) month following Delivery, Landlord shall have no obligation to pay for or perform any work related to the foregoing statement being incorrect. The Building Systems serving the Premises shall also be in good working order and repair upon Delivery.
ARTICLE 2

TENANT IMPROVEMENTS
2.1Tenant Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the "Tenant Improvement Allowance") with respect to the Premises in an amount equal to Two Million Forty-Two Thousand Seven Hundred Twenty-Three and No/100 Dollars ($2,042,723.00). Subject to Tenant's right to receive the Tenant Improvement Allowance, and subject to the remaining provisions of this Work Letter, (a) Tenant shall bear all costs or expenses incurred in connection with or in any way related to the design, construction and installation of the Tenant Improvements (the "Tenant Improvement Costs") in excess of the Tenant Improvement Allowance (the "Excess Tenant Improvement Costs") in accordance with the provisions of this Work Letter, and (b) Landlord shall not be obligated to make any payments or disbursements pursuant to or related to this Work Letter in a total amount which exceeds the amount of the Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance, Landlord will provide Tenant with a one-time allowance in the amount of Six Thousand Three Hundred Seventeen and 70/100 Dollars ($6,317.70) to be applied towards costs incurred by Tenant in the preparation of a "test-fit" plan for the Premises; said test-fit allowance will be paid to Tenant within ten (10) business days following Tenant's delivery to Landlord of an invoice therefore, accompanied by reasonably satisfactory documentation evidencing Tenant's expenditure of the amount set forth in such invoice.
2.2Use of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (which disbursement shall be made pursuant to Landlord's disbursement process set forth in Section 2.3, below) only for the following items and costs (collectively the "Tenant Improvement Allowance Items" or "Tenant Improvement Allowance Costs,,) requested and approved in writing for disbursement by Tenant:
2.2.1Payment of the fees {"Design Fees") of (i) the "Architect" and the "Engineers" (as those terms are defined in Section 3.1 of this Work Letter), and (ii) any consultants engaged by Tenant in connection with Tenant's design and/or construction of the Tenant Improvements; provided, however, that the payment of such fees from the Tenant Improvement Allowance shall not in any event exceed an aggregate amount equal to the area in square feet of Square Footage in the Premises multiplied by Five and 75/100 Dollars ($5.75) per Rentable Square Foot in the Premises (the "Design Cost Limit");
2.2.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.3The cost of constructing the Tenant Improvements, including, without limitation, all materials and labor for testing and inspection costs, freight elevator usage (provided that neither Tenant nor Tenant's agents will be charged for freight elevator usage during construction of the Tenant Improvements or during Tenant's move into the Premises), hoisting and trash removal costs, contractors' fees and general conditions, costs for carpet and floor coverings;
2.2.4The cost of any changes to the Building Systems, with such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith (but only where the cost of such changes is to be borne by Tenant pursuant to the provisions of this Work Letter; for example, if and to the extent that any changes to the base, shell or core of the Building are required because of Landlord's failure to comply with the provisions of Section I .3 above, any such costs shall not be a Tenant Improvement Allowance Item and shall be borne by Landlord);
2.2.5The cost of any changes to the Construction Drawings (defined in Section 3.I .1, below) or any portion of the Tenant Improvements for the Premises required by applicable Laws; and
2.2.6Sales and use taxes and Title 24 fees in connection with the construction of the Tenant Improvements.
All disbursements of the Tenant Improvement Allowance shall be made by Landlord only following request by Tenant for disbursement of the same under Section 2.3 below. In connection with Tenant's initial construction of the Premises, Tenant shall pay to Landlord Landlord's customary supervision fee (the "Supervision Fee"), which Supervision Fee shall be an amount equal to one percent (1%) of the Tenant Improvement Costs. Except for Landlord's Supervision Fee, Landlord shall not charge any overhead, profit or other fees in connection with Landlord's review of the Space Plans or Construction Drawings, or the construction of the Tenant Improvements; provided, however; that, notwithstanding the foregoing, Tenant shall reimburse all of Landlord's reasonable direct, actual, out-of-pocket costs paid by Landlord to third-parties in connection with Landlord's review and approval of the Construction Drawings. By written notice to Landlord, Tenant may also elect to have the Supervision Fee and such costs deducted from the Tenant Improvement Allowance.
2.3Disbursement of Tenant Improvement Allowance. Prior to, during and following the construction of the Tenant Improvements, Landlord shall make periodic disbursements of (a) the Tenant Improvement Allowance for Tenant Improvement Allowance Items and (b) of any Deposits (defined in Section 2.3.3(a), below) deposited by Tenant with Landlord pursuant to Section 2.3.3(a), below for Tenant Improvement Costs (the Tenant Improvement Allowance and any Deposits deposited by Tenant with Landlord hereunder, shall be referred to collectively herein as the "Tenant Credit Amount") as follows:
2.3.1Monthly Disbursements.
(a)Request for Payment. On a periodic basis designated by Landlord, but not less than once per month, throughout the course of the construction of the Tenant Improvements (or, with respect to amounts up to the Design Cost Limit, following the full execution and delivery of this Lease), the Contractor (defined in Section 4.1.1, below) or Tenant shall deliver to Landlord: (i) a request for payment ("Request for Payment"), which in the case of the Contractor only, shall be on a standard AJA (G702) form, (ii) invoices from all of Tenant's Agents (defined in Section 4.1.2, below) for labor rendered and materials delivered to (or with respect to) the Premises (and covered by the Request for Payment) for the applicable payment period, (iii) executed conditional mechanic's lien releases from all subcontractors and from Tenant's Agents (who have potential mechanics' lien rights under applicable law), as applicable, which shall comply with the appropriate provisions of California Civil Code Section 8132, and (iv) all other information reasonably requested by Landlord for all work requested to be paid for from the Tenant Credit Amount under such Request for Payment. Landlord's receipt of a Request for Payment from the Contractor shall be deemed to constitute Tenant's authorization for Landlord to disburse the amounts requested to such Contractor as set forth in the Request for Payment and to deduct such amounts from the Tenant Credit Amount. Landlord's receipt from Tenant of a Request for Payment or invoices from Tenant's Agents shall be deemed

Tenant's acceptance and approval of the work furnished and/or the materials supplied to the Premises as set forth in the Tenant Request for Payment vis-a-vis Landlord (but not vis-a-vis Tenant's Agents).
(b)Payment. On or before the date which is forty-five (45) days after the date on which Landlord receives a Request for Payment from Tenant or from the Contractor (the "Payment Date"), and on the condition that Landlord shall receive the applicable information described in items (i) through (iv) of Section 2.3.l(a), above, and for all work requested to be paid for from the Tenant Credit Amount under such Request for Payment, and unconditional lien releases, if applicable, for all work paid for from the Tenant Credit Amount on the previous Payment Date (and to the extent not previously received for any work in the Building paid for from any portion of the Tenant Credit Amount), Landlord shall deliver a check to Contractor or to Tenant, as directed by Tenant, in payment of the lesser of: (A} the amounts so requested in the Request for Payment, as set forth in Section 2.3.1(a), above, and (B) subject to the provisions of Section 2.3.2, below, the balance of any remaining available portion of the Tenant Improvement Allowance, less (x) any amount requested for Design Fees in excess of the Design Cost Limit, and (y) (subject to the provisions of this Section 2.3.2) a ten percent (10%) retention (with the aggregate amount of such retentions to be known as the "Final Retention"). The Final Retention shall be calculated so as to not be duplicative of any retention separately imposed by Tenant with respect to payment to a Contractor.
2.3.2Final Retention. Subject to the provisions of this Work Letter, checks for the Final Retention payable to the Contractor for Construction the Tenant Improvements shall be delivered by Landlord (as directed by Tenant) to Tenant or to the Contractor within forty-five (45) days after the date, following Substantial Completion (defined in Section 5.3, below) of the Tenant Improvements, on which Contractor or Tenant shall have delivered to Landlord: (a) properly executed copies of all unconditional mechanics lien releases (which shall comply with both California Civil Code Section 8132) from all subcontractors and all of Tenant's Agents (who have potential mechanics' lien rights under applicable Laws) and (b) a copy of a final invoice from the Contractor requesting payment of the retention amount.
2.3.3Payment of Excess Tenant Improvement Costs by Tenant.
(a)Prior to commencement of construction or installation of the Tenant Improvements, and not later than three (3) business days following Landlord's written request therefor, Tenant shall pay to Landlord in cash, in full, the amount (the "Over-Allowance Amount") equal to the amount, if any, by which the Cost Budget (defined in Section 4.2.I, below) exceeds the amount of the Tenant Improvement Allowance. Prior to commencement of performance of any Tenant Change (defined in Section 3.5, below) and not later than three (3) business days following Landlord's written request therefor, Tenant shall pay to Landlord in cash, in full, Landlord's estimate of any net increase in Excess Tenant Improvement Costs expected by Landlord to result from such Tenant Change. Additionally, if at any time during the course of performance of the Tenant Improvements, Landlord in good faith determines that the Tenant Improvement Costs will exceed the sum of (i) the Tenant Improvement Allowance and (ii) the aggregate amount of any cash amounts ("Deposits") previously deposited by Tenant with Landlord pursuant to this Section 2.3.3(a), Tenant shall, within five (5) business days of Landlord's written request therefor, pay to Landlord in cash, in full the amount of such excess as estimated by Landlord. Any failure by Tenant to pay in cash, in full any such Over-Allowance Amount or Excess Tenant Improvement Costs to Landlord within the time periods specified above shall constitute an Event of Default under the Lease and a Tenant Work Letter Default. Notwithstanding anything in this Work Letter or the Lease to the contrary, (x) Landlord shall have the right to discontinue its performance of the Tenant Improvements until such time as Tenant complies with the requirements of this Section 2.3.3(a) and (y) Landlord shall not be liable to Tenant for any additional costs, lost profits, lost economic opportunities or any form of consequential damage which may result from any such discontinuance by Landlord under this Section 2.3.3(a).
(b)Following final completion of the Tenant Improvements, and upon Landlord's receipt of a Request for Payment (and all other information required pursuant to Section 2.3.2, above) requesting disbursement of the Final Retention, Landlord shall reconcile the actual total Tenant Improvement Costs disbursed by Landlord hereunder with the total of the Tenant Credit Amount, and if the Tenant Credit Amount exceeds the Tenant Improvement Costs, then, to the extent of any Deposits previously paid by Tenant, Landlord shall promptly return the amount of such excess Deposits to Tenant. In any event, at all times, Tenant shall pay and satisfy in full on a timely basis all obligations for payment incurred by Tenant in connection with the design and construction of the Tenant Improvements.
2.3.4Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent that costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under Section 10.5 of the Lease.
2.3.5Outside Request for Payment Date. Notwithstanding the foregoing provisions of this Section 2.3 to the contrary, if and to the extent that Tenant and/or Contractor has failed to submit Requests for Payment (including for the Final Retention) for the entire Tenant Improvement Allowance as of the date that is one (l) year following the Delivery Date (the "Outside Request for Payment Date"), Tenant shall no longer have the ability hereunder to submit a Request for Payment, and any Tenant Improvement Allowance then outstanding shall revert to Landlord. The Outside Request for Payment Date shall be extended on a day-for-day basis for each day of Landlord Delay (as defined in Article 6 below}, subject to the requirement to provide a Delay Notice and mitigate the effects of any delay in accordance with Section 6.2.
ARTICLE 3

 CONSTRUCTION DRAWINGS
3.1Selection of Architect; Preparation of Construction Drawings.
3.1.1Architect and Engineers. Tenant shall (i} select and retain an architect or space planner approved by Landlord (the "Architect"), which approval shall not be unreasonably withheld, conditioned or delayed (and Studio Sarah Willmer ("Sarah Willmer") is hereby approved by Landlord if Sarah Willmer is selected by Tenant as the Architect}, to prepare all plans and working drawings generally for the Premises and (ii} select and retain engineering consultants approved by Landlord (the "Engineers"}, which approval shall not be unreasonably withheld, conditioned or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work for the Premises (to the extent such work is not part of the Landlord's Work); provided, however, that notwithstanding any provision of this Work Letter to the contrary, (a) in connection with the preparation of that portion of any Construction Drawings relating to the mechanical, electrical, and plumbing systems ("MEP Systems"), Tenant shall select Western Allied, McMillan Electric and Ace Plumbing as the MEP Systems Engineers; (b) in connection with the preparation of that portion of the Construction Drawings relating to structural items, Tenant shall select Murphy Burr Curry as the Structural Engineer; and (c) with respect to the design and/or engineering of all portions of the Tenant Improvements relating to life/safety systems, Tenant shall cause its life/safety improvements to be compatible with, and fully programmable in connection with, the Building's life/safety system (Western Allied, McMillan Electric, Ace Plumbing and Murphy Burr Curry shall be referred to collectively herein as

("Landlord's Consultants")). The plans and drawings to be prepared by the Architect and the Engineers hereunder for the Tenant Improvements shall be referred to herein as the "Construction Drawings''.
3.1.2Landlord's Review. All Construction Drawings shall be in a drawing format reasonably acceptable to Landlord (i.e., .dwg and .pdf format). Landlord's review of any Construction Drawings (and the Space Plan (defined in Section 3.2.1, below)) as set forth in this Section 3 or physical inspection of any portion of the Premises or Tenant Improvements shall be for Landlord's sole purpose, and shall not imply Landlord's review of the same for {or obligate Landlord to review the same for) quality, design, Code compliance or other like matters. Accordingly, notwithstanding the fact that any Construction Drawings are reviewed by Landlord or its architect, engineers or any other Landlord consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's architect, engineers, or other consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in any such Construction Drawings, and Tenant’s waiver and indemnity set forth in Section 11.1 of the Lease shall specifically apply to any such matter relating to all Construction Drawings. Furthermore, Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Notwithstanding anything to the contrary herein, or in the Lease, Tenant shall have no right to (and shall not) install any locks within the Premises that are not compatible with (and do not work with) Landlord's master key system for the Building.
3.2Space Plans.
3.2.1Submission of Space Plan. Tenant and the Architect shall prepare a space plan (the "Space Plan") for the Premises and shall deliver such Space Plan to Landlord for Landlord's approval. The Space Plan shall show the contemplated layout of all Tenant Improvements in the Premises (including, but not limited to, all corridors, internal and external offices and partitions in the Premises and all paths of ingress and egress to and from the Premises).
3.2.2Landlord Approval of Space Plan. Landlord shall, within ten (I 0) business days after Landlord receives such Final Space Plan: (i) approve the Space Plan, (ii) approve the Space Plan subject to specified conditions to be complied with when Construction Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Space Plan and return the same to Tenant with requested revisions. If Landlord disapproves the Space Plan, Tenant may resubmit the Space Plan to Landlord at any time, and Landlord shall, within ten (I 0) business days after Landlord receives such resubmitted Space Plan, approve, approve with conditions or disapprove the resubmitted Space Plan based upon the criteria set forth in this Section 3.2. Such procedures shall be repeated until the Space Plan is approved.
3.3Completion of Construction Drawings.
3.3.1Submission of Construction Drawings. Tenant, the Architect and the Engineers shall complete the Construction Drawings in a form which is sufficient to allow contractors to bid on the work and to obtain applicable permits for the Tenant Improvements, and Tenant shall submit the Construction Drawings to Landlord for Landlord's approval following Landlord's approval of the Space Plan. Tenant shall supply Landlord with four (4) completed copies of each of such set of Construction Drawings, all of which shall be signed by Tenant. Tenant's Construction Drawings shall, at a minimum, comply with the format requirements of Schedule 2 attached hereto. If a Design Build approach is taken on the MEP design, Tenant shall submit those documents separately and they shall be subject to the same review and approval process as the Construction Drawings.
3.3.2Landlord Approval of Construction Drawings. Landlord shall, within ten (10) business days after Landlord receives such Construction Drawings: (i) approve the Construction Drawings, (ii) approve the Construction Drawings subject to specified conditions, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions (and Tenant acknowledges and agrees that Landlord may disapprove the Construction Drawings for, among other reasons, failure of the Construction Drawings to conform to the Space Plan). If Landlord disapproves the Construction Drawings, Tenant may resubmit the Construction Drawings to Landlord at any time, and Landlord shall, within ten (IO) business days after Landlord receives such resubmitted Construction Drawings, approve, approve with conditions, or disapprove such resubmitted Construction Drawings based upon the criteria set forth in this Section 3.3. Such procedure shall be repeated until the Construction Drawings are approved. Following approval by Landlord pursuant to this Section 3.3, the Construction Drawings so approved shall be deemed to be "Approved Construction Drawings.,,
3.4Approved Construction Drawings. Subject to performance of Landlord's obligations under this Work Letter, Tenant shall cause to be obtained all applicable building and other permits (collectively "Permits") required in connection with the construction or installation of the Tenant Improvements. After approval by Landlord of the Construction Drawings, Tenant shall submit such Approved Construction Drawings for the Permits. Tenant hereby acknowledges and agrees that: (i) neither Landlord nor Landlord's Consultants shall be responsible for obtaining any Permits, approvals or certificates of occupancy for the Premises and (ii) Tenant shall be responsible for obtaining any and all required Permits, approvals and certificates of occupancy for the Premises; provided, however, that Landlord (x) at its cost, shall prepare and provide to Tenant such path-of-travel documentation regarding the Building and the Project as may be required in order for Tenant to apply for and/or obtain any building permit(s) for the Improvements or required permission for lawful occupancy of the Premises, and (y) Landlord shall reasonably cooperate with Tenant (at no cost to Landlord) in the performance of ministerial acts that are reasonably necessary to enable Tenant to obtain any such Permits, approvals or certificates of occupancy for the Premises. No material changes, modifications or alterations in or to any set of Approved Construction Drawings shall be made by Tenant without the prior written consent of Landlord.
3.5Change Orders. In the event Tenant desires to materially change any set of Approved Construction Drawings, Tenant shall deliver a notice (a "Drawing Change Notice") of such proposed change to Landlord, which Drawing Change Notice shall set forth in detail all changes (the "Tenant Changes") Tenant desires to make to the Approved Construction Drawings. Landlord shall, within ten (10) business days after Landlord receives such Drawing Change Notice either: (i) approve the Tenant Changes in question, or (ii) disapprove such Tenant Changes and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord's disapproval.
3.6Consents. Each time Landlord is granted the right under this Work Letter to review, consent or approve the Construction Drawings, any part or component thereof, or any proposed Tenant Change (each such approval a "Consent"), then except as specified otherwise herein, such Consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant acknowledges and agrees that Landlord may, in Landlord's sole and absolute discretion, elect to grant or withhold its consent or approval to the extent that Landlord in good faith determines that the Construction Drawings, any part or component thereof, or any proposed Tenant Change will result in a Design Problem. For purposes of this Work Letter (and the Lease), a "Design Problem" shall be deemed to exist if any portion of the Tenant Improvements: (i) affects the exterior appearance of the Building, (ii) affects the exterior appearance of any of the Common Areas or any views from any of the Common Areas, iii) affects the Building Systems or affects the Building Structure in any way, (iv) requires Landlord to provide additional services (above and beyond those normally provided) to the Premises or to any other portion of the Building, or otherwise creates special maintenance problems at the Building, (v) could result in a higher frequency of (or more severe) injuries to persons and/or damage to property, (vi) fails to comply with any Laws or Codes, or (vii) unreasonably interferes with the normal or customary business office operations of any other tenant or occupant of the Building. Additionally. when Landlord issues its Consent to the Construction Drawings, Landlord will note in such Consent any items designated in the Construction Drawings which constitute a Required Removable.
ARTICLE 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1Tenant's Selection of Contractors.
4.1.1The Contractors. Tenant shall retain a licensed general contractor with respect to the construction of the Tenant Improvements {the "Contractor"). The Contractor shall be approved by Landlord, in Landlord's reasonable discretion.
4.1.2Tenant's Agents. All other contractors, subcontractors, laborers, materialmen, and suppliers (in addition to the Contractor) used by Tenant (or by the Contractor) in constructing the Tenant improvements (collectively "Tenant's Contractors") must be approved in writing by Landlord. Landlord will notify Tenant within ten (I 0) business days following Tenant's notice to Landlord of the identity of any such subcontractors, if Landlord approves or disapproves such subcontractors. Notwithstanding, the foregoing, Landlord reserves the right to designate the subcontractor or subcontractors to perform the fire/life safety work, HVAC, structural and electrical work (or any portions thereof) associated with the Tenant Improvements. Tenant hereby waives all claims against Landlord, and Landlord shall have no responsibility or liability to Tenant, on account of any nonperformance or any misconduct of the Contractor or any of Tenant's Contractors or Tenant's Agents for any reason. Tenant's Contractors and all of their respective workers and employees shall conduct their activities in and around the Premises and the Building in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers performing work in, on or about the Premises and the Building. The subcontractors, laborers, materialmen or suppliers used by Tenant in connection with the design, construction and/or installation of the Tenant Improvements, as well as the Engineers, project manager, broker, Architect, laborers, materialmen, and suppliers, the Contractor and all of Tenant's employees engaged in the review of the design and construction of the Tenant Improvements, shall hereafter be known collectively as "Tenant's Agents".
4.2Construction of Tenant Improvements by Tenant's Agents.
4.2.1Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with the Contractor with respect to the Tenant Improvements and the Premises, {the "Contract"), Tenant shall submit the Contract to Landlord for its review and approval, which approval shall not be unreasonably withheld or delayed. Landlord will notify Tenant within ten (10) business days following Tenant's delivery of the proposed Contract as to whether Landlord consents or withholds its consent to the Contract (any notice of withholding of consent much specify in reasonable detail the basis for such withholding of Consent). If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Contract, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO WORK LETTER OF LEASE - -

FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF THE CONTRACT.” If Landlord fails to deliver notice of Landlord's consent to, or the withholding of Landlord's consent, to the proposed Contract within such five (5) business day period, Landlord shall be deemed to have approved the Contract in question. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the anticipated cost of the Tenant Improvements (the "Cost Budget") that are to be incurred or that have been incurred in connection with the design and construction of the Tenant Improvements by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract. Tenant shall submit a copy of the Contract to Landlord for its records promptly following Tenant's execution of the Contract.
4.2.2Tenant's Agents.
(a)Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Contractors construction of each of the Tenant Improvements ("Tenant's Work'') shall comply with all of the following conditions: (i) the Tenant Improvements shall be constructed in conformance with the Approved Construction Drawings; (ii) prior to commencement of construction of the Tenant Improvements, Tenant and Tenant's Contractors shall use commercially reasonable efforts not to interfere with, obstruct, or delay, the work of Landlord's contractor and subcontractors (collectively, "Landlord's Contractors,,) with respect to the Landlord's Work; (iii) Tenants Contractors shall submit their schedules for all of their work relating to the Tenant Improvements to Landlord, and Landlord shall, within five (S) business days of Landlord's receipt thereof, inform Tenant and Tenant's Contractors of any changes which are reasonably necessary thereto {a "Revised Schedule"), in order to avoid (consistent with the Construction Rules (defined in this Section 4.2.2{a), below)) disruption of existing tenants and/or disruption of work elsewhere in the Building being performed by Landlord or any contractor thereof, and Tenant's Contractors shall adhere to such Revised Schedule; (iv) prior to any entry into the Building by Tenant or any of Tenant's Agent, evidence, in form satisfactory to Landlord, of compliance in full with the insurance requirements set forth in Schedule 3 attached hereto as to Tenant and each such Tenant's Agent; and (v) Tenant, the Contractor and all of Tenant's Contractors shall abide by the Building Construction Rules attached hereto as Schedule 4 (the "Construction Rules").
(b)Indemnity. Tenant's waiver and indemnity of Landlord as set forth in Section I 1.1 of the Lease shall also apply with respect to matters arising in connection with or in any manner related to the construction of the Tenant Improvements; including, but not limited to: any and all Claims, Damages and Costs arising in connection with or in any way related to, (A) any act or omission of Tenant, Tenant's Contractors, or Tenant's Agents, or anyone directly or indirectly employed by any of them, (B) in connection with Tenant's non-payment of any amount arising out of the design, construction or installation of the Tenant Improvements, and/or (C) Tenant's disapproval of all or any portion of any Request for Payment submitted to Landlord by Tenant, the Contractor, any of Tenant's Contractors or any of Tenant's Agents; and (ii) any and all Claims, Damages and Costs arising in connect with or in any way related to Landlord's performance (or lack of performance) of any ministerial acts reasonably necessary to, {A) permit Tenant to commence and/or complete the Tenant Improvements, and/or (B) enable Tenant to obtain any Permit or the certificate of occupancy for the Premises.
(c)Requirements of Tenant's Contractors. Each of Tenant's Contractors shall guarantee or warrant to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects for a period of not less than one (1} year from the date of Substantial Completion of the Tenant Improvements. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall: (i) be contained in each Contract or subcontract and shall be written such that such guarantees or warranties: (A) shall inure to the benefit of both Landlord and Tenant (as their respective interests may appear) and (B) shall be directly enforceable by either Landlord or Tenant (and Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement). Each of Tenant's Contractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (x) completion of the work performed by such contractor or subcontractor and (y) the Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building , and/or Common Areas that may have been damaged or disturbed thereby.
4.2.3Governmental Compliance. Subject to the performance of Landlord's obligations under this Work Letter (including Landlord's obligations with respect to Landlord's Work), the Tenant Improvements shall comply in all respects with all of the following: (i) all applicable Laws, including, but not limited to, building codes and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations1 as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code.
4.2.4Inspection by Landlord. Landlord shall have the right, at all reasonable times, to inspect the Tenant Improvements being constructed for or on behalf of Tenant at any particular time. Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant of such disapproval and shall identify the items disapproved. Any defects or deviations in, and/or the disapproval by Landlord of the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided, however, that to the extent that Landlord determines in good faith that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements because such defect, deviation, or matter might cause a Design Problem, Landlord may, at Tenant's expense and without incurring any liability on Landlord's part, take such action as Landlord deems necessary or desirable to correct or avoid such Design Problem, including, without limitation, causing the cessation of performance of construction of the Tenant Improvements until such time as Landlord is satisfied that such Design Problem has been corrected or avoided. Landlord shall perform any such correction in a good faith manner so as to minimize any delay in the construction of the Improvements.
4.2.5Meetings. Commencing upon the Effective Date, Tenant shall hold regular meetings at reasonable times with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Building. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings.
4.2.6Notice of Completion; Copy of Updated Approved Construction Drawings. Within fifteen (15) days after the completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion with respect to the Tenant Improvements, which, if factually correct, Landlord shall execute, and Tenant shall thereafter cause such Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If

Tenant fails to do so, Landlord may, at Tenant's sole cost and expense, execute and file the same on behalf of Tenant as Tenant's agent for such purpose. At the completion of construction of the Tenant Improvements, Tenant: (i) shall promptly deliver to Landlord a copy of all warranties, and guaranties relating to the Tenant Improvements; and (ii) shall cause the Contractor to: (a) update the Approved Construction Drawings as to the mechanical and structural drawing portions thereof, and to provide field-grade mark ups of the remaining portion of the Approved Construction Drawings (the "Updated Approved Construction Drawings") so as to reflect on such Updated Approved Construction Drawings, all changes made to the Approved Construction Drawings during the course of construction of the Tenant Improvements, and (b) within two (2) Business Days following issuance of a certificate of occupancy for the Premises, deliver to Landlord two (2) sets of reproducible copies (and one (1) complete set of AutoCad ".dwg" (release 13 or higher) files) of such Updated Approved Construction Drawings, together with any Permits, approvals, inspection reports, certificates of occupancy or similar documents issued by governmental agencies in connection with the construction of the Tenant Improvements.
ARTICLE 5

SUBSTANTIAL COMPLETION
5.15.1 Definition of Substantial Completion. For purposes of this Work Letter, and with respect to the Tenant Improvements, "Substantial Completion" shall mean substantial completion of construction of the Tenant Improvements within the Premises, substantially in accordance with the Approved Construction Drawings therefor, sufficient to allow occupancy of the Premises by Tenant, as well as issuance of a certificate of occupancy or a temporary certificate of occupancy (or the equivalent of either) for the Premises so as to allow legal occupancy of the Premises by Tenant. Substantial Completion shall not include and shall not require the completion of any Punch List [terns (defined below) and/or the completion of the construction or installation of any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. For purposes of this Work Letter, "Punch List Items" shall mean all items of construction which entail one or more details of construction, decoration, mechanical adjustment or installation that do not materially and adversely affect the use and occupancy of any portion of the Premises for the normal conduct of Tenant's business.
ARTICLE 6

DELAYS OF RENT COMMENCEMENT DATE
6.1Rent Commencement Date. The Rent Commencement Date shall be delayed by the number of days of delay in the Substantial Completion of the Tenant Improvements to the extent caused by a 11Rent Commencement Date Delay1'. As used herein, the term "Rent Commencement Date Delay" shall mean only a Landlord Delay. As used herein, the term "Landlord Delay" shall mean actual delays to the extent resulting from the acts of Landlord or Landlord's agents, employees or contractors, including without limitation, the statement contained in Section 1.3 above being incorrect. There shall be no Landlord Delay to the extent of (i) any failure by Tenant to follow Landlord's Construction Rules or (ii) the negligence or misconduct of Tenant, Tenant's employees, Tenant's Contractors or Tenant's Agents.
6.2Determination of Rent Commencement Date Delay. If Tenant contends that a Rent Commencement Date Delay has occurred, Tenant shall notify Landlord in writing (the "Delay Notice") of the event which constitutes such Rent Commencement Date Delay within two (2) business days of the occurrence thereof. If Tenant fails to provide a Delay Notice within such two (2) business day period, Tenant shall have no right to the remedies provided in this

Section 6.2. The Delay Notice may be via electronic mail to Landlord's construction representative described below. Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. If such actions, inaction or circumstance described in the Delay Notice are not cured by Landlord within two (2) business days of Landlord's receipt of the Delay Notice (or such longer period as may be reasonably required, provided Landlord has commenced to cure within such two (2) business day period) and if such action, inaction or circumstance otherwise qualify as a Rent Commencement Date Delay, then a Rent Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending as of the date such delay ends.
ARTICLE 7

MISCELLANEOUS
7.1Tenant's Representative. On or before the date that is ten (10) business days following the Effective Date, Tenant shall provide notice to Landlord of the name and email address of the person that shall be its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter.
7.2Landlord's Representative. Landlord has designated Tim Treadway timtreadway@sfdesigncenter.com) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.
7.3Time of the Essence in This Work Letter. Unless otherwise indicated, all references in this Work Letter to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
7.4Tenant Work Letter Default. Notwithstanding anything to the contrary contained in this Lease, if an Event of Default as described in Article t 6 of this Lease, or a material default by Tenant under this Work Letter beyond the applicable notice and cure period set forth in Section 16.t.5 of the Lease (each a "Tenant Work Letter Default'') has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then: (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the Contractor to cease construction of all Tenant Improvements then under construction (in which case, such work stoppage shall not be deemed a Commencement Date Delay), and (ii) all other obligations of Landlord under this Work Letter shall be suspended until such time as such Tenant Work Letter Default is cured pursuant to the provisions of the Lease, in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such inaction by Landlord. Notwithstanding any other provisions of this Lease to the contrary, if a Tenant Work Letter Default is cured, forgiven or waived, Landlord's suspended obligations under this Work Letter shall be fully reinstated and resumed, effective immediately. Any default by Tenant under this Work Letter shall be a default under the Lease, and if not cured in accordance with the terms of the Lease, shall be an Event of Default under the Lease.
7.5Bonding. If requested by Landlord, each of Tenant's Contractors (not including the Contractor) performing work in connection with the Tenant Improvements valued at or pursuant to a contract in an amount in excess of Ten Thousand Dollars ($10,000) shall obtain and maintain a completion or performance bond in an amount equal to one hundred twenty-five percent (125%) of the value of such work or the contract amount.
7.6Cleaning. The Premises shall be periodically cleaned by (and shall be kept clean by) Tenant's Contractors during the construction of each Tenant Improvements, and upon Substantial Completion of the Tenant Improvements, the Contractor shall cause all construction related debris and materials to be removed from the Premises and shall further cause the Premises to be in a broom clean condition.
7.7Access to Premises Prior to Construction. Tenant and its Architect, Engineers, and consultants and Tenant's Contractors shall have reasonable access to the Premises at reasonable times after the Effective Date and prior to the Delivery Date for the purposes of planning Tenant's Work in the Premises. Landlord may be performing Landlord's Work during such period, and so all such access will be subject to Landlord's prior written approval (withe mail notification and approval acceptable in this case) and must be coordinated with Landlord and/or Landlord's property manager and contractor.
7.8Removal, Restoration Obligations. Notwithstanding any prov1s1on to the contrary set forth in the Lease, Tenant shall have no obligation to remove or restore any of the initial Tenant Improvements at the end of the Term.
7.9Construction Period Charges. Tenant and its contractors or subcontractors shall not be charged by Landlord for use of the Buildings freight elevators, restrooms, loading docks, risers or telco closets during the period of Tenant' s construction of the Tenant Improvements.

SCHEDULE 1

LANDLORDS WORK
1.Demolition to shell condition of the previous tenant's server room located in the Premises and demolition of the existing demising walls separating such server room from the remainder of the Premises as generally depicted on Schedule 1-A.
2.Creation of three (3) openings in the shear wall facing Townsend Street.

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SCHEDULE 1-A

PREVIOUS TENANT'S SERVER ROOM DEMOLITION

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SCHEDULE 2

TENANT IMPROVEMENT SPECIFICATIONS
Floor Plans Showing:
1    Location and type of all partitions.
2Location and type of all doors. Indicate hardware and provide keying schedule.
3Location and type of glass partitions, windows, and doors. Indicate framing and reference full-height partitions.
4Locations of telephone equipment room.
5Critical dimensions necessary for construction and indicate required clearances.
6Location and types of all electrical items: outlets, switches, telephone outlets and lighting.
7Location and type of equipment that will require special electrical requirements. Provide manufacturer's specifications for use and operation, including heat output.
8Location, weight per square foot, and description of any heavy equipment or filing system and confirmation from a structural engineer that loads created by any of Tenant's systems, furniture, equipment, etc. are in conformance with the allowable structural loads on any given floor.
9Requirements for special air conditioning or ventilation.
10Location and type of plumbing.
11Location and type of kitchen equipment.
12Location, type and color of floor covering, wall covering, paint and finishes.
Details Showing:
1All millwork with verified dimensions of all equipment to be built in.
2Corridor entrance.
3Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Tenant's engineer will design all support or bracing required at Tenant's expense.
Additional Information:
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1    Provide Landlord with Title 24 energy calculations.

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SCHEDULE3

INSURANCE REQUIREMENTS
1.    General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
2Special Coverages. The Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Tenant shall carry "Builder's All Risk'' insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts no less than $1,000,000 per incident, 3,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease. All of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $100,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
3General Terms. Certificates for all insurance carried pursuant to this Schedule 3 shall be delivered to Landlord before any entry into the Building by Tenant or any Tenant's Agent, including, without limitation Contractor. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30} days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Schedule 3 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements of the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant contained in this Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and
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completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

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SCHEDULE 4

CONSTRUCTION RULES
1.The following Rules of the Site for Contractor's work ("Rules of the Site") shall govern the operation of Contractor and Contractor's subcontractors. The terms ''Owner" and "Owner's Representative" are the same for purposes of this document.
2.Within a reasonable time prior to the start of any on-site work, delivery of materials, equipment, or personnel, Contractor will submit to Owner the following:
A-    A complete set of drawings approved by Owner and subsequently by the City of West Hollywood.
B-    Certificate of Insurance executed by insurance companies acceptable to the Owner.
C-    A fully executed copy of this Schedule 4- Construction Rules
D-    A job schedule of the work to be accomplished, detailed by trade.
E-    A complete list of a11 proposed Subcontractors and suppliers. Owner must approve all contractors and subcontractors before commencement of their work.
G-    The name and phone number (including emergency phone numbers) of personnel who are authorized to represent the Contractor.
3.No revisions or changes of any kind may be made to the construction plans without prior written consent of the Owner. Any proposed revisions or changes must be submitted to Owner in the form of a change order, for Owner's review and approval prior to commencement of such changes. Revisions or changes altering the floor plan, base building systems, or building operations must be submitted, in writing, to the Owner for review and approval prior to commencement of work.
4.All of Contractor's Work must be scheduled so that it in no way conflicts with, interferes with, or impedes the quiet and peaceful enjoyment of other tenants or occupants, or the progress of Owner's work or operations. Any work that is in conflict will be rescheduled by the Contractor to such time as approved by Owner. Additionally. Owner shall have no liability for any costs or expenses incurred by Contractor in connection with such rescheduling.
5.Contractor and subcontractors shall employ persons and means for the orderly progress of the work without interruption on account of strikes, work stoppages or similar causes of delay. Additionally. Owner shall have no liability for any costs or expenses incurred by contractor in connection with such delays.
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6.Materials and tool storage will be limited to the areas for which access has been granted.
7.Clean-up and rubbish removal shall be provided by the Contractor at Contractor's expense. Contractor must remove daily all rubbish, surplus and waste material resulting from the performance of his work. At the request of Owner, Contractor shall relocate any materials causing an obstruction as directed by Owner. Contractor will not be allowed to place a dumpster on site on a continuous basis during construction.
Important note: The placement and location of rubbish dumpsters and bins must be approved in advance by Owner.
8.    In general, Owner will interface with Contractor to the extent necessary for work to be completed within the guidelines of project specifications and for the enforcement of building rules and regulations.
9.Contractor will make arrangements for unloading, trash removal and hoisting after normal working hours due to the local city noise ordinance. (No such activity will be allowed between the hours of 10:00 p.m. to 7:00 a.m.) At no time will the Contractor be given exclusive reserved use of the freight elevator unless applied for by Contractor and approved by Owner. Contractor may be afforded access to loading dock space and hoisting facilities for limited use at such time during normal working hours as is prearranged with Owner.
10.Contractor will be afforded unloading areas as prearranged with Owner. All materials unloaded at these areas will be moved to an area of use immediately and shall not be stored or used in a way which adversely impacts use of the Building.
11.Contractor will be responsible for the security of his own materials, equipment and work, and that of his subcontractors. Contractor will also be responsible for damage caused by Contractor or his subcontractors to the building, tenant areas and including the loading dock and indoor and outdoor public areas, freight elevators, etc. Any such damages will be promptly repaired to the Owner's satisfaction at sole cost of Contractor.
12.Contractor will comply with all applicable codes, laws and regulations pertaining to the work of Contractor, including all safety and health regulations. The Contractor shall supply the Owner with a Master List of all hazardous materials and their Material Safety Data Sheets (MSDS) upon delivery to the job site. A discussion will then ensue pertaining to the safe storage, handling and use of these materials, as well as the Contractor's emergency preparedness plan for handling the containment and clean-up of potential hazardous material spills.
13.    Contractor will not engage in any labor practice that may delay or otherwise impact the work of Owner or any other contractor.
14.    No base building systems will be turned off or disengaged by Contractor or any subcontractor without prior written approval and supervision by a representative of
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Owner. Said systems include but are not limited to sprinklers, electrical circuits, air handling units, smoke heads and water supply. Building electrical power shut-downs are allowed on Saturdays between 10:00 p.m. and 5:00 a.m. only. A request for approval shall be made to the Building Manager at least ten ( I 0) days in advance.
15.Doors to all work areas, including stairwells and mechanical and electrical closets, will remain closed at all time. Propping doors open is expressly prohibited.
16.All Contractor and subcontractor personnel, materials, tools and equipment are to enter and exit the Building through designated contractor entrances. Owner may at any time initiate a check in/check out system, or a badge system, for all people and material in the Building and the Contractor will agree to cooperate with any such system.
17.    Before ordering material or doing work which is dependent upon proper size or installation, the Contractor shall field verify all dimensions for accessibility with building conditions, and shall be responsible for same.
18.Contractor shall not permitted any identifying signage or advertising within the building.
19.    During construction, Contractor shall maintain supervisory personnel on the site at all times. Such personnel shall be fully authorized to coordinate, respond for and authorize Contractor's work as necessary to enable all work to proceed in a timely and well-ordered fashion. Should Contractor perform work which would cause or require Owner to provide personnel to be present or otherwise perform any work, Contractor shall reimburse Owner for the expense of such personnel.
20.Contractor shall be responsible for the protection of his work and the area adjacent to his work.
21.Contractor will ensure that all stairwells, mechanical rooms, electrical and telephone closets, etc. accessed by Contractor or subcontractors in conjunction with Contractor's work, will be cleaned and free of debris nightly.
22.    Public areas adjacent to premises where Contractor's work is being performed shall remain free of debris and materials at all times.
23.    Contractor shall be responsible for all his actions on site as well as those of his subcontractors and shall indemnify, defend and hold harmless the Owner against any and all claims, losses. or damages, threatened or incurred, arising from the actions or omissions of Contractor or its subcontractors.
24.    If keys are required by contractors, they must be checked out from the Property Management Office. No key will be distributed if proper identification is not provided.
25.No cutting or patching of Owner's premises or installations, or those of any Building occupant, shall be permitted without prior written consent of Owner. Request for permission to do cutting shall include explicit details and description of work and shall
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not under any circumstances diminish the structural integrity of the building components or systems. The work is to be done only with the explicit written permission of the Building Manager and on an "Off-Hours" basis. Such work is to be done only under the direct supervision of a competent member of the Contractor staff. Any such area is to be promptly repaired and returned to a fully functioning, complete, and clean condition.
26.    All work is to be done to a minimum standard of quality as required by the Base Building Drawings and Specifications. It is the responsibility of the Contractor to be fully knowledgeable of the Base Building Drawings and Specifications.
27.All Life Safety Systems for the Building are to be maintained, and all of the Tenant's work is to be properly interfaced with and connected to the Base Building systems as required by Code, or by Building operation. All work is to be done in such a way as to protect all Base Building operations and warranties. Any required disconnection of life safety devices should be "foreseen" and the Property Management Office must be notified at least 24 hours in advance. Costs for false fire alarms due to contractors' or subcontractors' negligence wil1 be billed to and paid by the Contractor. All life-safety systems testing must be performed on an "off-hours" basis and coordinated with the Building Manager.
28.When work is performed by Contractor or subcontractor, charges will apply for additional services performed by Owner which may include, but are not necessarily limited to the following:
-    utility usage for construction activities beyond standard power and water readily available in the building
-    extra and continuous clean-up of elevators and public spaces as required due to construction activity
29.In addition to cleaning requirements described above, Contractor shall, in preparation for substantial completion or occupancy of the project by Tenant, perform final cleaning operation of Contractor's Work.
30.When Contractor takes over an area from the Owner and before commencing work Contractor shall ascertain that the area is in a safe and sanitary condition, and maintain the area as necessary (at its sole cost and expense) in a safe and sanitary condition and to a standard meeting all applicable laws and regulations.
31.Owner requires job progress meetings. The Contractor will attend with a representative authorized to speak and act on the Contractor's behalf. Additionally, the Contractor shall notify the Owner of scheduled job progress meetings.
32.All work or on-site activity during non-normal working hours will be coordinated in advance with Owner.
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33.At no time will Contractor perform activities on the project site without the proper insurance in force.
34.No radios or other audio devices are allowed.
35.Failure to perform work in a manner consistent with the above stated Rules of the Site may result in immediate work stoppage by Owner. Owner shall have no liability for any costs or expenses incurred by Contractor or any subcontractors in connection with or as a result of such work stoppage.
36.The Rules of the Site may be amended or revised at any time to fit the situation at the time. The amended or revised Rules of the Site shall become effective upon delivery to Contractor or publication by posting at the project site, whichever is earlier.
37.General contractor and subcontractors' vehicles parking must be in areas designated by the Building Manager at the contractors expense.
Acknowledged and Agreed
By:
Date:

c

EXHIBIT I

COMMENCEMENT DATE LETTER
Date
Tenant
Address
Re:    Commencement Date Letter with respect to that certain Lease dated as of the [_____] day of [    ], by and between     , a ________________________., as Landlord, and [        }, a f    J. as Tenant, for [    ] rentable square feet on the [        ] floor of the Building located at
Dear
In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
The Commencement Date of the Lease is:
The Rent Commencement Date of the Lease is:
The Expiration Date of the Lease is:
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Date Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant's failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.
Sincerely,

Landlord
Agreed and Accepted.
Tenant:
By:
Name:
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Title:
Date:

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FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of March ___, 2016 (the “Effective Date”), by and between TODA AMERICA, INC., a California corporation (“Landlord”), and PAGERDUTY, a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated September 17, 2015, (the “Original Lease”), pursuant to which Tenant leases from Landlord certain premises more particularly described in the Original Lease (the “Premises”).
B.    Landlord and Tenant presently desire to amend the Original Lease to allow Tenant to install and maintain a dedicated radio antenna for internet services, on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Original Lease. As of the Effective Date, the term “Lease” shall mean the Original Lease, as amended by this Amendment.
Antenna. Subject to all of the provisions of the Lease Tenant is hereby granted a temporary non-exclusive license to install and use during the Term of the Lease in connection with the conduct of Tenant’s usual business in the Premises a dedicated supplemental radio antenna system (the “Antenna”) to provide internet services to the Premises. The location of the Antenna will be determined by Landlord and subject to relocation in Landlord’s discretion from time to time, at Tenant’s sole cost and expense. The Antenna will use existing conduit to run the cable to the 2nd floor telephone closet and the location of such conduit shall be subject to relocation by Landlord at any time and from time to time in Landlord’s sole discretion. Tenant shall not be permitted to assign or sublet the Antenna or the right to operate the Antenna in any case. Landlord may grant similar or additional rights to other Tenants of the Building. Tenant shall obtain, keep in force at all times, and promptly furnish to Landlord copies of, all permits and governmental consents, approvals and licenses required by applicable laws and governmental regulations in connection with the Antenna and its operation, and shall comply with all conditions of all such permits, consents, approvals and licenses. Tenant’s insurance and indemnification obligations under this Lease shall apply with respect to the Antenna as though it were contained in the Premises. The installation,
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operation, maintenance, repair and removal of the Antenna shall be at Tenant’s sole cost and expense.
Installation of Antenna. The installation of the Antenna shall be at Tenant’s be designed and supervised by a duly registered and qualified professional engineer or architect approved by Landlord in its reasonable discretion. The installation shall be actually fastened (bolted, welded or otherwise positively anchored, not ballasted) to the structure and properly flashed to the roof membrane with all necessary work to preserve the roof integrity and any warranties. Tenant shall not, however, penetrate the roof in the installation of the Antenna. Any modifications to the Base Building, Building Systems or Building fire or life/safety systems that may be required in connection with the installation of the Antenna or operation of the Building or Project, shall be at Tenant’s sole cost and expense and subject to Landlord’s prior approval, which will not be unreasonably withheld, conditioned or delayed. Prior to beginning any work in connection with the Antenna, Tenant shall provide detailed plans and specifications for review and approval by Landlord and Landlord’s consultants, as may be requested by Landlord. Tenant shall install a separate electrical supply to provide power to the Antenna and Tenant shall pay for all power supplied to the Antenna. Tenant shall at all times comply with all laws and governmental regulations applicable to the installation, operation, use, maintenance, repair, replacement, removal and disposal of the Antenna and other supplies associated with the Antenna. Tenant shall remove the Antenna, repair any damage caused by the removal and restore the Building to the condition existing prior to the installation before the expiration of the Term of the Lease or promptly (and in any event within five (5) business days) after any sooner termination of the Term of the Lease.
Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and together which shall constitute but one and the same agreement.
Authority. Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that he or she is duly and validly authorized to do so and thereby to bind Tenant to all the terms, conditions and covenants of this Amendment. Tenant and each person executing this Amendment on behalf of Tenant, also represents and warrants to Landlord that: (a) Tenant is duly incorporated and validly existing under the laws of its state of incorporation, (b) Tenant has and is duly qualified to do business in California, (c) Tenant has full corporate power and authority to enter into this Amendment and to perform all of Tenant’s obligations under the Lease, as amended by this Amendment, (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so, and (e) Tenant has not made any assignment, sublease, transfer, conveyance, hypothecation, or other disposition of all or any part of the Premises, the Original Lease or all or any part of Tenant’s interest in the Premises or in the Original Lease.
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Real Estate Brokers. Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate agents, brokers, finders or other similar parties in connection with the negotiation of this Amendment and the consummation of the transaction contemplated hereby. Tenant hereby agrees to indemnify, defend and hold Landlord free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, finder or other similar party by reason of any dealings with or actions of Tenant in connection with the negotiation of this Amendment and the consummation of this transaction, including any costs, expenses and attorneys’ fees incurred with respect thereto.
No Offer. Submission of this Amendment for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease and this Amendment is not effective until executed and delivered by both Landlord and Tenant.
Lease in Full Force and Effect. Tenant hereby affirms that on the date hereof no breach or default by either party has occurred and that the Original Lease, and all of its terms, conditions, covenants, agreements and provisions, except only as modified by this Amendment, are in full force and effect with no defenses or offsets thereto. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Original Lease. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

“LANDLORD”: TODA AMERICA, INC., A California corporation By: /s/ Hiroki Yanagi Name: Hiroki Yanagi Title: Treasurer and Secretary	“TENANT”: PAGERDUTY, A Delaware corporation By: /s/ Pamela Nordin Name: Pamela Nordin Title: Corporate Controller

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SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 28th day of September, 2018 (the “Second Amendment Effective Date”), by and between Toda America, Inc., a California corporation (“Landlord”) and Pagerduty, Inc., a Delaware corporation (“Tenant”).
R E C I T A L S:
A.    Landlord and Tenant entered into that certain Lease Agreement dated September 17, 2015 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of March 2016 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space in that certain building located and addressed at 600 Townsend Street, San Francisco, California (the “Building”). The Original Lease, as amended by the First Amendment, may be referred to herein as the “Lease.”
B.    By this Second Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined in Section 1 below), extend the Term of the Lease and to otherwise modify the Lease as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
1.The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 42,118 rentable square feet (“RSF”) and known as Suite 200 (the “Existing Premises”), as outlined on Exhibit A to the Original Lease.
2.Expansion of the Existing Premises. That certain space known as Suite 125 located on the first (1st) floor of the Building outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Expansion Space.” Landlord and Tenant hereby stipulate that the Expansion Space contains 16,887 RSF and agree that the Expansion Space will not be subject to remeasurement. Effective as of the date (“Expansion Commencement Date”) that is the earlier of (a) the date of “Substantial Completion” of the “Improvements” (as those terms are defined in the Work Letter Agreement attached hereto as Exhibit “B”) in the Expansion Space, but in no event earlier than February 1, 2019 and (b) the date Tenant commences business operations in the Expansion Space, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space, and such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the RSF of the “Premises” under the Lease to a total of 59,005 RSF. The Expansion Commencement Date is anticipated to occur on or about March 1, 2019. Effective as of the Expansion Commencement Date, all references in the Lease or this Second Amendment to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.
3.Extended Term for the Premises. The Term of the Lease as to the Existing Premises is currently scheduled to expire as of October 31, 2022 (the “Current Expiration Date”). The Lease Expiration Date shall be extended such that the Lease as to the entire Premises shall expire on the date (“New Expiration Date”) that is seventy-two (72) months after the Expansion Commencement Date (if the Expansion Commencement Date is not the first day of the month, then such seventy-two (72) month period shall be measured from the first day of the month following the Expansion Commencement Date). The period from the Expansion Commencement Date through the New Expiration Date is referred to herein as the “New Term.”
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4.Monthly Base Rent for the Expansion Space. During the New Term, Tenant shall pay monthly Base Rent for the Expansion Space as follows:

Period	Rate Per RSF Per Annum	Monthly Base Rent
Month 1 – 12th full calendar month of New Term	$65.00	$91,471.25
Months 13 – 24 of New Term	$66.95	$94,215.39
Months 25 – 36 of New Term	$68.96	$97,041.85
Months 37 – 48 of New Term	$71.03	$99,953.10
Months 49 – 60 of New Term	$73.16	$102,951.69
Month 61 of New Term – New Expiration Date	$75.35	$106,040.24
Tenant shall pay the first month’s Base Rent for the Expansion Space (i.e., $91,471.25) to Landlord within two (2) business days following the date of full execution and delivery of this Second Amendment by Landlord and Tenant.
5.Monthly Base Rent for the Existing Premises. Tenant shall continue to pay monthly Base Rent for the Existing Premises through the Current Termination Date in the amounts set forth in Section 1.08 of the Original Lease. From November 1, 2022 through the New Expiration Date, Tenant shall pay monthly Base Rent for the Existing Premises as follows:

Period	Rate Per RSF Per Annum	Monthly Base Rent
11/1/22 – 10/31/23	$76.25	$267,627.95
11/1/23 – 10/31/24	$78.54	$275,656.79
11/1/24 – New Expiration Date	$80.89	$283,926.49
6.Tenant’s Pro Rata Share and Base Year. Tenant’s Pro Rata Share for the Expansion Space shall be computed by dividing the RSF of the Expansion Space by the RSF of the Building and, as of the date of this Second Amendment, shall be 8.16%. The Base Year for the Expansion Space only shall be the calendar year 2019. The Base Year for the Existing Premises shall remain the calendar year 2016.
7.Expansion Space Electricity. Tenant’s payment obligation for electricity consumed in the Expansion Space shall be governed by Section 6.02 of the Original Lease.
8.Janitorial Service to the Expansion Space. Tenant shall be responsible for providing and paying for janitorial services to the Expansion Space using a janitorial contractor selected by Tenant and reasonably approved by Landlord, as described in Section 7.01 of the Original Lease.
9.Tenant Improvements in the Expansion Space. Improvements in the Expansion Space shall be installed and constructed in accordance with the terms of the Work Letter Agreement attached hereto as Exhibit “B” and made a part hereof. As to the Expansion Space, Landlord shall be responsible for compliance with life safety, Americans with Disabilities Act and Title 24 laws and regulations in effect as of the Expansion Commencement Date as such laws and regulations relate to the Building’s entry and core (including first (1st) floor restrooms but not the second (2nd) floor restrooms). During the New Term and any extension thereof, Tenant shall be responsible for compliance with laws with respect to the Expansion Space and the use and occupancy thereof, except that Tenant
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shall not be required to make structural changes to the Expansion Space unless required due to (a) Alterations made by Tenant to the Expansion Space, (b) Tenant’s particular use of the Expansion Space and/or (c) due to Tenant’s Default, all as more particularly described in the Original Lease.
10.Parking. Effective as of the Expansion Commencement Date and continuing throughout the New Term, in addition to the ten (10) unreserved parking spaces allocated to Tenant pursuant to Section 11 of the Original Lease, Tenant shall be entitled to lease from Landlord an additional two (2) unreserved parking spaces for use in the Building’s parking facility. Tenant’s rental and use of such additional unreserved parking spaces shall be in accordance with, and subject to, all provisions of Article 11 of the Original Lease.
11.Bicycles. Tenant employees may store bicycles in the Building’s bicycle cage at no charge subject to each such employee entering into Landlord’s standard bicycle storage license agreement. Additionally, Tenant employee bicycles may be stored in the Expansion Space provided that such bicycles are brought into the Expansion Space using the exterior street entrance to the Expansion Space. In no event shall Tenant or its employees bring bicycles through the Building’s main lobby.
12.Dogs. Effective as of the date of this Second Amendment, Section 33.18 of the Original Lease is hereby deleted. Subject to the terms and conditions set forth in this Section 12 below, Tenant may permit not more than five (5) of its employees to bring not more than one (1) dog each into the entire Premises. Prior to bringing his or her dog to the Premises, the employee shall execute and deliver to Landlord the Pet Agreement attached hereto as Exhibit “D” (the “Pet Agreement”). Subject to the limitations set forth in this Section 12 above and subject to the following conditions, Tenant’s employees shall have the right to bring dogs to the Premises (the “Dogs”): (a) Tenant shall be responsible for the actions of all Dogs and Tenant shall indemnify Landlord from the actions of the Dogs pursuant to Article 14 of the Original Lease; (b) Tenant shall reimburse Landlord within thirty (30) days after written request for any damages caused to the Premises or Project by Dogs; (c) Dogs shall not be permitted to urinate or defecate in the Premises or the Project, and Dogs shall be regularly taken to a site outside the Project to urinate and/or defecate; (d) if notwithstanding Tenant’s best efforts to prevent a Dog from urinating or defecating at the Project, a Dog urinates and/or defecates at the Project, Tenant shall promptly remove and properly dispose of the urine or feces; (e) [OMITTED]; (f) Landlord may prohibit a Dog from returning to the Project if it barks, growls, jumps on or intimidates persons at the Project or otherwise creates any type of nuisance or disturbance; (g) Dogs shall only be present in the Premises while the Dog’s owner is at the Premises, and Dogs shall not be left unattended by their owners; (h) if Landlord reasonably determines that Dogs are a health hazard for any reason (e.g., other persons at the Project are allergic to Dogs), Landlord may prohibit Tenant or its employees from bringing any Dogs to the Premises, provided Landlord similarly prevents all other Building tenants with similar restrictions in their leases from bringing Dogs into the Building; (i) Landlord may from time to time adopt reasonable rules and regulations governing the Dogs, and Tenant’s and its employees right to bring a Dog to the Project shall thereafter be conditioned on their compliance with such rules and regulations; (j) the form and content of the Pet Agreement shall be reasonably acceptable to Landlord; (k) no Dogs may be bathed or groomed within the Premises or at the Project; (I) no pet food or water may be left outside the Premises and all pet food and water must be stored in sealed containers; (m) Dogs are not permitted to be walked or held in the Common Areas except on a leash; (n) in no event shall any toilet boxes, “pee-pee pads” or dog waste of any kind exist in the Premises; (o) Dogs must enter the Expansion Space through the street entrance; (p) Dogs must use the freight elevators to access the Existing Premises; and (q) Dogs may not use the front entrance of the Building to access the Existing Premises or the Expansion Space. Landlord shall have the right to repair any damage to the Building caused by Dogs and Tenant shall reimburse Landlord for the cost of such repairs within thirty (30) days after Landlord’s written request. Tenant shall be responsible for any extra maintenance, janitorial or similar requirement in connection with Dogs brought onto the Project by Tenant or its employees, including but not limited to carpet cleaning, excrement removal, painting, wall repair, floor care, and landscape repair and replacement. Tenant’s surrender obligations under the Lease (as amended) shall include remediating and correcting any damage or increased wear and tear caused by the Dogs permitted hereunder.
13.Interior Signage. Landlord shall, at Landlord’s expense, provide for the Expansion Space a proportionate share of Tenant identification on the main directory located in the Building lobby; provided, however, any future changes to Tenant’s identification on such directory requested by Tenant shall be made by Landlord at Tenant’s sole cost and expense. Subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor, Tenant shall be permitted to install, at Tenant’s sole cost and expense, Tenant’s logo and graphics immediately outside the interior entrance to the Premises within the Building entry area (“Entry Signage”). Landlord and Tenant shall work together in good faith to agree upon the location and the dimensions of the Entry Signage. All signage described in this Section 13 shall be treated as Tenant’s personal property under the provisions of Article 8 of the Original Lease with respect to Tenant’s obligation at the expiration or earlier termination of the Lease (as amended).
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14.Exterior Eyebrow Sign. Provided Tenant is not in Default under the Lease, during the New Term and any extension thereof, Tenant shall have the right, at Tenant’s sole cost and expense, to fabricate and install one (1) “eyebrow” sign depicting Tenant’s name on the Building’s exterior immediately above the Expansion Space (“Tenant’s Eyebrow Signage”). Landlord and Tenant shall work together in good faith to agree upon the location and the dimensions of Tenant’s Eyebrow Signage. Tenant’s Eyebrow Signage shall be subject to Landlord’s prior written approval in Landlord’s reasonable discretion as to size, design, name, graphics, materials, colors and similar specifications and shall be consistent with the exterior design, materials and appearance of the Building and the Building’s signage program and shall be further subject to existing tenants’ sign rights, all applicable local governmental laws, rules, regulations, codes (including, without limitation, the City of San Francisco Planning Code) and Tenant’s receipt of all permits and other governmental approvals, and any applicable covenants, conditions and restrictions. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Eyebrow Signage and/or the specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits referenced in the preceding sentence. In the event Tenant does not receive the necessary permits and approvals for Tenant’s Eyebrow Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of the Lease (as amended) shall not be affected. Tenant shall have the right, from time to time, at Tenant’s sole cost and expense, to modify Tenant’s Eyebrow Signage if Tenant’s name changes, subject to Landlord’s prior written approval in each case, such approval not to be unreasonably withheld. Landlord shall have the right to approve the contractor that installs Tenant’s Eyebrow Signage and the contractor shall comply with all of Landlord’s policies and procedures relating to construction performed at the Building (e.g., insurance, safety, etc.). Tenant’s Eyebrow Signage shall be personal to the original Tenant named in this Second Amendment and may not be assigned to any assignee (other than an assignee of Tenant’s interest in the Lease pursuant to the provisions of a Business Transfer provided that Tenant’s Eyebrow Signage for such assignee shall be subject to Landlord’s prior written approval in each case, such approval not to be unreasonably withheld) or sublessee, or any other person or entity. Landlord has the right, but not the obligation, to oversee the installation of Tenant’s Eyebrow Signage. Tenant shall maintain, repair and operate Tenant’s Eyebrow Signage in a first class condition at Tenant’s sole cost and expense, and Tenant shall be separately metered for any utilities consumed by Tenant’s Eyebrow Signage (the cost of separately metering any utility usage shall also be paid for by Tenant). Upon the expiration or earlier termination of the Term of the Lease (as amended), Tenant shall be responsible for any and all costs associated with the removal of Tenant’s Eyebrow Signage, including, but not limited to, the cost to repair and restore the Building exterior to its original condition, normal wear and tear excepted.
15.Letter of Credit. Effective as of the date of this Second Amendment, Section 26.04 of the Lease shall be restated in its entirety as follows:
“26.04 The initial Full L-C Amount shall be $2,394,709.00. The Full L-C Amount may be reduced to $650,000.00 if Tenant satisfies all of the following conditions: (a) Tenant has not been in Default under the Lease (as amended) at any time during the Term of the Lease (as hereby extended) through the date of delivery of the L-C Reduction Notice (defined below) to Landlord; (b) Tenant provides a written notice
(“L-C Reduction Notice”) to Landlord, which written notice may not be delivered prior to July 1, 2020, with audited financial statements prepared in accordance with generally accepted accounting principles evidencing that Tenant has been Profitable (defined below) as to each of the four (4) consecutive calendar quarters immediately prior to the date of delivery of the L-C Reduction Notice to Landlord; and (c) Tenant tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit conforming in all respects to the requirements of this Article 26 with the exception that the Full L-C Amount shall be $650,000.00. “Profitable” shall mean that Tenant’s earnings were positive before interest, taxes, depreciation and amortization.”
16.Stairwell between 1st and 2nd Floors. Tenant shall have the non-exclusive right to use the Building’s interior stairwell for travel between the first (1st) and second (2nd) floors of the Building.
17.Option to Extend. Tenant shall have one (1) five (5) year Extension Option to further extend the New Term on the terms and conditions set forth in Article 29 of the Original Lease with the following revisions thereto: (a) Tenant must exercise such Extension Option as to both the Existing Premises and the Expansion Space
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concurrently or as to neither of such spaces; and (b) all references therein to “Expiration Date” shall mean “New Expiration Date”.
18.Notice of New Term Dates. Landlord may deliver to Tenant a commencement letter in a form substantially similar to that attached hereto as Exhibit “C” and made a part hereof at any time after the Expansion Commencement Date. Tenant agrees to execute (or make good faith corrective comments to) and return to Landlord said commencement letter within five (5) business days after Tenant’s receipt thereof.
19.Energy Bills. Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within thirty (30) days after Landlord’s written request. In addition, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent. From time to time within thirty (30) days after Landlord’s request, Tenant shall execute and deliver to Landlord an agreement provided by Landlord authorizing the Energy Provider(s) to provide to Landlord Energy Bills and other information relating to Tenant’s energy usage at the Premises.
20.Conflict. If there is a conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, the terms and conditions of this Second Amendment shall control. Except as modified by this Second Amendment, the terms and conditions of the Lease shall remain in full force and effect. Capitalized terms included in this Second Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease. The Lease, as hereby amended, contains all agreements of the parties with respect to the lease of the Premises. No prior or contemporaneous agreement or understanding pertaining to the Lease, as hereby amended, shall be effective.
21.Authority. The persons executing this Second Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this Second Amendment on behalf of said parties and that said parties have authority to enter into this Second Amendment.
22.Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than Colliers International on behalf of Landlord and Jones Lang LaSalle on behalf of Tenant in connection with the negotiation of this Second Amendment, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Second Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord will compensate the brokers identified above pursuant to the provisions of a separate written agreement.
23.Confidentiality. Tenant acknowledges and agrees that the terms of this Second Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the property and may impair Landlord’s relationship with other tenants of the property. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Second Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. As described in Article 30 of the Original Lease, this Section 23 shall not preclude Tenant from disclosing the terms and provisions of the Lease (as amended by this Second Amendment) (i) to a proposed subtenant or assignee, (ii) to Tenant’s counsel, real estate advisors, accountants, lenders and/or potential investors or (iii) as may be mandated by an order of a court or other governmental body having jurisdiction after giving reasonable notice to Landlord with adequate time for such other party to seek a protective order or the rules of the United States Securities and Exchange Commission.
24.Delivery of Amendment. Preparation of this Second Amendment by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Second Amendment. This Second Amendment shall become binding upon Landlord and Tenant only when fully executed by all parties and when Landlord has delivered a fully executed original of this Second Amendment to Tenant. The delivery of this Second Amendment to Tenant shall not constitute an agreement by Landlord to negotiate in good faith, and each
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party expressly disclaims any legal obligation to negotiate in good faith. To Landlord’s actual knowledge, the Existing Premises and Expansion Space have not undergone an inspection by a certified access specialist. In addition, to Landlord’s actual knowledge, a disability access inspection certificate for the Existing Premises and Expansion Space have not been issued. Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” Landlord’s actual knowledge shall mean and be limited to the actual knowledge of the person who is the Building owner’s asset manager (not the Building’s property manager) on the date this Second Amendment is executed by Landlord, without any duty of inquiry or investigation, and such asset manager shall have no personal liability if such representation is untrue.
25.Execution. This Second Amendment and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document. Landlord shall have the right, in Landlord’s sole discretion, to insert the name of the person executing a Document on behalf of Landlord in Landlord’s signature block using an electronic signature (an “Electronic Signature”), and in this event the Document delivered to Tenant will not include an original ink signature and Landlord shall have no obligation to provide a copy of such Document to Tenant with Landlord’s original ink signature. A Document delivered to Tenant by Landlord with an Electronic Signature shall be binding on Landlord as if the Document had been originally executed by Landlord with an ink signature. Without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant shall not have the right to insert the name of the person executing the Document on behalf of Tenant using an Electronic Signature and all Documents shall be originally executed by Tenant using an ink signature. A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature. This Section describes the only ways in which Documents may be executed and delivered by the parties. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord. Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures. Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.
[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.
“LANDLORD”    Toda America, Inc.,
a California corporation
By: /s/ Tadashi Nishimura
Print Name: Tadashi Nishimura
Title: Chief Executive Officer
“TENANT”    Pagerduty, Inc.,
a Delaware corporation
By: /s/ Howard Wilson
Print Name: Howard Wilson
Title: CFO
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EXHIBIT “A”
OUTLINE OF EXPANSION SPACE

EXIT CORRIDOR 2
EXIT CORRIDOR 1
OPEN
OPEN
OPEN
Suite 125
EXPANSION PREMISES
RECEPTION
CONFERENCE
BREAK ROOM
OPEN OFFICE
STAIRS
PRIVATE STREET ENTRANCE
MAIN LOBBY
ATRIUM
COURTYARD
LOADING DOCK
OUT
IN

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Expansion Space and shall not be deemed to constitute any representation by Landlord as to the exact layout, size or configuration of the Expansion Space. References to or depictions of furniture, fixtures and equipment on Exhibit “A” shall not be interpreted to obligate Landlord to pay costs or expenses associated with the purchase or installation of furniture, fixtures or equipment.
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EXHIBIT “B”
WORK LETTER AGREEMENT
This Work Letter Agreement (“Agreement”) is attached to a Second Amendment to Lease (the “Second Amendment”) covering certain expansion space (the “Expansion Space”) more particularly described in Exhibit “A” attached to the Second Amendment. In consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:
1.    Tenant Improvement Coordinator. Within three (3) business days after the Second Amendment Effective Date, Landlord and Tenant shall each designate in writing the name of one person who shall be that party’s tenant improvement representative. All communication concerning the Improvements (defined below) shall be directed to the appropriate party’s tenant improvement representative. Tenant shall not have the right or authority to instruct Landlord’s contractor to take any action. Any action Tenant desires Landlord’s contractor to take shall be communicated by Tenant to Landlord’s tenant improvement representative, and Landlord’s tenant improvement representative shall give the necessary instructions to the contractor.
2.    Base Building. Landlord shall complete, using the Standards (defined in Section 4 below) (a) the base building work for the Expansion Space set forth on Schedule 1 attached hereto, (b) the replacement of the current doors in place in the Expansion Space located along the east wall (facing the Building’s main lobby) with glass windows in each opening, and (c) installation of conduit leading from the Building’s MPOE to the Expansion Space (collectively, the “Base Building Work”). The cost of all additional improvements to the Expansion Space desired by Tenant (the “Improvements”) shall be funded from the Improvement Allowance (as defined below) and if no monies remain in the Improvement Allowance, shall be paid for by Tenant, at Tenant’s sole expense. Except for the Base Building Work and the funding of the Improvement Allowance, Landlord shall have no obligation to make additional improvements to the Expansion Space at Landlord’s expense. References to or depictions of furniture, fixtures and equipment (“FF&E”) on Schedules 1 or 2 shall not be interpreted to obligate Landlord to pay costs or expenses associated with the purchase or installation of FF&E.
3.    Plans and Specifications.
3.1    Space Plan. Attached hereto as Schedule 2 is a list (“List of Improvements”) of the additional improvements to the Expansion Space (the “Improvements”) Tenant desires to have constructed in the Expansion Space. Based on the List of Improvements, Landlord shall cause to be prepared a space plan for the construction of the Improvements and deliver the same to Tenant for Tenant’s reasonable approval. The Space Plan shall be consistent with the List of Improvements. Within five (5) business days after receipt by Tenant of a draft of the Space Plan, Tenant (a) shall give its written approval with respect thereto, or (b) shall notify Landlord in writing of its reasonable disapproval and state with specificity the grounds for such reasonable disapproval and the revisions or modifications necessary in order for Tenant to give its approval. After approval of the Space Plan by Landlord and Tenant, no further changes to the Space Plan shall be made without the prior written approval of Landlord and only after Tenant agreeing that
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any delays in design and/or construction resulting from such change shall constitute a Tenant Delay.
3.2    Plans. Based on the approved Space Plan, Landlord shall cause to be prepared detailed plans and working drawings (the “Plans”) for the construction of the Improvements. The Plans shall be consistent with the Space Plan and shall incorporate the use of the Standards. The estimated Expansion Commencement Date (as defined in Section 2 of the Second Amendment) shall be extended for any delays in obtaining any necessary governmental approvals resulting from the insufficiency of the Space Plan or the Plans or any delays resulting from changes in the Plans required by the applicable governmental regulatory agency reviewing the Plans. Tenant hereby acknowledges and agrees that Landlord shall have the right to prepare the Plans in a way that complies with applicable governmental laws and regulations, even if the Plans deviate from the specifications of the Space Plan. Within five (5) business days after receipt by Tenant of a draft of the Plans, Tenant (a) shall give its written approval with respect thereto, or (b) shall notify Landlord in writing of its reasonable disapproval and state with specificity the grounds for such reasonable disapproval and the revisions or modifications necessary in order for Tenant to give its approval. After approval of the Plans by Landlord and Tenant, no further changes to the Plans shall be made without the prior written approval of Landlord and only after Tenant agreeing that any delays in design and/or construction resulting from such change shall constitute a Tenant Delay.
4.    Specifications for Building Standard Improvements. Specifications and details for Building standard improvements (“Standards”) are available upon request. A copy of the Standards are attached hereto as Schedule 3. Except as specified in Section 5 below, the Base Building Work, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord’s consent as set forth in Section 5 below.
5.    Grounds for Disapproval. Tenant may request deviations from the Standards for the Improvements provided that the deviations (“Non-Standards”) shall not be of lesser quality than the Standards. Landlord shall not be required to approve any Non-Standards that are not acceptable to Landlord, in Landlord’s reasonable discretion.
6.    Improvement Cost and Allowance.
6.1    Cost Breakdown. Within fifteen (15) business days following approval of the Plans, Landlord shall provide Tenant with a breakdown of the estimated total cost of the Improvements (“Cost Breakdown”), including, without limitation: construction cost of the Improvements; the architectural and engineering fees relating to the preparation and review of the Space Plan and the Plans (inclusive of all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including commercially competitive general contractor’s overhead and supervision fees and the construction supervisory fee referred to in Section 7.3 hereof). The Cost Breakdown will be completed on an “open book” basis, with no additional markups to Landlord, and Tenant shall have the right to review the basis for the determination of the Cost Breakdown. Within five (5) business days after receipt by Tenant of the Cost
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Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Plans. If Tenant disapproves the Cost Breakdown, any time delay incurred as a result thereof (e.g., time delays due to revisions to the Plans and/or obtaining additional bids) shall constitute Tenant Delay. The Cost Breakdown shall not include the cost of computer or telephone wiring or any cost associated with the design, purchasing or installation of FF&E, and all such costs shall be paid by Tenant, at Tenant’s sole expense. References to or depictions of FF&E on the Space Plan or the Plans shall not be interpreted to entitle Tenant to use any portion of the Improvement Allowance to pay costs or expenses associated with the purchase or installation of FF &E.
6.2    Improvement Allowance. Landlord hereby grants to Tenant an “Improvement Allowance” of $168,870.00, which Improvement Allowance shall be used only for the items specified in the Cost Breakdown (excluding FF&E). In the event that the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Improvement Allowance by cashier’s check or wire transfer, which payment shall be made in two equal installments as follows: (a) fifty percent (50%) of such excess within ten (10) business days following Tenant’s approval of the Cost Breakdown; and (b) the remaining fifty percent (50%) of such excess within ten (10) business days following Substantial Completion of the Improvements in the Expansion Space.
6.3    Cost Increases. In the event that the cost of the Improvements increases subsequent to Tenant’s approval of the Cost Breakdown due to the requirements of any governmental agency imposed with respect to the construction of the Improvements or due to any other circumstances, Tenant shall pay to Landlord the amount of such increase within five (5) business days of Landlord’s written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance.
6.4    Change in Plans. In the event that Tenant requests a change in the Space Plan or Plans subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant of Landlord’s estimate of any increases in the cost of the Improvements and any delay such change would cause in the construction of the Improvements (the “Estimate”), which delay shall constitute Tenant Delay. Tenant shall approve or disapprove such change within five (5) business days after receiving Landlord’s Estimate. In the event that Tenant approves such change, Tenant shall accompany its approval with payment in the amount of any cost increase resulting from such change; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance. Landlord shall have the right to decline Tenant’s request for a change in the approved Plans if the change is inconsistent with the Space Plan or Sections 3, 4 or 5 above. All delays in the completion of the Improvements caused by changes requested by Tenant shall constitute Tenant Delay; provided, however, if the costs of the Improvements exceeds the Improvement Allowance based upon the initial Estimate delivered by Landlord to Tenant, Tenant shall have the one time right, within five (5) business days after receiving Landlord’s initial Estimate, to request in writing to Landlord that the scope of the Improvements be revised to eliminate the construction of one (1) or more Restoration Items (as defined in Section 11 below), and the time to complete the revisions to the Plans to eliminate the
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construction of the Restoration Items so designated by Tenant shall not be considered a Tenant Delay.
6.5    No Refund. If the actual cost of the Improvements does not exceed the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease (as amended). Any portion of the Improvement Allowance not expended prior to the date that is one (1) year after the date of the Second Amendment shall be retained by Landlord, and Tenant shall have no further right to the use of such unused portion of the Improvement Allowance.
7.    Construction of Improvements.
7.1    Construction. As soon as reasonably possible following approval of the Cost Breakdown by Tenant, and after payment of any sum required under Section 6.2 above, Landlord shall instruct its contractor to commence construction of the Improvements in a first-class manner and in compliance with all applicable laws and codes, using all new materials.
7.2    Completion. Landlord shall endeavor to cause the contractor to Substantially Complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction of the Improvements or delivery of possession of the Expansion Space.
7.3    Construction Supervisory Fee. The cost of the Improvements shall include a construction supervisory fee payable to Landlord equal to three percent (3.0%) of the so called “hard” cost of constructing the Improvements.
8.    Expansion Commencement Date. The Expansion Commencement Date under the Second Amendment shall be governed by Section 2 of the Second Amendment. For purposes of this Second Amendment, “Substantial Completion” of the Improvements in the Expansion Space shall occur upon the completion of construction of the Improvements in the Expansion Space pursuant to the Plans, with the exception of any minor punch list items, the lack of completion of which, and the work of completion of which, will not prevent Tenant from occupying the Expansion Space for the purposes of conducting its business operation (“Punch List Items”) and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant. Any delay in completing the construction of the Improvements resulting from any of the following shall constitute “Tenant Delay”:
8.1    Tenant’s failure to approve or reasonably disapprove the Space Plans or Plans within the time limits provided herein;
8.2    Tenant’s failure to approve the Cost Breakdown or to pay the sum specified in Section 6.2 above within the time limits provided herein;
8.3    Tenant’s request for Non-Standards, whether as to materials or installation, that extend the time it takes to obtain necessary building permits or other governmental
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authorizations or to complete the construction of the Improvements after being informed by Landlord that the Non-Standards in question will be so-called “long lead time” items;
8.4    Tenant’s changes in the Space Plan after the approval of the Space Plan by Landlord and Tenant or Tenant’s changes in the Plans after the approval of the Plans by Landlord and Tenant;
8.5    Any act or omission of Tenant constituting a Tenant Delay under the terms of this Agreement or the Lease (as amended); or
8.6    Any other acts or omissions of Tenant, Tenant’s agents, employees and contractors that delays the completion of the Improvements.
Notwithstanding the foregoing, except with respect to the events described in Sections 8.1 or 8.2 above, no Tenant Delay shall be deemed to have occurred unless and until Landlord notifies Tenant and Tenant’s improvement representative (which notice may be via electronic mail) of the event or circumstance which Landlord maintains constitutes a Tenant Delay, and Tenant’s failure within two (2) business days thereafter, to either remedy such event or circumstance or reasonably dispute that such event or circumstance constitutes a Tenant Delay.
9.    Tenant Delay. If there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Expansion Space as a result of any Tenant Delay(s), then, notwithstanding anything to the contrary set forth in the Second Amendment or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements in the Expansion Space, for the purposes of determining the commencement of Tenant’s rental obligations with respect to the Expansion Space and the Expansion Commencement Date, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.
10.    Punch List Items. Concurrently with Landlord’s delivery of the Expansion Space to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Improvements in the Expansion Space to identify any Punch List Items, which Punch List Items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).
11.    Removal. Upon the expiration or earlier termination of the Lease (as amended), Tenant shall not be responsible for the removal of any Base Building Work set forth on Schedule 1 attached hereto or any of the Improvements described in the Space Plan attached hereto as Schedule 2 except that Tenant shall remove from the Expansion Space upon the expiration or earlier termination of the Lease (as amended) those Improvements identified on Schedule 4 attached hereto (“Restoration Items”) and return such area(s) to their condition prior to the construction of such Improvements. Based on the Restoration Items set forth on Schedule 4 attached hereto, Landlord shall cause to be prepared a more formal exhibit depicting the
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Restoration Items (“Restoration Exhibit”), and deliver the same to Tenant for Tenant’s reasonable approval. Within five (5) business days after receipt by Tenant of a draft of the Restoration Exhibit, Tenant (a) shall give its written approval with respect thereto, or (b) shall notify Landlord in writing of its reasonable disapproval and state with specificity the grounds for such reasonable disapproval and the revisions or modifications necessary in order for Tenant to give its approval; provided, however, Tenant may only disapprove the Restoration Exhibit if the same is inconsistent with the Restoration Items set forth on Schedule 4 attached hereto. If and to the extent that Tenant requests a modification to the Space Plan, Landlord shall have the right, by notice to Tenant delivered concurrently with Landlord’s approval of Tenant’s proposed change to the Space Plan, to require that Tenant remove from the Expansion Space upon the expiration or earlier termination of the Lease (as amended) any additional or alternate Improvements constructed in the Expansion Space as a consequence of Tenant’s requested modification and return such area(s) to their condition prior to the construction of such modification(s).
12.    Incorporation. This Agreement is and shall be incorporated by reference in the Second Amendment, and all of the terms and conditions of the Second Amendment are and shall be incorporated herein by this reference.

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SCHEDULE 1 TO WORK LETTER AGREEMENT
PLAN FOR BASE BUILDING WORK

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SCHEDULE 2 TO WORK LETTER AGREEMENT
LIST OF IMPROVEMENTS
•Add double doors into the elevator lobby;
•Add three (3) more meeting rooms (along Exit Corridor 2);
•Convert the back walls of the conference rooms from glass to drywall (closest to Exit Corridor 2);
•Add glass or transparent material wall between kitchen and seating area;
•Add two (2) small interview rooms near the street entrance;
•Add millwork storage, coat rack and lockers near elevator lobby;
•Add glass wall parallel to Townsend with double doors into the suite (from Lobby area) and add drywall perpendicular to Townsend to create a secure Lobby area with one side glass and one side drywall;
•Add mail room (not full height) behind the reception area (in Lobby area); and
•Add a copy print area – counter and cabinets (location to be recommended by Landlord’s architect).

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SCHEDULE 3 TO WORK LETTER AGREEMENT
STANDARDS
LIGHT FIXTURES:
MFR: FINELITE
TYPE: HP-4 PENDANT LED
SIZE: 4” X 8’ LENGTH
MFR: EUREKA
MODEL: 4271-CF T42-277V-DM7-AC60-MG-CLR
SIZE: 16 INCHES
LOCATION: BREAK ROOM
MFR: FINELIGHT
TYPE: HP4 RECESSED LINEAR LED
FINELITE
SIZE: 4” X 8’-0”
MFR: LSI
MODEL: LPASC24
SIZE: 2X4 LED
LOCATION: PRIVATE OFFICES
CONCRETE:
TYPE: POLISHED CONCRETE, 800 GRIT
WALL TILE:
MFR: DALTILE
STYLE: RETRO ROUNDS
COLOR: BOLD WHITE
TYPE: RRO2
SIZE: MOSAIC
INSTALLATION: WALL BACKSPLASH
BATHROOM FLOOR TILE:
MFR: DALTILE
STYLE: BEEHIVE 24/20 FIELD TILE
COLOR: GRAY P010
TYPE: PORCELINE
INSTALLATION: RESTROOM FLOOR
WALL TILE:
MFR: DALTILE
STYLE: MODERN DIMESNSION GLAZED CERAMIC
COLOR: MATTE ARCTIC WHITE 0790
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DIMENSION: 4 ¼ x 12 ¾
INSTALLATION: SHOWER/RESTROOM WALL
CEILING TILE:
MFR: ARMSTRONG
STYLE: ULTIMA TEGULAR FINE TEXTURE
MODEL: 1942
DOOR FINISH:
FINISH: SLICED MAPLE
DOOR HARDWARE:
MFR: SCHLAGE
MODEL: VANDLGARD L-SERIES 06
FINISH: 626 SATIN CHROMIUM PLATED
PLASTIC LAMINATE:
MFR: FORMICA
COLOR: MOUSE
NUMBER: 928-58
FINISH: MATTE
MFR: WILSONART LAMINATE
STYLE: BLOND ECHO
NUMBER: 7939K-18
FINISH: BROILE WHITE POLISHED
PAINT:
MFR: DUNN EDWARDS
PRODUCT: EVER30
COLOR: BANJAMIN MOORE
DECORATOR’S WHITE
FINISH: EGGSHELL, UON
LOCATION: THROUGHOUT
MFR: DUNN EDWARDS
PRODUCT: EVER30
COLOR: DE6375 CASTLEROCK
FINISH: EGGSHELL, UON
LOCATION: ACCENT
MFR: DUNN EDWARDS
PRODUCT: EVER30
COLOR: DEC794S ALINA SPRINGS
FINISH: EGGSHELL, UON
LOCATION: ACCENT
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CARPET:
MFR: INTERFACE
STYLE: SILVER LININGS (SL910NICKEL)
STYLE NUMBER:13877AK00
COLOR: 104502 NICKEL
SIZE: 9”X39”
BASE:
MFR: ALLSTATE
TYPE: RUBBER BASE
COLOR: #A46
SIZE: 4” STRAIGHT

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SOLID SURFACE:
MFR: CAESAR STONE
COLOR: FROSTY CARRINA
NUMBER: 5141

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SCHEDULE 4 TO WORK LETTER AGREEMENT
DEPICTION OF THE IMPROVEMENTS TENANT MUST REMOVE AND RESTORE AT THE END OF THE LEASE
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EXHIBIT “C”
NOTICE OF NEW TERM DATES
TO:             DATE: _____________, 201_

Attention:
RE:    Second Amendment to Lease (“Second Amendment”) dated ___________________, 2018, between Toda America, Inc., a California corporation (“Landlord”), and Pagerduty, Inc., a Delaware corporation (“Tenant”), concerning Suite 125 (the “Expansion Space”), located at 600 Townsend Street, San Francisco, California.
Dear Mr. [or Ms.] ___________:
In accordance with the Second Amendment, Landlord wishes to advise and/or confirm the following:
1.    That the Tenant is in possession of the Expansion Space and acknowledges that under the provisions of the Second Amendment, the New Term commenced as of _________________, 201_ and shall expire on _________________________.
2.    That in accordance with the Second Amendment, monthly Base Rent for the Expansion Space commenced to accrue on ____________________, 201_.
AGREED AND ACCEPTED:
TENANT:

a
By:
Print Name:
Title:
By:
Print Name:
Title:
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EXHIBIT “D”
PET AGREEMENT
Date of Agreement:    __________________, 20__
Name and address of Landlord (“Landlord”):    Toda America, Inc.
c/o TA Realty
1301 Dove Street, Suite 860
Newport Beach, California 92660
Attention: Asset Manager/600 Townsend
and
Toda America, Inc.
c/o TA Realty
28 State Street, Tenth Floor
Boston, Massachusetts 02109
Attention: Asset Manager/600 Townsend
With a Copy to:
Toda America, Inc.
c/o Davis Partners
600 Townsend Street, Suite 115W
San Francisco, California 94103
Name, address and telephone number of Owner (“Owner”):

Tel. No.:
Name of Tenant (“Tenant”):
Address of Building (“Building”):    600 Townsend
San Francisco, California
Name of Dog and License Number (the “Dog”):
Weight of Dog:
Date of and Type of Vaccinations:
1.    Parties. Landlord and Tenant have entered into a lease (the “Lease”), and pursuant to the Lease Tenant leases space in the Building (the “Premises”) from Landlord. Owner is an employee or principal of Tenant who works at the Premises on a regular basis. Tenant has requested that Landlord permit Owner to bring a dog to the Premises on the terms and conditions set forth in this Pet Agreement (“Agreement”). Owner acknowledges and agrees that Landlord would not have agreed to permit Owner to bring the Dog to the Premises unless Owner had agreed to all of the terms and conditions of this Agreement.
2.    Dog. Subject to the terms and conditions of this Agreement, Owner shall have the right to bring the Dog to the Premises. Owner shall not have the right to bring any other dog to the Premises. Owner represents and warrants to Landlord that all of the Dog’s vaccinations (including, but not limited to, rabies) are current and shall be current at all times the Dog is present at the Building. Within one (1) business day after written request by Landlord Tenant shall provide Landlord with written evidence from a veterinarian that the Dog has received all of its vaccinations.
3.    Conditions. Owner hereby agrees as follows: (a) Owner shall reimburse Landlord within ten (10) days after written request for any damages caused to the Premises or Building by the Dog; (b) the Dog shall not be permitted to urinate of defecate
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in the Premises or the Building, and Owner shall regularly take the Dog to a site outside the Building to urinate and/or defecate; (c) if notwithstanding Owner’s best efforts to prevent the Dog from urinating or defecating at the Building, the Dog urinates and/or defecates at the Building, Owner shall promptly remove and properly dispose of the urine or feces; (d) Landlord may prohibit the Dog from returning to the Building if it smells, barks, growls, jumps on or intimidates persons at the Building or otherwise creates any type of nuisance or disturbance; (e) Owner shall never leave the Dog unattended and Owner shall keep the Dog with Owner at all times; (f) if Landlord determines that the Dog is a health hazard for any reason (e.g., other persons at the Building are allergic to the Dog), Landlord may prohibit Owner from bringing the Dog to the Premises; and (g) Landlord may from time to time adopt rules and regulations governing dogs at the Building, and Owner’s right to bring the Dog to the Building shall be conditioned on his or her compliance with such rules and regulations.
4.    Term. The term (the “Term”) of this Agreement shall commence upon the mutual execution of this Agreement by Landlord and Owner and shall terminate on the first to occur of the following events: (a) the termination of the Lease, (b) the date Owner no longer works in the Premises on a regular basis, (c) the date Owner’s employment with Tenant is terminated, (d) the date Owner has committed a Default (as defined below) and (e) five (5) days after either Owner or Landlord gives written notice to the other party of its election to terminate this Agreement for any reason or no reason. When the term of this Agreement ends, Tenant shall no longer have the right to bring the Dog to the Building.
5.    Waiver. Neither Landlord nor its directors, officers, shareholders, general partners, limited partners, members, employees, agents, or contractors, or any party or entity under the direction or control of Landlord or any successor to the interest of Landlord in the Building or this Agreement (collectively, the “Landlord Parties”) shall be liable to Owner for any injury to the Dog or death of the Dog or for loss or damage, occasioned by or through the acts of omission of Landlord or any other person, or by any other cause whatsoever. Owner waives all claims against Landlord and the Landlord Parties for any loss or damage due to the injury of death of the Dog, including consequential damages. This waiver and release shall apply to any existing claims and any claims that may arise in the future. The undersigned expressly waives all rights under the provisions of Section 1542 of the California Civil Code. Section 1542 of the California Civil Code provides that “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor. The provisions of this Section shall survive the termination of this Agreement.
6.    [OMITTED]
7.    Transfer of Building. If Landlord sells the Building, Landlord may transfer and assign its interest, rights and obligations under this Agreement to the subsequent owner of the Building, and after such transfer or assignment Landlord shall have no further liability or obligation under this Agreement, and Owner agrees to look solely to such successor in interest of Landlord for performance of such obligations. Owner shall have no right to transfer or assign its rights or obligations under this Agreement.
8.    No Waiver. Failure by Landlord to insist on strict performance of any of the conditions, covenants, terms, or provisions of this Agreement or to exercise any of its rights under this Agreement may not be construed to waive such rights, but Landlord shall have the right to enforce such rights at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.
9.    Default. Owner shall be in default under this Agreement in the event Owner fails to perform any of its obligation under this Agreement within five (5) days after written notice from Landlord to Owner (a “Default”). In the event Owner is in Default under this Agreement, Landlord shall have all rights and remedies available at law or in equity. Landlord’s rights under this Agreement are cumulative and the exercise of any rights and remedies does not exclude any right or remedy.
10.    Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.
11.    Entire Agreement; Modification. This Agreement contains the entire agreement and understanding of the parties hereto with respect to any matter mentioned herein, and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. This Agreement may be modified only by a writing signed by the parties in interest at the time of the modification.
12.    Notices. Any notices or other communications required to be given by the parties hereunder shall be deemed given upon deposit in the U.S. Mails, certified mail, return receipt requested, or upon deposit with an overnight delivery service such as Federal Express, at the addresses set forth in the beginning of this Agreement, or upon receipt if personally delivered.
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13.    Counterpart Copies; Electronic Signatures. This Agreement and any documents or addenda attached hereto may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Agreement or the attached document or addenda. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, Landlord shall have the right to execute this Agreement and any documents and addenda attached to this Agreement using an electronic signature, and Landlord’s electronic signature shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. If Landlord executes this Agreement or any documents or addenda attached to this Agreement using an electronic signature, Landlord’s electronic signature will appear in Landlord’s signature block. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s electronic signature or be otherwise binding on Landlord. Owner shall not have the right to execute this Agreement or any documents or addenda attached hereto using an electronic signature, and Owner shall execute this Agreement and any documents or addenda attached hereto using an original ink signature.
IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.
LANDLORD:
OWNER:

Signature

Printed Name

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THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 6th day of October, 2021, by and between Toda America, Inc., a California corporation (“Landlord”) and Pagerduty, Inc., a Delaware corporation (“Tenant”).
R E C I T A L S:
A.    Landlord and Tenant entered into that certain Lease Agreement dated September 17, 2015 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of March 2016 (“First Amendment”) and by that certain Second Amendment to Lease dated as of September 28, 2018 (“Second Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space in that certain building located and addressed at 600 Townsend Street, San Francisco, California (the “Building”). The Original Lease, as amended by the First Amendment and the Second Amendment, may be referred to herein as the “Lease.”
B.    By this Third Amendment, Landlord and Tenant desire to modify the Lease as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the parties hereto hereby agree as follows:
A G R E E M E N T:
1.The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord those certain office spaces in the Building containing an aggregate of 59,005 rentable square feet (“RSF”) consisting of the following spaces (collectively, the “Premises”): (a) Suite 200 containing 42,118 RSF (“Suite 200”) and (b) Suite 125 containing 16,887 RSF (“Suite 125”).
2.Tenant Alterations Project. Tenant has requested Landlord’s consent to Tenant performing the Alterations project to Suite 200 described on Exhibit A attached hereto at Tenant’s sole cost and expense (“Alterations Project”). Landlord hereby approves the Alterations Project subject to the following: (a) except as otherwise specifically provided in this Section 2, Tenant performs the Alterations Project in accordance with the Alterations provisions of Article 9 of the Original Lease; (b) Tenant shall be responsible for any Americans with Disabilities Act upgrades to the Building’s restrooms triggered by the performance of, or permits for, the Alterations Project: (c) as set forth in Article 8 of the Original Lease, at least thirty (30) days prior to the expiration or earlier termination of the Lease, Landlord has the right to notify Tenant that Tenant must remove by the expiration or earlier termination of the Lease all or any portion of the Alterations Project and restore the area(s) designated by Landlord for removal to their condition existing immediately prior to Tenant’s performance of the Alterations Project and (d) the Tenant has the right to modify the Alterations Project with reasonable alternatives if specific items are out of stock or alternatives are necessary.
3.Conflict. If there is a conflict between the terms and conditions of this Third Amendment and the terms and conditions of the Lease, the terms and conditions of this Third Amendment shall control. Except as modified by this Third Amendment, the terms and conditions of the Lease shall remain in full force and effect. Capitalized terms included in this Third Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant’s knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord’s default under the Lease. The Lease, as hereby amended, contains all agreements of the parties with respect to the lease of the Premises. No prior or contemporaneous agreement or understanding pertaining to the Lease, as hereby amended, shall be effective.
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4.Authority. The persons executing this Third Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this Third Amendment on behalf of said parties and that said parties have authority to enter into this Third Amendment.
5.Delivery of Amendment. Preparation of this Third Amendment by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer by Landlord to enter into this Third Amendment. This Third Amendment shall become binding upon Landlord and Tenant only when fully executed by all parties and when Landlord has delivered a fully executed original of this Third Amendment to Tenant. The delivery of this Third Amendment to Tenant shall not constitute an agreement by Landlord to negotiate in good faith, and each party expressly disclaims any legal obligation to negotiate in good faith. To Landlord’s actual knowledge, the Premises has not undergone an inspection by a certified access specialist. In addition, to Landlord’s actual knowledge, a disability access inspection certificate for the Premises has not been issued. Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises. the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” Landlord’s actual knowledge shall mean and be limited to the actual knowledge of the person who is the Building owner’s asset manager (not the Building’s property manager) on the date this Third Amendment is executed by Landlord, without any duty of inquiry or investigation, and such asset manager shall have no personal liability if such representation is untrue.
6.Execution. This Third Amendment and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document. Each party shall have the right, in the signing party’s sole discretion, to insert the name of the person executing a Document on behalf of the signing party in the signing party’s signature block using an electronic signature (an “Electronic Signature”), and in this event the Document delivered to the other party will not include an original ink signature and the signing party shall have no obligation to provide a copy of such Document to the other party with the signing party’s original ink signature. A Document delivered to the other party by the signing party with an Electronic Signature shall be binding on the signing party as if the Document had been originally executed by the signing party with an ink signature. A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature. This Section describes the only ways in which Documents may be executed and delivered by the parties. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord. Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures. Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.
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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.
“LANDLORD”    Toda America, Inc.,
a California corporation

By: /s/ Hiroki Yanagi

Print Name: Hiroki Yanagi

Title: Executive Vice President
“TENANT”    Pagerduty, Inc.,
a Delaware corporation

By: /s/ Kwame Covington

Print Name: Kwame Covington

Title: Director of Global Procurement

8

EXHIBIT “A”
DESCRIPTION OF THE ALTERATIONS PROJECT

[SEE ATTACHED]

9

CONSENT TO SUBLEASE AGREEMENT AND FOURTH AMENDMENT TO LEASE
5/26/2023
This CONSENT TO SUBLEASE AGREEMENT AND FOURTH AMENDMENT TO LEASE (this “Agreement”) is made as of May ___, 2023 (“Agreement Date”), by and among Toda America, Inc., a California corporation (“Landlord”), PagerDuty, Inc., a Delaware corporation (“Tenant”), and Magical Tome, Inc., a Delaware corporation (“Subtenant”).
R E C I T A L S :
A.    Reference is hereby made to that certain Lease Agreement dated September 17, 2015, between Landlord and Tenant (the “Original Lease”) as amended by (i) that certain First Amendment to Lease dated as of March 2016 (“First Amendment”), (ii) that certain Second Amendment to Lease dated as of September 28, 2018 (“Second Amendment”) and (iii) that certain Third Amendment to Lease dated as of October 6, 2021 (“Third Amendment”). The Original Lease, as amended by the First Amendment, Second Amendment and Third Amendment may be referred to herein as the “Lease.” Pursuant to the Lease, Landlord leases to Tenant the following spaces in the building (“Building”) located at 600 Townsend Street, San Francisco, California containing an aggregate of 59,005 rentable square feet (collectively, the “Premises”): (a) that certain space known as Suite 125 on the first floor containing 16,887 rentable square feet (“Sublet Premises”) and (b) that certain space known as Suite 200 on the second floor containing 42,118 rentable square feet (“Suite 200”).
B.    Pursuant to the terms of Article 12 of the Original Lease, Tenant has requested Landlord’s consent to that certain Sublease dated May 1, 2023 between Tenant and Subtenant (the “Sublease”), with respect to a subletting by Subtenant of the Sublet Premises. A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease on the terms and conditions contained herein.
C.    All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
A G R E E M E N T :
1.Landlord’s Consent. Landlord hereby consents to the Sublease; provided, however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. Landlord’s consent to the Sublease is based upon (i) the form and substance of the Sublease as set forth on Exhibit A attached hereto and (ii) the use of the Sublet Premises only for general office purposes, and neither Tenant nor Subtenant shall amend the Sublease or permit the Sublet Premises to be used for any other purposes whatsoever without Landlord’s prior written consent; provided, however, Landlord’s consent shall not be required in connection with any cancellation or termination of the Sublease. Any such amendment or change in use shall constitute a breach of the Lease. The Sublease is subject and subordinate to the Lease. Except as specifically set forth in this Agreement, neither this Agreement nor the Sublease shall be construed to modify, waive or amend any of the terms, covenants and conditions of the Lease or to waive any breach thereof or any of Landlord’s rights or remedies thereunder or to enlarge or increase any obligations of Landlord under the Lease. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease.
2.Non-Release of Tenant; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or
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alter the primary liability of the Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises as set forth in the Lease; provided, however, Subtenant shall provide any service or material request to Tenant prior to or immediately follow submittal of the same to Landlord). Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Tenant or by the Subtenant or to any assignment by Tenant of the Lease or assignment by the Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Landlord may consent to subsequent sublettings and assignments of the Lease or the Sublease or any amendments or modifications thereto. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Premises or Sublet Premises.
3.Relationship with Landlord. Tenant hereby assigns and transfers to Landlord the Tenant’s interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 3. Landlord, by consenting to the Sublease agrees that until a default shall occur and continue in the performance of Tenant’s obligations under the Lease beyond the passage of any applicable notice and cure periods, Tenant may receive, collect and enjoy the rents accruing under the Sublease. Tenant shall provide Landlord with a courtesy copy of any default by Subtenant under the Sublease. In the event Tenant shall default in the performance of its obligations to Landlord under the Lease following the expiration of any applicable notice and cure periods (whether or not Landlord terminates the Lease) or in the event the Lease is terminated for any other reason whatsoever (including the mutual termination thereof by Landlord and Tenant), then Landlord may, at its option, by giving written notice to Tenant, either (i) terminate the Sublease, (ii) elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 3.1, below, and/or (iii) elect to succeed to Tenant’s interest in the Sublease, and cause Subtenant to attorn to Landlord, as further set forth in Section 3.2, below. If Landlord elects to terminate the Sublease pursuant to clause (i) above, Subtenant acknowledges and agrees that neither Landlord nor Tenant shall have any liability to Subtenant as a result thereof.
3.1Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from the Subtenant pursuant to Section 3(ii), above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under the Lease beyond the passage of any applicable notice and cure periods, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the Subtenant as the result of any such default shall in no manner whatsoever be deemed to be an election by Landlord to succeed to Tenant’s interest in the Sublease or cause an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any payment of rent from the Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.
3.2Landlord’s Election of Tenant’s Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 3(iii), above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one (1) month’s rent or any security deposit paid by Subtenant to Tenant, (ii) be liable for any previous act or omission of Tenant under the Sublease or for any other defaults of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.
4.Contingent Waiver of Restoration Work Obligations. Pursuant to Section 11 of Exhibit “B” of the Second Amendment, upon the expiration or earlier termination of the Lease, Tenant was required to remove from the Sublet Premises the Improvements set forth on Schedule 4 of Exhibit “B” of the Second Amendment and return such areas to their condition that existed prior to the construction of such Improvements (collectively, the “Restoration Work”). Following the execution of the Second
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Amendment, Landlord and Tenant agreed upon a more formal plan depicting the Restoration Work, which plan is attached hereto as Exhibit B. Landlord agrees to waive Tenant’s obligation to perform the Restoration Work, with such waiver being contingent on the existence of the following: (a) Tenant is not in default under the Lease beyond any applicable notice and cure periods; (b) Subtenant is not in default under the Sublease beyond any applicable notice and cure periods; (c) the Lease has not been terminated prior to the expiration of its term, and (d) the Sublease has not been terminated. In the event of such waiver, Subtenant acknowledges and agrees that the delivery of possession of the Sublet Premises will not be subject to prior performance of any of the Restoration Work and that Subtenant accepts possession of the Sublet Premises in its current condition.
5.Extension Option. Effective as of the Agreement Date, Landlord and Tenant agree that Article 29 of the Original Lease as amended by Section 17 of the Second Amendment shall be deemed deleted and of no further force or effect.
6.General Provisions.
6.1Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease.
6.2Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including, but not limited to, reasonable attorney’s fees) incurred by Landlord in resisting any claim for any such brokerage commission.
6.3Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.
6.4Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.
6.5Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.
6.6Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.
6.7Attorneys’ Fees. If any party commences litigation against another for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.
6.8Landlord’s Costs. Pursuant to Section 12.06 of the Original Lease, within thirty (30) days following receipt of a written request from Landlord, Tenant shall pay to Landlord all of Landlord’s review and processing fees and costs, as well as any good faith professional, attorneys’, accountants’, engineers’ or other consultants’ fees incurred by Landlord in connection with Landlord’s review and analysis of the Sublease and the preparation of this Agreement.
6.9OFAC Certification. Subtenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Subtenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.
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6.10Insurance. Subtenant shall, concurrently with its execution hereof, deliver to Landlord evidence that Subtenant has obtained the insurance described in Section 15.01 of the Original Lease, including, without limitation, a certificate naming Landlord as an additional insured on the CGL Insurance described in Section 15.01(a) of the Lease. In addition, Subtenant hereby agrees to be bound by and perform the indemnification obligations of Tenant pursuant to the Lease. Subtenant further agrees that all of the exculpatory and/or waiver provisions of the Lease will apply to the Subtenant for the benefit of Landlord.
6.11Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Agreement shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument. The parties shall have the right to insert the name of the people executing this Agreement using an electronic signature (an “Electronic Signature”), and an Electronic Signature shall be binding on such party as if this Agreement had been originally executed by an ink signature.
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IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the Agreement Date.
“Landlord”:    Toda America, Inc.,
a California corporation

By:

Print Name: Hiroki Yanagi

Title: President
“Tenant”:    PagerDuty, Inc.,
a Delaware corporation

By: /s/ Mitra Rezvan

Print Name: Mitra Rezvan

Title: VP of Finance and Controller
“Subtenant”:    Magical Tome, Inc.,
a Delaware corporation

By: /s/ Keith Peiris

Print Name: Keith Peiris

Title: CEO
14

EXHIBIT A
THE SUBLEASE
[SEE ATTACHED
SUBLEASE    5/1/2023
THIS SUBLEASE (“Sublease”) is entered into as of April ___, 2023 (the “Effective Date”), by and between PAGERDUTY, INC., a Delaware corporation (“Sublandlord”), and MAGICAL TOME, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:
A.    Pursuant to that certain Lease Agreement dated as of September 17. 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March ___, 2016 [sic.] (the “First Amendment”) and that certain Second Amendment to Lease dated as of September 28, 2018 (the “Second Amendment”) (the Original Lease. as so amended, being referred to herein as the “Master Lease”), Toda America, Inc., a California corporation (“Landlord”), as Landlord, leases to Sublandlord, as tenant, certain space (the “Master Lease Premises”) containing a total of approximately 59,005 rentable square feet (“RSF’) commonly known as Suites 125 and 200 in the building located at 600 Townsend Street, San Francisco, California (the “Building”).
B.    Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 16,887 RSF on the first (1st) floor of the Building and commonly known as Suite 125, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (and hereinafter referred to as the “Subleased Premises”).
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:
1.Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.
2.Term.
(a)Generally. The term of this Sublease (the “Term”) shall commence on the date (the “Commencement Date”) that is the later to occur of the date that is fourteen (14) days after (i) the date that Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required in Section 14(a) of this Sublease which date is anticipated to be May 1, 2023 (the “Delivery Date”), and (ii) the date upon which Sublandlord procures Landlord’s consent to this Sublease (the “Consent Date” and Landlord’s consent being referred to herein as the “Consent”), and end on February 28, 2025 (the “Expiration Date”) (such fourteen (14) day period prior to the Commencement Date being referred to herein as the “Early Access Period”), unless sooner terminated pursuant to any provision hereof. Promptly following the full execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall use diligent efforts to obtain the Consent in a form reasonably acceptable to Sublandlord and Subtenant. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto. Notwithstanding anything to the contrary contained herein, in the event the Consent has not been obtained and the Consent Date has not occurred within forty-five (45) days after the Effective Date of this Sublease, either Sublandlord or Subtenant may at any time thereafter elect to terminate this Sublease by providing written notice to the other party prior to the Consent being obtained and the Consent Date.
(b)Adjustments. Notwithstanding the provisions of Section 2.(a) above:
(i)If, as of the date that Sublandlord would otherwise deliver possession of the Subleased Premises to Subtenant as described below, Subtenant has not delivered to Sublandlord (A) the prepaid Base Rent (defined below) pursuant to the provisions of Section 3.(a)(i) below, (B) the Letter of Credit pursuant to the provisions of Section 4 below and (C) evidence of Subtenant’s procurement of all insurance coverage required hereunder (the Delivery Conditions’), then Sublandlord will have no obligation to deliver possession of the Subleased Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession of the Subleased Premises to Subtenant in such event will not serve to delay the occurrence of the Commencement Date and the commencement of Subtenant’s obligations to pay Rent (defined below) hereunder.
(ii)Early Access. Notwithstanding anything herein to the contrary, Sublandlord shall permit Subtenant and Subtenant’s employees, agents and contractors to enter the Subleased Premises during the Early Access Period, for the sole purpose of installing Subtenant’s personal property, furniture, fixtures and equipment and otherwise preparing the Subleased Premises for Subtenant’s use and occupancy, all subject to the terms, conditions and requirements of the Master Lease, provided that (A) this Sublease is fully executed by both Sublandlord and Subtenant prior to the Early Access Period; (B) Subtenant has satisfied the Delivery Conditions; and (C) Sublandlord and Subtenant have received the Consent prior to the Early Access Period. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Base Rent, but expressly including without limitation Subtenant’s obligation to pay excess utility charges and carry insurance, as well as Subtenant’s indemnification obligations) shall commence upon the commencement of the Early Access Period. Subtenant shall coordinate any such entry with Sublandlord. Notwithstanding the foregoing, if Subtenant commences to conduct business in the Subleased Premises during the Early Access Period, Subtenant shall be obligated to pay Base Rent as of such date
(iii)Acceleration of Expiration Date. If pursuant to the terms of the Master Lease, Sublandlord is required by Landlord to remove any improvements or alterations in the Subleased Premises on or before the date of expiration of the Master Lease, Sublandlord shall have the right, by written notice to Subtenant, to accelerate the Expiration Date to February 15, 2025, in order to provide Sublandlord with sufficient time following the Expiration Date in which to enter the Subleased Premises and perform any required restoration/repair work. Sublandlord agrees to give any such acceleration notice to Subtenant immediately following Sublandlord’s determination that Landlord will require any such restoration or repair which under the Master Lease must be given to Sublandlord on or before thirty (30) days prior to the expiration of the term of the Master Lease.
3.Rent.
(a)Base Rent Payments
(i)Generally. Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Months of Term	Rate Per RSF Per Annum	Monthly Base Rent
1 – 12	$42.00	$59,104.50
13 – Expiration Date	$43.26	$60,877.64

Base Rent shall be paid in advance on the first day of each month of the Term, except that Subtenant shall pay one (1) month’s Base Rent in the amount of $59,104.50 to Sublandlord upon execution of this Sublease and delivery of this Sublease to Sublandlord; said pre-paid Base Rent will be applied to the first (1st) month’s Base Rent due and payable hereunder following the Abatement Period (defined below). If the Term does not begin on the first day of a calendar month or end on the last day of a calendar month, the Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by wire transfer, if approved by Sublandlord, in accordance with wiring or ACH instructions provided by Sublandlord to Subtenant or to Sublandlord at the following address:
PagerDuty, Inc.
600 Townsend Street, Suite 200
San Francisco, CA 94103
Attn: Accounting
or to such other persons or at such other places as Sublandlord may designate in writing.
(ii)Abatement. Notwithstanding anything in Section 3.(a)(i) above to the contrary, so long as Subtenant is not in Default, Subtenant shall be entitled to an abatement of Base Rent for the first (1st) full calendar month of the Term (the “Abatement Period”); the Abatement Period will not include any partial calendar month immediately following the Commencement Date. The total amount of Base Rent abated during the Abatement Period, in the amount of $59,104.50, is referred to herein as the “Abated Rent”. If Subtenant is in Default at any time during the Term, then (A) if such Default occurs prior to the expiration of the Abatement Period, there will be no further abatement of Base Rent pursuant to this Section 3(a)(ii) and (B) at Sublandlord’s option, if Sublandlord terminates Subtenant’s rights to possess the Subleased Premises due to the applicable Default, then all then-unamortized Abated Rent (assuming amortization of all Abated Rent on a straight-line basis over the Term) shall immediately become due and payable. The payment by Subtenant of the Abated Rent in the event of a Default shall not limit or affect any of Sublandlord’s other rights, pursuant to this Sublease or at law or in equity. During the Abatement Period, only Base Rent shall be abated, and all other costs and charges specified in this Sublease shall remain as due and payable pursuant to the provisions of this Sublease.
(b)Operating Expenses and Taxes.
(i)Definitions. For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:

(A)“Additional Rent” shall mean the sums payable pursuant to Section 3.(b)(ii) below.
(B)“Base Operating Costs” shall mean Operating Expenses and Property Taxes payable by Sublandlord to Landlord for the Master Lease Premises during the Base Year.
(C)“Base Year” shall mean the calendar year 2023.
(D)“Operating Costs” shall mean Operating Expenses and Property Taxes (as each defined is in the Master Lease) charged by Landlord to Sublandlord pursuant to the Master Lease.
(E)“Rent” shall mean, collectively, Base Rent, Additional Rent and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease.
(F)“Subtenant’s Percentage Share” shall mean 28.6% and shall not be subject to recalculation except to extent of any remeasurement performed by Landlord affecting the Subleased Premises.
(ii)Payment of Additional Rent. In addition to the Base Rent payable pursuant to Section 3.(a) above, from and after the expiration of the Base Year, for each calendar year of the Term, Subtenant shall pay, as Additional Rent, Subtenant’s Percentage Share of the amount by which Operating Costs payable by Sublandlord for the then current calendar year exceed Base Operating Costs. Sublandlord shall provide Subtenant with written notice of Sublandlord’s estimate of the amount of Additional Rent per month payable pursuant to this Section 3.(b)(ii) for each calendar year after the Base Year promptly following the Sublandlord’s receipt of Landlord’s estimate of the Operating Costs payable under the Master Lease. Thereafter, the Additional Rent payable pursuant to this Section 3.(b)(ii) shall be determined and adjusted in accordance with the provisions of Section 3.(b)(iii) below.
(iii)Procedure. Upon receipt of an invoice from Landlord specifying the Operating Costs to be charged to Sublandlord under the Master Lease with respect to each month, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of the Additional Rent payable by Subtenant under Section 3.(b)(ii) for such month together with a copy of the statement received from Landlord. Subtenant shall pay to Sublandlord as Additional Rent such amount together with the Base Rent.
(iv)Year-End Reconciliation. Following the receipt by Sublandlord of a final statement of Operating Costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 3(b) above for the calendar year just ended, together with a copy of any corresponding statement received by Sublandlord from Landlord (“Sublandlord’s Annual Statement”). If on the basis of such Sublandlord’s Annual Statement Subtenant owes an amount that is less than the estimated payments actually made by Subtenant for the calendar year just ended, Sublandlord shall credit such excess to the next payments of Rent coining due or, if the Term of this Sublease is about to expire, promptly refund such excess to Subtenant. If on the basis of such Sublandlord’s Annual Statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the Sublandlord’s Annual Statement from Sublandlord to Subtenant

(v)Reliance on Landlord’s Calculations. In calculating Operating Costs payable hereunder by Subtenant, Sublandlord shall have the right to rely upon the calculations of Landlord made in determining Operating Expenses and Property Taxes and pursuant to the provisions of the Master Lease and as set forth in the relevant Landlord’s statement delivered to Sublandlord and Subtenant shall have no direct right to audit or review Landlord’s calculation of Operating Expenses or Property Taxes.
(vi)Survival. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Subsection 3(b)(iv), and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.
(c)Other Taxes Payable by Subtenant. In addition to payment of Operating Costs, Subtenant shall pay before delinquency any and all taxes levied or assessed and which become payable by subtenant (or directly or indirectly by Sublandlord) during the Term, whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Sublandlord under this Sublease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder, inclusive of the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E) and the Commercial Rent Tax for Childcare and Early Education (2018 Proposition C); (ii) the value of Subtenant’s equipment, furniture, fixtures or other personal property located in the Subleased Premises; (iii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Subtenant of the Subleased Premises or any portion thereof; or (iv) this transaction or any document to which Subtenant is a party creating or transferring an interest or an estate in the Subleased Premises. For avoidance of doubt, the Base Year will not apply to any amounts payable pursuant to this Section 3(c).
4.Letter of Credit.
(a)Initial Letter of Credit. Concurrently with Subtenant’s execution and delivery to Sublandlord of this Sublease, Subtenant has delivered to Sublandlord, as collateral for the full performance by Subtenant of all of its obligations under this Sublease and for all losses and damages Sublandlord may suffer as a result of Subtenant’s failure to comply with one or more provisions of this Sublease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code an unconditional, irrevocable, transferable standby letter of credit (the “Initial Letter of Credit”) in the form attached hereto as Exhibit D in the amount of $243,510.56 (the “Letter of Credit Amount”), issued by a financial institution (the “Issuing Bank”) acceptable to Sublandlord. The Letter of Credit shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Subtenant shall cause the Letter of Credit to be continuously maintained in effect (whether through a Replacement Letter of Credit (defined below), amendment, renewal or extension) through the date (the “Final Letter of Credit Expiration Date”) that is the later to occur of (i) the date that is forty-five (45) days after the scheduled expiration date of the Term and (ii) the date that is forty-five (45) days after Subtenant vacates the Subleased Premises and completes any removal, restoration or repair obligations.
(b)Drawing Under Letter of Credit. Without prejudice to any other remedy available to Sublandlord under this Sublease or at law, Sublandlord may draw upon the Initial Letter of Credit or any Replacement Letter of Credit on or after the occurrence of either:

(i) any Default: (ii) any failure by Subtenant to deliver to Sublandlord a Replacement Letter of Credit as and when required pursuant to this Section 4; (iii) an uncured failure by Subtenant to perform one or more of its obligations under this Sublease and the existence of circumstances in which Sublandlord is enjoined or otherwise prevented by operation of law from giving to Subtenant a written notice which would be necessary for such failure of performance to constitute an event of default, or (iv) the appointment of a receiver to take possession of all or substantially all of the assets of Subtenant, or an assignment of Subtenant for the benefit of creditors, or any action taken or suffered by Subtenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted provided that in the event of (i) or (iii), Sublandlord may, at Sublandlord’s sole option, draw upon a portion of the face amount of the Initial Letter of Credit or any Replacement Letter of Credit, as applicable, as required to compensate Sublandlord for damages incurred (with subsequent demands at Sublandlord’s sole election as Sublandlord incurs farther damage). Subtenant will not to interfere in any way with payment to Sublandlord of the proceeds of the Letter of Credit, either prior to or following a draw by Sublandlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Subtenant and Sublandlord as to Sublandlord’s right to draw upon the Letter of Credit. No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.
(c)Delivery of Replacement Letter of Credit. Subtenant shall deliver to Sublandlord a new letter of credit (a “Replacement Letter of Credit”) (the Initial Letter of Credit and/or any Replacement Letter of Credit being referred to herein as a “Letter of Credit”) at least thirty (30) days prior to the expiry date of the Initial Letter of Credit or of any Replacement Letter of Credit held by Sublandlord. Each Replacement Letter of Credit delivered by Subtenant to Sublandlord shall: (i) be issued by a banking institution acceptable to Sublandlord; (ii) be in the same form as the letter of credit attached to this Sublease as Exhibit D; (iii) bear an expiry date not earlier than one (1) year from the date when such Replacement Letter of Credit is delivered to Sublandlord; and (iv) be in an amount not less than the Letter of Credit Amount. Upon the delivery to Sublandlord of a Replacement Letter of Credit as described in this Section 4, Sublandlord shall return to Subtenant the Initial Letter of Credit or any previous Replacement Letter of Credit then held by Sublandlord.
(d)Proceeds of Draw. Subtenant acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Sublandlord and the Issuing Bank, (ii) Subtenant is not a third party beneficiary of such contract, (iii) Subtenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and (iv) in the event Subtenant becomes a debtor under any chapter of the U.S. Bankruptcy Code (the “Bankruptcy Code”), neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublandlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Bankruptcy Code or otherwise. Sublandlord may immediately upon any draw permitted hereunder (and without notice to Subtenant except as may be expressly provided in this Sublease) apply or offset the proceeds of the Letter of Credit: (A) against any Rent payable by Subtenant under this Sublease that is not paid when due following any applicable notice and cure periods; (B) against all losses and damages that Sublandlord has suffered or that Sublandlord reasonably estimates that it may suffer as a result of Subtenant’s failure to comply with one or more provisions of this Sublease, including any damages arising under section 1951.2 of the California Civil Code following termination of this Sublease, to the extent permitted by this Sublease; (C) against any costs incurred by Sublandlord permitted to be reimbursed pursuant to this Sublease (including attorneys’ fees); and (iv) against any other amount that Sublandlord may spend or become obligated to spend by reason of Subtenant’s default for which Sublandlord shall be entitled to seek reimbursement in accordance with this Sublease. Subtenant (i) agrees that the proceeds of any draw by Sublandlord will not be deemed to be or treated as a “security deposit” under the Security Deposit Laws (defined below), and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. The amount of any proceeds of a draw upon the Letter of Credit received by Sublandlord, and not (a) applied against any Rent payable by Subtenant under this Sublease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Sublandlord (or reasonably estimated by Sublandlord that it will suffer) as a result of any breach or Default by Subtenant (the “Unused L-C Proceeds”), shall be paid by Sublandlord to Subtenant (x) upon receipt by Sublandlord of a Replacement Letter of Credit in the full Letter of Credit Amount, which Replacement Letter of Credit shall comply in all respects with the requirements of this Section 4, or (y) within thirty (30) days after the Final Letter of Credit Expiration Date; provided, however, that if prior to the Final Letter of Credit Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the Unused Letter of Credit Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
(e)Sublandlord’s Transfer. If Sublandlord conveys or transfers its interest in the Subleased Premises and, as a part of such conveyance or transfer, Sublandlord assigns its interest in this Sublease: (i) any Letter of Credit shall be transferred to Sublandlord’s successor; (ii) Sublandlord shall be released and discharged from any further liability to Subtenant with respect to such Letter of Credit; and (iii) any Replacement Letter of Credit thereafter delivered by Subtenant shall state the name of the successor to Sublandlord as the beneficiary of such Replacement Letter of Credit and shall contain such modifications in the text of the Replacement Letter of Credit as are required to appropriately reflect the transfer of the interest of Sublandlord in the Premises.
(f)Additional Covenants of Subtenant. If as result of any application or use by Sublandlord of all or any part of the Letter of Credit the amount of the Letter of Credit plus any cash proceeds previously drawn by Sublandlord and not applied pursuant to this Section 4 shall be less than the Letter of Credit Amount, Subtenant shall, within ten (10) days thereafter, provide Sublandlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement or amended letter of credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) letter of credit shall comply with all of the provisions of this Section 4; if Subtenant fails to timely comply with the foregoing, then notwithstanding anything to the contrary contained in this Sublease, the same shall constitute a Default by Subtenant without the necessity of additional notice or the passage of additional grace periods. Subtenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Sublandlord nor its successors or assigns will be bound by any such assignment encumbrance, attempted assignment or attempted encumbrance.
(g)Nature of Letter of Credit. Sublandlord and Subtenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code (as now existing or hereafter amended or succeeded, “Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceed thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
5.Use and Occupancy.

(a)Use. The Subleased Premises shall be used and occupied only for general office use in accordance with the Master Lease, and for no other use or purpose.
(b)Compliance with Master Lease. Subtenant will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done, or omit to do, any act which may result in a violation of or a default under the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant will indemnify, defend protect and hold Sublandlord harmless from and against any loss, cost, damage or liability (including attorneys, fees) of any kind or nature arising out of by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay the Landlord arising out of a request by Subtenant for, or the use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hour HVAC usage and overstandard electrical charges).
(c)Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease, including, without limitation, the services provided in Section 6.01 and Article 7 of the Original Lease, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease, nor shall any representations or warranties made by Landlord under the Master Lease be deemed to have been made by Sublandlord. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall use good faith efforts, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord, provided that in no event will this sentence be construed to require Sublandlord to commence any litigation, arbitration, judicial reference, or other similar proceeding against Landlord.
(d)Janitorial Services. During the Term, Subtenant, at Subtenant’s sole cost and expense, will provide janitorial services to the Subleased Premises pursuant to a separate contract between Subtenant and a janitorial contractor approved by Sublandlord and Landlord. Such services will be provided in a manner reasonably commensurate in scope, level of service and frequency of services as, and not less than the scope, level of service and frequency of services than, the services provided by Sublandlord to the portions of the Master Lease Premises occupied by Sublandlord.
(e)Electricity. Pursuant to Section 6.02 of the Original Lease, the cost of all electrical consumption in the Master Lease Premises is borne by Sublandlord. From and after the Commencement Date and thereafter during the Term hereof, Subtenant shall be obligated to pay for the cost of electrical consumption in the Subleased Premises. Sublandlord will invoice Subtenant, on a monthly basis, for the cost of the electrical consumption as shown on the existing sub-meter measuring electrical consumption in the Subleased Premises. Subtenant shall pay such cost as Additional Rent hereunder within thirty (30) days following Sublandlord’s delivery of an invoice therefor to Subtenant.

(f)Access. Subtenant shall have access to the Subleased Premises twenty-four (24) hours per day, seven (7) days per week, subject to the terms of Section 7.01(e) of the Original Lease.
6.Master Lease and Sublease Terms.
(a)Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease. As of the Effective Date, Sublandlord represents and warrants to Subtenant to Sublandlord’s actual knowledge that (i) the Master Lease is in full force and effect and (ii) Sublandlord has not received any written notice of any default by Landlord or given any notice of default to Landlord under the Master Lease which default remains uncured (without regard to any grace period allowed by the Master Lease or by Landlord). Sublandlord further agrees that it will promptly provide copies of any and all notices of any type served by Landlord on Sublandlord to Subtenant to the extent the Subleased Premises are affected. Sublandlord shall perform and comply with all the obligations of Sublandlord under the Master Lease, except to the extent Subtenant is responsible for the same under this Sublease and except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Notwithstanding anything otherwise contained in this Sublease, Sublandlord covenants and agrees that it shall not modify or amend the Master Lease in any manner which would cause other than a de minimis increase Subtenant’s obligations or diminish Subtenant’s rights hereunder or otherwise adversely affect the Subleased Premises or Subtenant’s use or occupancy thereof, without Subtenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Additionally, wherever in the Master Lease the word “Premises” is used it shall be deemed to mean the Subleased Premises. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (i) of access or inspection, (ii) to do work in the Master Lease Premises or in the Building, and (iii) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.
(c)Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(i)Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this. Sublease) requiring the approval or consent of Landlord. Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.
(ii)Obligations Outside of Master Lease Premises. Sublandlord shall not be obligated to perform those obligations of Landlord which require access to areas outside of the Master Lease Premises or that are not permitted to be taken by Sublandlord pursuant to the terms of the Master Lease. For example, but not by way of limitation Sublandlord shall not be obligated to perform Landlord’s obligations under the Master Lease to maintain the roof, foundations, slabs, structural elements, subfloors, exterior walls, drainage systems, or any electrical, plumbing, mechanical or life-safety equipment or systems, any common area or any other repair or maintenance obligations which are Landlord’s obligations under the Master Lease.
(iii)Deliveries. In all provisions of the Master Lease requiring Sublandlord to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.
(iv)Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain. Any rights of Subtenant to abatement of Rent shall be conditioned upon Sublandlord’s ability to abate rent for the Subleased Premises under the terms of the Master Lease.
(v)Insurance. In all provisions of the Master Lease requiring Sublandlord to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease.
(vi)Representations and Warranties. Sublandlord shall not be deemed to have made or adopted as its own any representations or warranties made by Landlord in the Master Lease, except to the extent the relevant provision of the Master Lease is incorporated herein.
(vii)Construction. Sublandlord shall have no obligation to construct or pay for any improvements unless and to the extent expressly set forth herein.
(viii)Expansion/Extension Options. Whether or not set forth in the Master Lease, Subtenant shall have no rights to expand or reduce the RSF of the Subleased Premises, or any options to renew or extend the Term, or rights of first offer, rights of first refusal, or other preemptive rights under the Master Lease unless and to the extent expressly set forth herein.
(d)Exclusions. Notwithstanding the terms of Section 6.(b) above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease:
(i)Original Lease. Article 1 (Basic Lease Information) (except for the definitions of “Building” and “Permitted Use”), Article 2 (Lease Grant), Article 3 (Possession), Article 4 (Rent) (except as necessary to implement the provisions of Section 3(b) above), Article 11 (Tenant Parking), Section 25.01 (Subordination), Article 26 (Letter of Credit), Article 27 (Notices), Article 29 (Option to Renew), Article 31 (Signage Rights) (except to the extent necessary to implement the provisions of Section 16 below), Section 33.12, Section 33.18, Exhibit A (Floor Plan of Premises), Exhibit B (Operating Expenses and Property Taxes (except to the extent necessary to implement the provisions of Section 3(b) above), Exhibit F (Letter of Credit Form), Exhibit H (Work Letter) and Exhibit I (Commencement Date Letter).
(ii)First Amendment. All.
(iii)Second Amendment. All (except for Section 13 (Interior Signage) with respect to Building directory signage only as set forth in Section 16 below and Section 19 (Energy Bills)).
7.Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises without the prior written consent of Master Landlord and Sublandlord (Sublandlord’s consent not to be unreasonably withheld, conditioned or delayed). Additionally, any such assignment or sublease, if consented to by Sublandlord shall be subject to and in compliance with all of the terms and conditions of the Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under the Master Lease. Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease as well as all of Sublandlord’s reasonable out-of-pocket costs relating to any proposed assignment, sub-sublease or transfer of the Subleased Premises regardless of whether any required consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sublandlord’s receipt of all such fees and costs.
8.Default. It shall constitute a “Default” hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure (a) in the case of any monetary Default, three (3) days after delivery of written notice and (b) in the case of any other Default, ten (10) days after delivery of written notice.
9.Remedies. In the event of any Default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if a default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Sublandlord may resort to its remedies cumulatively or in the alternative.
10.Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate allowable under law from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.
11.Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter.
12.Sublandlord’s Liability.
(a)Limitation of Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (i) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and for assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (ii) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (iii) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s shareholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then-existing Letter of Credit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.
(b)Sublandlord Default. Sublandlord shall be in default hereunder only if Sublandlord has not commenced and pursued with reasonable diligence the cure of any failure of Sublandlord to meet its obligations hereunder within thirty (30) days after the receipt by Sublandlord of written notice from Subtenant. In no event shall Subtenant have the right to terminate or rescind this Sublease as a result of Sublandlord’s default as to any covenant or agreement contained in this Sublease. Subtenant hereby waives such remedies of termination and rescission and hereby agrees that Subtenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction; provided, however, the foregoing does not affect the termination right set forth in Section 2(a) above.
13.Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs from the other party. Without limiting the generality of the foregoing, if Sublandlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Subtenant or in connection with any other breach of this Sublease by Subtenant, Subtenant agrees to pay Sublandlord’s reasonable and actual attorneys’ fees as determined by Sublandlord for such services, irrespective of whether any legal action may be commenced or filed by Sublandlord. If any such work is performed by in-house counsel for Sublandlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel.

14.Delivery of Possession.
(a)Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in broom-clean condition, free of Sublandlord’s personal property and signage, with the existing data cabling connected and functional, but otherwise in its “AS IS” condition as the Subleased Premises exists on the Effective Date. Sublandlord represents and warrants to Subtenant that to Sublandlord’s actual knowledge the Building systems serving the Subleased Premises, including HVAC, mechanical electrical and plumbing, are in good working order and repair and Sublandlord warrants such condition for the first (1st) sixty (60) days of the Term. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture, fixtures, equipment other than the FF&E (defined below), decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In entering into this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear excepted; Subtenant acknowledges that Subtenant shall, at either Sublandlord’s or Landlord’s election remove from the Subleased Premises some or all of the Subtenant Improvements (defined below) constructed therein by Subtenant. Additionally, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling installed by Subtenant. Sublandlord shall use commercially reasonable efforts to ensure that the existing data cabling will be connected and functional as of the Commencement Date for Subtenant’s use in the Subleased Premises. Subtenant shall have no obligation to remove any data cabling existing in the Subleased Premises as of the Delivery Date nor any obligation to remove any improvements in the Subleased Premises that existed as of the Delivery Date.
(b)Subtenant Improvements.
(i)Generally. If Subtenant desires to construct improvements within the Subleased Premises (“Subtenant Improvements”), all Subtenant Improvements shall be carried out in accordance with the applicable provisions of the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant improvements, as well as any contractors whom Subtenant proposes to retain to perform such work. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work. Sublandlord will similarly submit such plans to Landlord for review and approval. Subtenant will be responsible for any fee or cost imposed by Landlord in connection with any review or approval of Subtenant Improvements which Subtenant proposes to construct, regardless of whether such work is approved by Landlord or Sublandlord. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all of the Subtenant Improvements at the expiration or sooner termination of the Term in accordance with the provisions of the Master Lease as incorporated herein by reference. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad.

(ii)Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.
(iii)Restoration. Subtenant shall be responsible for any required removal/restoration of all Subtenant Improvements made by Subtenant (if and to the extent required by Landlord) in accordance with the terms of the Master Lease, including, without limitation, those requirements set forth in Articles 8, 9 and 28 of the Original Lease.
15.Surrender: Holding Over.
(a)Subtenant shall be responsible for all restoration and removal obligations relating to the Subleased Premises if and to the extent required by Landlord or Sublandlord; provided, however, that Subtenant shall not be liable or responsible for removing any alterations or improvements installed by or on behalf of Sublandlord prior to the Delivery Date. Subtenant will surrender the Subleased Premises to Sublandlord upon the expiration or sooner termination of this Sublease in broom-clean condition, free of Subtenant’s personal property, furniture, fixtures and equipment and the FF&E (subject to the terms of Section 18 below) located in the Subleased Premises, with any damage caused by Subtenant’s removal of such items repaired to Sublandlord’s reasonable satisfaction and at Subtenant’s sole cost and expense.
(b)If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months, during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.
16.Signage. Subject to Landlord’s consent, Subtenant will be entitled to Building-standard identification signage in the main directory of the Building. Any such signage will be Subtenant’s sole cost and shall be removed upon the Expiration Date or earlier termination of this Sublease.
17.Notices. Any notice by either parry to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed:

if to Sublandlord, at the following addresses:

PagerDuty, Inc.
600 Townsend Street, Suite 200
San Francisco, California 94103
Attn:    General Counsel
Email:    legal@pagerduty.com
with a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attn:    Kathleen K. Bryski /
    Tess S. Brandwein
Email.    kbryski@sflaw.com /
    tbrandwein@sflaw.com
and (ii) if to Subtenant, at the following address:

Magical Tome, Inc.
600 Townsend Street, Suite 125
San Francisco, California 94103
Attn:    Lina Bahr
    lina@tome.page
with a copy to:

Fox Rothschild LLP
345 California Street, Suite 2200
San Francisco, California 94104
Attn:    Pete Ryan
Email:    pryan@foxrothschild.com
or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.
18.FF&E.
(a)Generally. At Sublandlord’s sole cost and expense, Subtenant may elect to have Sublandlord remove certain specified items of FF&E prior to the Commencement

Date by delivering written notice to Sublandlord no later than fifteen (15) days in advance of the Commencement Date. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the remaining fixtures, equipment and modular and office furniture located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto, as well as all equipment and data cabling associated therewith (the “FF&E”). Notwithstanding anything to the contrary contained herein, in the event that an item of the FF&E identified on the inventory attached to Exhibit C is no longer in the Subleased Premises as of the Commencement Date, Sublandlord shall have no obligation to replace any such item. Subtenant shall accept the FF&E in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises). For purposes of documenting the current condition of the FF&E Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair. Subtenant shall use the FF&E only for the purposes for which such FF&E is intended and shall be responsible for the proper maintenance, insurance, care and repair of the FF&E, at Subtenant’s sole cost and expense, using maintenance contractors specified by Sublandlord. Subtenant shall not modify, reconfigure or relocate any of the FF&E except with the advance written permission of Sublandlord, and any work of modifying any FF&E (including without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld on Sublandlord’s good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such FF&E and whether such vendor is sufficiently experienced in the design of such FF&E), No item of FF&E shall be removed from the Subleased Premises without Sublandlord’s prior written consent.
(b)Automatic Transfer of FF&E to Subtenant. In consideration of $1.00 and Subtenant’s performance of its obligations under this Sublease, as of the date that is thirty (30) days prior to the Expiration Date (the “FF&E Transfer Date”), all of Sublandlord’s right, title and interest in and to the FF&E shall automatically be transferred to Subtenant. The FF&E shall be so transferred to Subtenant on an “as is” basis with no representation or warranty of any kind from and no recourse against, Sublandlord; provided, however, that Sublandlord represents and warrants as of the FF&E Transfer Date that it owns all of the FF&E free and clear of all liens and encumbrances and has the authority to so transfer the FF&E. Thereafter, Subtenant shall be solely responsible for the proper removal of the FF&E from the Subleased Premises and the Building in accordance with the terms and provisions of the Master Lease. The transfer of ownership of the FF&E shall occur automatically on the FF&E Transfer Date and this Sublease shall constitute a bill of sale evidencing the transfer of the FF&E on the FF&E Transfer Date, unless otherwise agreed to in a writing signed by both Sublandlord and Subtenant. Notwithstanding the foregoing provisions of this Section 18 to the contrary, if prior to the FF&E Transfer Date Subtenant is in default hereunder, then at Sublandlord’s election, the automatic transfer of all of Sublandlord’s right, title and interest in and to the FF&E shall be voidable by Sublandlord. If Sublandlord so elects to void such transfer, then Sublandlord shall provide notice of such election to Subtenant. In such event, (i) prior to or promptly following the expiration or earlier termination of this Sublease, Sublandlord shall conduct a walk-through of the Subleased Premises to catalog any items of damage disrepair, misuse or loss among the FF&E (reasonable wear and tear excepted), and (ii) Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar new item reasonably acceptable to Sublandlord).
(c)Exclusions from FF&E. Notwithstanding the foregoing provisions of this Section 18 to the contrary, Subtenant and Sublandlord agree and acknowledge that the items marked “Phone Booths — single” and “Phone Booth — double” on Exhibit C (the “Excluded Items”) will not be transferred to Subtenant, and Sublandlord will retain all of its right, title and interest in and to the Excluded Items. Upon termination of this Sublease. Subtenant shall deliver the Excluded Items to Sublandlord in the same condition as the Excluded Items were at the commencement of the Term, reasonable wear and tear excepted.
19.Brokers. Sublandlord and Subtenant each represents that it has dealt directly with and only with Jones Lang LaSalle (the “Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than the Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that the Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.
20.Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.
21.Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.
22.CASp. This notice is given pursuant to California Civil Code Section 1938. The Subleased Premises have not been issued a disability access inspection certificate. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection, Sublandlord may not prohibit Subtenant from obtaining a CASp inspection for the occupancy or potential occupancy of Subtenant, if requested by Subtenant. If Subtenant elects to perform a CASp inspection, Subtenant will provide written notice to Sublandlord, and Sublandlord may elect, in its sole discretion, to retain a CASp to perform the inspection. If Sublandlord does not so elect, the time and manner of the CASp inspection will be subject to the prior written approval of Sublandlord. In either event, the payment of the fee for the CASp inspection shall be borne by Subtenant. The cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises shall be allocated as provided in the applicable provisions of the Master Lease (as incorporated herein) and Section 14(b)(ii) above.
23.USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
24.Counterparts. This Sublease may be executed in multiple counterparts, each of which is deemed au original but which together constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all of the parties hereto. This Sublease may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such parry had received an original counterpart.
[Signatures Appear on the Following Page(s)]

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the Effective Date.
SUBLANDLORD:    PAGERDUTY, INC.
a Delaware corporation
By:     /s/ Mitra Rezvan
Name:     Mitra Rezvan
Title:     VP of Finance and Controller

SUBTENANT:    MAGICAL TOME, INC.,
a Delaware corporation
By:     /s/ Keith Peiris
Name:     Keith Peiris
Title:     CEO
4/27/2023
Unless evidence of actual signature authority is provided for a corporate Subtenant (a “Corporation”) this Sublease must be executed by the appropriate combination of signatories. Accordingly, the individuals signing above hereby represent and warrant that at least one of the individuals signing above is one of the following:
(x) the chairman of the board, the president, or a vice president of the Corporation; and that the other individual is one of the following:
(y) the secretary, assistant secretary, the chief financial officer, or assistant treasurer of the Corporation.
However, a single individual signing alone for the Corporation is deemed to represent and warrant that such individual holds at least two corporate offices with one office in each of the two categories listed above (i.e., subsections (x) and (y) above).

EXHIBIT B
AGREED UPON RESTORATION WORK

DocuSign Envelope ID: 9D90464D-A602-4349-948E-6729EA0D0008

1
2
3
4
Y
5.8
6
B
C
D
E
F
G
H
OUT
IN
GAS METER
VERIZON
VERIZON
EXIT CORRIDOR 2
MEETING
MEETING
MEETING
MEETING
MEETING
MEETING
STORAGE
BREAK
LOUNGE
EQ
EQ
INTER
INTER
CONFERENCE
CONF.
CONF.
CONF.
RECEPTION
MAIL
ENTRY
ELEV. LOBBY
ELEV. LOBBY
BLDG ELEC
ELEC
LAN
STORAGE

PAGER DUTY ALTERATION KEYNOTES

1. ADD 20 MIN. RATED, BUILDING STANDARD DOUBLE DOORS INTO THE ELEVATOR LOBBY.
2. ADD (3) THREE MEETING ROOMS TO MATCH ADJACENT.
3. CONVERT THE BACK WALLS OF THE CONFERENCE ROOMS FROM FRAMELESS GLASS TO DRYWALL.
4. ADD RESIN 3FORM OR EQ. WALL BETWEEN KITCHEN AND SEATING AREA.
5. ADD TWO SMALL INTERVIEW ROOMS BEHIND THE RECEPTION AREA W/ PARTIAL HEIGHT PARTITIONS AND CEILING.
6. ADD MILLWORK STORAGE, COAT RACK AND LOCKERS NEAR ELEVATOR LOBBY.
7. ADD GLASS WALL PARALLEL TO TOWNSEND WITH DOUBLE, DUAL EGRESS DOORS INTO THE SUITE.
8. ADD MAIL ROOM NEAR THE STREET ENTRANCE.
9. ADD MILLWORK / COPY AREA WITH UPPER AND LOWER CABINETS (@15'). NOT INCLUDED IN SIGNED 2ND AMENDMENT. TENANT TO PAY FOR IN FULL.

RMW architecture & interiors

PAGER DUTY SUITE 125
600 TOWNSEND STREET
SAN FRANCISCO, CA
10.08.2018

DS
HW

Howard Wilson

Chief Financial Officer

10/13/2018

Scott W. Amling
Regional Director

10/10/18

DocuSign Envelope ID: 9D90464D-A602-4349-948E-6729EA0D0008

1
2
3
4
Y
5.8
6
B
C
D
E
F
G
H
OUT
IN
GAS METER
VERIZON
TEL
EXIT CORRIDOR 2
MEETING
STORAGE
BREAK
LOUNGE
EQ
INTER
RECEPTION
ENTRY
MAIL
CONFERENCE
CONF.
BLDG ELEC
ELEC
LAN
ELEV. LOBBY

PAGER DUTY RESTORATION KEYNOTES

1. REMOVE MILLWORK/COPY AREA AND RESTORE FLOORING AND WALL FINISHES.
2. REMOVE DRYWALL WALL ALONG BACK OF CONFERENCE ROOMS AND RESTORE TO BUILDING STANDARD FRAMELESS GLASS WITH GYP SOFFIT.
3. REMOVE MAIL ROOM AND RESTORE FLOORING AND WALL FINISHES.
4. REMOVE ENTRY WITH DOUBLE DOORS AND RESTORE FLOORING, WALLS AND CEILING.
5. REMOVE TWO INTERVIEW ROOMS, RESTORE FLOORING AND WALLS.

PAGER DUTY SUITE 125
600 TOWNSEND STREET
SAN FRANCISCO, CA
10.09.2018

RMW architecture & interiors

DS HW

Howard Wilson

10/13/2018

Chief Financial Officer

Scott W. Amling
Regional Director

10/10/18

FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of November 1, 2024, by and between TODA AMERICA, INC., a California corporation (“Landlord”), and PAGERDUTY, INC., a Delaware corporation (“Tenant”).
R E C I T A L S :
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of September 17, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March [], 2016 (the “First Amendment”), that certain Second Amendment dated as of September 28, 2018 (the “Second Amendment”), that certain Third Amendment dated as of October 6, 2021 (the “Third Amendment”), and that certain Consent to Sublease Agreement and Fourth Amendment to Lease dated as of May 26, 2023 (the “Fourth Amendment”, and together with the Original Lease, First Amendment, Second Amendment and Third Amendment, collectively, the “Existing Lease”) pursuant to which Tenant leases from Landlord certain premises (collectively, the “Existing Premises”) consisting of approximately 59,005 rentable square feet on the first (1st) and second (2nd) floors of the building located at 600 Townsend Street, San Francisco, California (the “Building”), all as more particularly described in the Existing Lease. All terms defined in the Existing Lease when used herein shall have the meanings ascribed to such terms in the Existing Lease unless expressly superseded by the terms of this Amendment. The Existing Lease, as amendment by the Amendment is referred to as the “Lease.”
B.    The Term is currently scheduled to expire on February 28, 2025 (the “Expiration Date”).
C.    Landlord and Tenant desire to amend the Existing Lease to (i) delete a portion of the Existing Premises from the Lease and provide for Tenant’s surrender to Landlord of such portion of the Existing Premises, (ii) extend the Term, and (iii) modify the Lease in certain other respects, all on the terms and conditions set forth herein.
A G R E E M E N T :
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
7.Partial Deletion of Existing Premises.
(a)Partial Deletion. The Lease shall terminate with respect to the portion of the Existing Premises on the first (1st) floor of the Building shown outlined on Exhibit A-1 attached hereto (the “Deleted Premises”) effective 11:59 p.m. on February 28, 2025 (the “Partial Deletion Date”). The Deleted Premises contain a total of 16,887 rentable square feet, and are currently subleased by Tenant to Magical Tome, Inc., a Delaware corporation (“Magical Tome”). The parties stipulate that effective as of March 1, 2025 (the “Reduction Date”), (i) the Deleted Premises shall no longer be a part of the Premises and (ii) the remaining Premises demised under the Lease (the “Remaining Premises”) shall be deemed to contain a total of 42,118 rentable square feet of space located on the second (2nd) floor of the Building. The Remaining Premises is shown on Exhibit A-2 attached hereto and shall be known as Suite 200. With respect to the Lease, neither the Deleted Premises, the Remaining Premises nor Building shall be subject to remeasurement during the remainder of the current Term or the Extension Term (as defined below).

(b)Release. Landlord and Tenant acknowledge and agree that Magical Tome is currently in possession of the Deleted Premises and has entered into a direct lease with Landlord that will be effective as of March 1, 2025. Accordingly, Tenant shall have no obligation to remove any personal property, equipment or alterations from the Deleted Premises. Accordingly, as of the Partial Deletion Date, Tenant shall be released from its obligations thereafter arising under the Lease with respect to the Deleted Premises. Notwithstanding the foregoing, however, Tenant shall remain liable for its obligations with regard to the Deleted Premises that arise prior to the Partial Deletion Date, and Tenant’s indemnification obligations under the Lease shall survive the deletion of the Deleted Premises from the Lease with regard to any events which occur prior to the Partial Deletion Date.
8.Extension of Term. With respect to the Remaining Premises only, the Term is extended for an additional period (the “Extension Term”) of three (3) years and three (3) months, ending on May 31, 2028 (“New Expiration Date”). References in the Lease (i) to the “Term” shall include the Extension Term; and (ii) to the “Expiration Date” shall refer to the New Expiration Date.
9.Base Rent.
(a)Existing Premises. During the period from the date of this Amendment through the Partial Deletion Date, Tenant shall continue to pay Base Rent for the Existing Premises as set forth in the Existing Lease.
(b)Remaining Premises. Effective as of the Reduction Date and continuing through the New Expiration Date, Tenant shall pay Base Rent for the Remaining Premises in accordance with the following schedule:

Period	Monthly Base Rent
03/01/25 – 02/28/26	$150,010.28
03/01/26 – 02/28/27	$154,510.59
03/01/27 – 02/29/28	$159,145.90
03/01/28 – 05/31/28	$163,920.28
Notwithstanding anything to the contrary contained herein and provided that no Default (as defined in Section 19.01 of the Original Lease) is then continuing beyond any applicable notice and cure period, Landlord hereby agrees that Tenant shall not be required to pay Base Rent for the Remaining Premises during the period commencing on March 1, 2025 and ending on May 31, 2025 (collectively, the “Abatement Period”). The total amount of Base Rent abated during the Abatement Period shall not exceed $450,030.84. During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default beyond applicable notice and cure periods by Tenant under the terms of the Lease, that results in termination of the Lease in accordance with the provisions of Section 20 of the Original Lease, then as a part of the recovery set forth in Section 20 of the Original Lease, Landlord shall be entitled to the immediate recovery, as of the day prior to such termination, of the unamortized amount of the Base Rent that was abated during the Abatement Period.
10.Additional Rent.
(a)Existing Premises. During the period from the date of this Amendment through the Partial Deletion Date, Tenant shall continue to pay Tenant’s Pro Rata Share of increases in Property Taxes and Operating Expenses with respect to the Existing Premises as set forth in the Existing Lease.

(b)Remaining Premises. Effective as of the Reduction Date and continuing through the New Expiration Date, Tenant’s obligation to pay Tenant’s Pro Rata Share of increases in Property Taxes and Operating Expenses with respect to the Remaining Premises shall remain as provided in the Existing Lease, except that (i) the Base Year shall be calendar year 2025 and (ii) Tenant’s Share shall be 20.67%.
11.Condition of Existing Premises. Landlord and Tenant acknowledge that Tenant is currently occupying the Existing Premises pursuant to the Existing Lease; therefore, except as set forth in the Work Letter attached hereto as Exhibit B with respect to the performance of the Landlord Work (as defined in the Work Letter) in the Remaining Premises and Landlord’s payment of the Allowance (as defined in the Work Letter) and except for Landlord’s continuing repair and maintenance obligations under the Lease, Landlord shall have no obligation to make or pay for any alterations, additions, improvement or renovations in or to the Existing Premises, and Tenant shall continue to accept the Existing Premises and the Building in their presently existing, “as-is” condition.
12.Parking. The parking provisions of the Lease shall continue to apply throughout the Term on the terms and conditions set forth therein, except that, effective as of the Reduction Date, Tenant shall be entitled to rent a total of fifteen (15) unreserved parking passes in the Building Parking Facilities; however, six (6) of such fifteen (15) unreserved parking passes shall be on a month-to-month basis. Tenant shall pay the rates or charges in effect from time to time for parking passes in the parking areas located in the Building. In addition, during the Extension Term, Tenant shall continue to rent the three (3) fixed parking spaces for Tenant’s bike cage as set forth in the Lease.
13.Letter of Credit.
(a)Letter of Credit; Initial Decrease. Landlord and Tenant acknowledge and agree that Landlord is currently holding a Letter of Credit under the Lease in the amount of $2,394,709.00, which Tenant shall continue to maintain in effect in accordance with all of the terms and conditions of Article 26 of the Original Lease, as amended by this Section 7. Concurrently with or subsequent to Tenant’s execution and delivery of this Amendment, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit to decrease the Letter of credit for a total L-C Amount equal to $750,051.38 (the “L-C Amount”). The amendment to the existing Letter of Credit shall be in the form required under Article 26 of the Original Lease and shall otherwise be subject to all of the same terms and conditions as the existing Letter of Credit.
(b)Reduction in L-C Amount.
(i)Reduction Date. Section 26.04 of the Original Lease, as modified by Section 15 of the Second Amendment, is hereby deleted in its entirety and replaced with the following. The L-C Amount shall be subject to reduction on the dates set forth below (each, a “Reduction Date”) in the “Reduction Amount” set forth below; provided, however, that (A) if on or prior to any Reduction Date, a Default, or default that subsequently matures into a Default, by Tenant shall have occurred or if an event for which Landlord is otherwise permitted under the Lease to draw on the Letter of Credit is currently existing as of a Reduction Date, the L-C Amount shall not reduce on such date and shall not thereafter reduce on any subsequent Reduction Date and (B) in no event shall the L-C Amount be reduced below $450,030.84:

Reduction Date	Reduction Amount	New Letter of Credit Amount
March 1, 2026	$150,010.27	$600,041.11
March 1, 2027	$150,010.27	$450,030.84
(ii)Reduction Procedure. If Tenant is entitled to any reduction in the L-C Amount pursuant to the terms hereof, then Tenant shall have the right, by written notice to Landlord delivered at any time on or following the date Tenant is entitled to such reduction, requesting that Landlord either accept an amendment to each Letter of Credit reducing the respective Letter of Credit to such reduced amount or accept new Letters of Credit in such reduced amount (in either case complying with all of the requirements of Article 26 of the Original Lease, as amended by this Section 7).
14.SNDAs. Landlord represents and warrants to Tenant that as of the date hereof there are currently no Security Documents relating to the Building or the Premises. Landlord shall request that the Holder of any Security Document created after the date of this Amendment execute a SNDA Agreement, on such Holder’s then current commercially reasonable form, in favor of Tenant; provided that if, in order to obtain such SNDA

Agreement Landlord is required to expend any sum, Landlord shall so notify Tenant and Tenant may elect to pay such sum or to withdraw Tenant’s request for such SNDA Agreement. In no event shall Landlord be required to expend any sums in connection therewith. The failure of any such Holder of a Security Document to execute and deliver such a SNDA Agreement upon Landlord’s request shall not constitute a default under the Lease by Landlord, it being understood that Landlord’s sole obligation is to request in good faith the execution and delivery of such agreement.
15.Additional Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all gross income taxes, fees, charges or other similar governmental impositions levied or assessed against Landlord or Tenant upon the Lease, as amended hereby, or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, including, without limitation, due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters, or any other applicable tax on gross receipts (or similar tax), including, without limitation, any gross rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting the Lease, as amended hereby, enacted by the relevant local or statewide authorities, but excluding in all cases taxes on net income or net receipts. If any such tax, fee, charge or other governmental imposition described in this Section 9 is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment within thirty (30) days after demand; provided, however, that at Landlord’s election, Landlord may give to Tenant notice of Landlord’s estimate of the amounts payable by Tenant pursuant to this Section 9 for the given calendar year, and thereafter on or before the first day of each month during each such calendar year Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated annual amount, at the same time and manner as Tenant is obligated to make monthly payments of Tenant’s Pro Rata Share of Operating Expenses and Property Taxes, but without taking into consideration the Base Year (and such estimated payments shall be reconciled on an annual basis as set forth in the Lease).
16.Restoration. Upon the expiration or earlier termination of the Term, Tenant shall have no obligation to remove any Alterations from the Existing Premises which are in existence as of the date of this Amendment. With respect to any Alterations or Tenant Improvements (as defined below) which are installed by Tenant after the date of this Amendment, as a condition to Tenant’s obligation to remove the same at the expiration or earlier termination of the Term, Landlord shall notify Tenant in writing at the time of Landlord’s approval of such Alterations or Tenant Improvements whether Tenant will be required to remove all or any portion of such Alterations or Tenant Improvements at the expiration or earlier termination of the Term; provided Landlord’s right to require such removal shall be limited to any Alterations and/or Tenant Improvements which are not normal and customary general office improvements.
17.Deleted Provisions. The following provisions of the Lease are hereby deleted in their entirety and of no further force and effect: (i) as set Section 26.04 of the Original Lease, as amended by Section 15 of the Second Amendment (Reduction in Letter of Credit); and (ii) Article 29 of the Original Lease, as amended by Section 17 of the Second Amendment (Option to Renew).
18.No Relocation. Landlord shall not have the right to relocate the Remaining Premises during the Extension Term.
19.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Newmark, on behalf of Landlord, and Jones Lang LaSalle, on behalf of Tenant (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent (other than the Brokers) occurring by, through, or under the indemnifying party. The terms of this section shall survive the expiration or earlier termination of the Lease.
20.Authority. If Tenant is a corporation, limited liability company or a partnership, each individual executing this Amendment on behalf of the corporation, limited liability company or partnership, as the case may be, represents and warrants that he or she is duly authorized to execute and deliver this Amendment on behalf of said entity in accordance with its corporate bylaws, operating agreement, statement of partnership or certificate of limited partnership, as the case may be, and that this Amendment is binding upon said entity in accordance with its terms, subject to bankruptcy laws.
21.CASp. As required by Section 1938(a) of the California Civil Code, Landlord discloses to you that the Existing Premises have not undergone inspection by a Certified Access Specialist (“CASp”). As required by Section 1938(e) of the California Civil Code, Landlord also states that: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” As permitted by the quoted language above, it is agreed that with respect to any CASp inspection voluntarily requested by Tenant: (a) shall be requested by Tenant within ten (10) days after the date on which this Amendment has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp’s liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of the Lease applicable to Tenant contracts for construction; (c) the CASp inspection shall be conducted (i) at Tenant’s sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) notwithstanding anything to the contrary in the Lease, Tenant, shall, at its cost, make any repairs, improvements, and alterations, structural or non-structural, within the Premises to comply with all construction-related accessibility standards applicable to Tenant’s use or occupancy of the Premises and Landlord shall make all such repairs, improvements and alterations outside of the Premises and the costs and charges for the same shall be paid by the Tenant. Landlord may elect to perform any portion of such work required due to Tenant’s voluntary request for a CASp inspection at Tenant’s expense, which expense shall be estimated by Landlord and prepaid by Tenant within ten (10) days after Landlord’s request. When the work is substantially completed, the estimated and actual costs and charges for such work shall be compared and Tenant shall receive a credit against future Base Rent for any overpayment and shall pay any underpayment to Landlord with the next installment of Base Rent due hereunder.
22.ERISA. Tenant represents and warrants that (a) it is not now nor shall it ever be (i) an employee benefit plan as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA; or (ii) a benefit plan investor (within the meaning of Section 3(42) of ERISA); and (b) it does not nor shall it ever hold “plan assets” within the meaning of the Department of Labor Regulations at Section 2510.3-101 or the assets of any “governmental plan” as defined under Section 3(32) of ERISA.
23.Anti-Terrorism. Tenant is and will remain in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Tenant: (a) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (b) has not been determined by competent authority to be subject to the prohibitions contained in the Orders; (c) is not and will not become owned or controlled by, nor act for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders; (d) is not knowingly engaged in, and will not knowingly engage in, any dealings or transactions or be otherwise associated with such persons or entities on the Lists or that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and (e) agrees to cooperate with Landlord in providing such additional information and documentation on Tenant’s legal or beneficial ownership, policies, procedures and sources of funds as Landlord reasonably deems necessary or prudent solely to enable it to comply with Orders or anti-money laundering laws as now in existence or hereafter amended. Any breach or violation of this Section 17 shall, at Landlord’s option, constitute a default by Tenant under the Lease.
24.Miscellaneous. Except as specifically provided herein, the terms and conditions of the Lease are hereby confirmed and continue in full force and effect. This Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Existing Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
25.Counterparts; Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which counterparts, when taken together, shall be deemed to constitute one and the same instrument. In addition, the parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.
[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:	TENANT:
TODA AMERICA, INC., a California corporation By: /s/ Hiroki Yanagi Name: Hiroki Yanagi Title: President	PAGERDUTY, INC., a Delaware corporation By: /s/ Howard Wilson Name: Howard Wilson Title: CFO

EXHIBIT A-1
Deleted Premises
The floor plan above is intended solely to identify the general location of the Deleted Premises. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
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EXHIBIT A-2
Remaining Premises

HVAC
SHOWER
LOCKER
203
ELEC. RM
TEL
FREIGHT LOBBY
ELEC.
TEL

The floor plan above is intended solely to identify the general location of the Remaining Premises. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

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EXHIBIT B
Work Letter
1.    Landlord Work. Landlord, at Landlord’s sole cost and expense, prior to March 1, 2025 (subject to Force Majeure), agrees to furnish or perform the following improvements to the Remaining Premises (collectively, the “Landlord Work”): (a) cause the ventilation systems, soap dispensers and plumbing systems in the existing restrooms of the Remaining Premises to be in good working order and condition and to eliminate all leaking; (b) cause any leaks in the toilets and urinals in the existing restrooms of the Remaining Premises to be repaired and in good working order and condition; and (c) upgrade the lighting in the existing restrooms in the Remaining Premises pursuant to a mutually acceptable plan of work that is comparable to the quality and layout of the ground floor restrooms recently completed by Landlord. The Landlord Work shall be performed using Building standard methods, materials and finishes.
2.    Representatives. Landlord hereby appoints Landlord’s property manager as Landlord’s representative to act for Landlord in all matters covered by this Work Letter. Tenant hereby appoints Dionte Lowe as Tenant’s representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter shall be directed to Landlord’s representative or Tenant’s representative, as the case may be. Tenant will not make any inquiries of or request to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architects, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either Landlord or Tenant may change its representative at any time by written notice to the other. Tenant warrants and represents to Landlord that Tenant’s representative is duly authorized to act on Tenant’s behalf with respect to all matters covered by this Work Letter, and agrees that Landlord and Landlord’s Agents shall be entitled to rely on all written requests, instructions, authorizations, approvals and other email communications of any nature by, of or from such Tenant’s representative, it being agreed to by Tenant that such requests, instructions, authorizations, approvals and other communications shall be binding on Tenant for all purposes.
3.    Tenant Improvements. As used in this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.
4.    Tenant Improvement Plans.
(a)    Preparation of Space Plans. Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Remaining Premises prepared by Tenant (“Tenant Space Plans”). The Tenant Space Plans are to be sufficient to convey the architectural design of the Remaining Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord for Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. In all cases Landlord shall
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respond regarding a request for approval to the Tenant Space Plans within ten (10) days after request for approval. If Landlord reasonably disapproves any aspect of the Tenant Space Plans, Landlord will advise Tenant in writing of such disapproval and the specific reasons therefor. Tenant will then submit to Landlord for Landlord’s approval a redesign of the Tenant Space Plans incorporating the revisions reasonably required by Landlord.
(b)    Preparation of Final Plans. Based on the approved Tenant Space Plans, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Remaining Premises (collectively, the “Final Plans”). The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Tenant Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Tenant Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the specific reasons therefor within ten (10) days after receipt of the same. Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Tenant Space Plans.
(c)    Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.
(d)    Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further material changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.
(e)    Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.
(f)    Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to
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Landlord a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Remaining Premises are located (the “Work Cost Statement”). If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.
5.    Payment for the Tenant Improvements.
(a)    Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of $30.00 per rentable square foot of the Remaining Premises (i.e., $1,263,540.00) (the “Allowance”). The Allowance is to be used only for:
(i)    Payment of the cost of preparing the Tenant Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans.
(ii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
(iii)    Construction of the Tenant Improvements, including, without limitation, the following: (A) installation within the Remaining Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items; (B) all electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Remaining Premises; (C) the furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Remaining Premises, including the cost of meter and key control for after-hour air conditioning; (D) any additional improvements to the Remaining Premises required for Tenant’s use of the Remaining Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements; (E) all fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Remaining Premises; (F) all plumbing, fixtures, pipes and accessories necessary for the Remaining Premises; (G) testing and inspection costs; (H) fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and (I) a construction administration fee (“Construction Administration Fee”) in the amount of one and one-half percent (1.5%) of the hard costs of the Tenant Improvements to cover the services of Landlord’s tenant improvement coordinator.
(b)    Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Administration Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor. In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Remaining Premises.
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(c)    Changes. Any material changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes including the Construction Administration Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above.
(d)    Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Administration Fee, which fee shall be paid to Landlord within thirty (30) days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.
(e)    Unused Allowance Amounts. Any portion of the Allowance which exceeds the cost of the Tenant Improvements or is otherwise remaining after February 28, 2026 will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.
(f)    Disbursement of the Allowance. Provided Tenant is not in Default following the giving of notice and passage of any applicable cure period under the Lease, or this Work Letter, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements in accordance with the following:
(i)    Twenty-five percent (25%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to fifty percent (50%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;
(ii)    Fifty percent (50%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to seventy-five percent (75%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;
(iii)    Fifteen percent (15%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to ninety percent (90%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;
(iv)    The final ten percent (10%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to one hundred percent (100%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (vi) below;
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(v)    As to each phase of completion of Tenant’s Work described in subparagraphs (i) through (iv) above, the appropriate portion of the Allowance shall be disbursed to Tenant only when Landlord has received the following “Evidence of Completion and Payment”:
(A)    Tenant has delivered to Landlord a draw request (“Draw Request”) in a form satisfactory to Landlord and Landlord’s lender, if any, with respect to the Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with a summary of invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for;
(B)    The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;
(C)    Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be required by Landlord (i.e., either unconditional lien releases in accordance with the applicable provisions of the California Civil Code); and
(D)    Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner.
(vi)    The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:
(A)    Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;
(B)    A permit sign-off card, temporary certificate of occupancy or certificate of occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;
(C)    Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with the applicable provisions of the California Civil Code, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment
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amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) air balance reports; (vii) excess energy use calculations; (viii) one year warranty letters from Tenant’s contractors; (ix) manufacturer’s warranties and operating instructions; (x) final punchlist completed and signed off by Tenant’s architect/space planner; and (xi) an acceptance of the Premises signed by Tenant;
(D)    Landlord has reasonably determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building;
(E)    The satisfaction of any other requirements or conditions which may be required or imposed by Landlord’s lender, if any, with respect to the construction of the Tenant Improvements; and
(F)    Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.
Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of the portion of the Construction Administration Fee allocable to the Tenant Improvements described in the applicable Draw Request.
(g)    Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely and materially reported to Landlord expenditures for hard costs of construction which were not in fact made or falsely reported a material amount of any hard costs expenditure or the aggregate expenditures.
6.    Construction of the Tenant Improvements. Following Landlord’s approval of the Final Plans, Tenant’s contractor (selected as provided below) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the
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Tenant Improvements. Subject to the provisions of Section 10.01 of the Original Lease, Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant.
7.    Freight/Construction Elevator. Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with the construction of the Tenant Improvements. Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.
8.    Miscellaneous Construction Covenants.
(a)    No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.
(b)    Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.
(c)    Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Subject to the other terms and conditions set forth in this Lease, Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord due to failure to comply with the terms of this Work Letter, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.
(d)    Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens).
(e)    Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and
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issued by an insurance company reasonably satisfactory to Landlord. Before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord. All such certificates shall confirm that thirty (30) days prior notice must be given to Landlord by the insurer before cancellation, unless such notice is not available in which case Tenant shall provide such notice. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds, shall be primary and non-contributory and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds on a primary, non-contributory basis.
(f)    Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any third-party costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.
(g)    Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.
(h)    Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Building.
(i)    Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present or has the opportunity to be present.
(j)    HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.
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(k)    Coordination with Lease. Except as expressly set forth herein, nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any Default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease, for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.
(l)    Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.
(m)    Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:
(i)    The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and
(ii)    The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.
(n)    Qualification of Contractors. Landlord hereby approves Novo Construction as Tenant’s general contractor, and any replacement general contractor shall be subject to Landlord’s approval not to be unreasonably withheld, conditioned or delayed. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any, all as determined by Landlord. All work shall be coordinated with general construction work within the Building, if any.
(o)    Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.
(p)    Landlord’s Performance of Work. Within ten (10) working days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter or to commence, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency
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basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant’s Work.
(q)    As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the actual and reasonable cost of producing these drawings.

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